  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1996

                                                REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -----------

                       UNITED STATES FILTER CORPORATION
            (Exact name of registrant as specified in its charter)

       DELAWARE                      3589                       33-0266015
    (State or other     (Primary Standard Industrial         (I.R.S. Employer
    jurisdiction of      Classification Code Number)          Identification
   incorporation or                                                 No.)
     organization)

                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (619) 340-0098
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -----------
                              DAMIAN C. GEORGINO
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (619) 340-0098
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                                   Copy to:

                               JANICE C. HARTMAN
                          KIRKPATRICK & LOCKHART LLP
                             1500 OLIVER BUILDING
                 PITTSBURGH, PENNSYLVANIA 15222 (412) 355-6500

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: The effective date of the merger of a wholly owned subsidiary of the registrant with and into Davis Water & Waste Industries, Inc. ("Davis") as described in the Proxy Statement/Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                 -----------
                        CALCULATION OF REGISTRATION FEE


================================================================================

                                                    PROPOSED
                                                    MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF
      TITLE OF EACH CLASS OF      AMOUNT TO BE   OFFERING PRICE     AGGREGATE     REGISTRATION
    SECURITIES TO BE REGISTERED  REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2)    FEE(3)
- ----------------------------------------------------------------------------------------------
Common stock, par value $.01
 per share..................... 4,817,349 shares    $26.6875       $91,863,526     $31,677.08

================================================================================

(1) Represents the number of shares issuable to holders of Common Stock, par value $.01 per share, of Davis pursuant to the Agreement and Plan of Merger described in this registration statement (the "Merger Agreement"), assuming the Exchange Ratio (the "Exchange Ratio") set forth therein is not adjusted.

(2) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(f)(1) by multiplying the average of the high and low sales prices for the Davis Common Stock on the New York Stock Exchange on July 15, 1996 ($26.6875) by the number of shares of Davis Common Stock outstanding on July 15, 1996 and issuable pursuant to outstanding options and other rights to acquire such Common Stock as of such date (3,442,193 shares).

(3) A fee of $20,267.10 was paid to the Securities and Exchange Commission on June 27, 1996 in connection with the filing of the proxy statement relating to the transactions contemplated by the Merger Agreement.
    Pursuant to Rule 0-11 of the Rules of General Application, an additional fee of $11,409.98 has been paid upon filing of this Registration
    Statement.
                                 -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                     UNITED STATES FILTER CORPORATION

     CROSS-REFERENCE SHEET PURSUANT TO RULE 404(A) OF REGULATION C AND

        ITEM 501(B) OF REGULATION S-K SETTING FORTH THE LOCATION IN

        THE PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED

                          BY PART I OF FORM S-4.

                 FORM S-4
         ITEM NUMBER AND CAPTION        LOCATION IN PROXY STATEMENT/PROSPECTUS
        -------------------------     -------------------------------------------
 A.   INFORMATION ABOUT THE
      TRANSACTION
  1.  Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page of Proxy
                                      Statement/ Prospectus
  2.  Inside Front and Outside Back
      Cover Pages of Prospectus....   Available Information; Incorporation of
                                      Certain Documents by Reference; Table of
                                      Contents; Market Price and Dividend Data
  3.  Risk Factors, Ratio of
      Earnings to Fixed Charges and
      Other Information............   Summary; Risk Factors; Comparative Per
                                      Share Data; The Davis Special Meeting; The
                                      Merger; The Merger Agreement; Unaudited Pro
                                      Forma Combined Consolidated Financial
                                      Information
  4.  Terms of the Transaction.....   Summary; The Merger; The Merger Agreement;
                                      The Shareholder Agreements; Comparison of
                                      Shareholder Rights
  5.  Pro Forma Financial
      Information..................   Comparative Per Share Data; Unaudited Pro
                                      Forma Combined Consolidated Financial
                                      Information
  6.  Material Contacts with the
      Company Being Acquired.......   Summary; The Merger; The Merger Agreement;
                                      The Shareholder Agreements
  7.  Additional Information
      Required for Reoffering by                           *
      Persons and Parties Deemed to
      be Underwriters..............
  8.  Interests of Named Experts                           *
      and Counsel..................
  9.  Disclosure of Commission
      Position on Indemnification                          *
      for Securities Act
      Liabilities..................
 B.   INFORMATION ABOUT THE
      REGISTRANT
 10.  Information with Respect to
      S-3 Registrants..............   Summary; Comparative Per Share Data;
                                      Unaudited Pro Forma Combined Consolidated
                                      Financial Information
 11.  Incorporation of Certain
      Information by Reference.....   Incorporation of Certain Documents by
                                      Reference
 12.  Information with Respect to                          *
      S-2 or S-3 Registrants.......
 13.  Incorporation of Certain                             *
      Information by Reference.....
 14.  Information with Respect to
      Registrants Other Than S-2 or                        *
      S-3 Registrants..............

                 FORM S-4
         ITEM NUMBER AND CAPTION        LOCATION IN PROXY STATEMENT/PROSPECTUS
        -------------------------     -------------------------------------------
 C.   INFORMATION ABOUT THE COMPANY
      BEING ACQUIRED
 15.  Information with Respect to                          *
      S-3 Companies................
 16.  Information with Respect to
      S-2 or S-3 Companies.........   Available Information; Incorporation of
                                      Certain Documents by Reference; Summary;
                                      Market Price and Dividend Data; The Davis
                                      Special Meeting; The Shareholder
                                      Agreements; Davis Management's Discussion
                                      and Analysis of Financial Condition and
                                      Results of Operations; Index to Davis
                                      Consolidated Financial Statements
 17.  Information with Respect to
      Companies Other Than S-3 or                          *
      S-2 Companies................
 D.   VOTING AND MANAGEMENT
      INFORMATION
 18.  Information if Proxies,
      Consents or Authorizations
      are to be Solicited..........   Summary; The Davis Special Meeting; The
                                      Merger; The Merger Agreement; Comparison of
                                      Shareholder Rights; Stockholder Proposals
 19.  Information if Proxies,
      Consents or Authorizations                           *
      are not to be Solicited or in
      an Exchange Offer............

- --------

   *Not applicable or the answer is negative.

               [DAVIS WATER & WASTE INDUSTRIES, INC. LETTERHEAD]

                              JULY 22, 1996

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Davis Water & Waste Industries, Inc. to be held on August 23, 1996, at Davis' headquarters at 1820 Metcalf Avenue, Thomasville, Georgia, commencing at 9:00 a.m., local time.

  At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger and the transactions contemplated thereby providing for the acquisition of Davis Water & Waste Industries, Inc. by United States Filter Corporation. As a result of the merger, each outstanding share of Davis Common Stock will be converted into the right to receive 1.3995 shares of U.S. Filter Common Stock, subject to adjustment in the event the average price of U.S. Filter shares prior to closing exceeds $22.67 per share or falls below $18.67 per share (with cash paid in lieu of fractional shares). The Agreement and Plan of Merger may be terminated by U.S. Filter if the average price of U.S. Filter shares prior to closing is more than $24.83 or by Davis if the average price of U.S. Filter shares prior to closing is less than $16.83. U.S. Filter's Common Stock is listed on the New York Stock Exchange and traded under the symbol "USF."

  The Board of Directors has unanimously determined that the transaction is in the best interests of Davis and its shareholders and recommends that you vote FOR the proposal to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby. Dillon, Read & Co. Inc., Davis' financial advisor, has delivered its opinion, dated July 22, 1996, to the Board of Directors to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Davis Common Stock in the merger is fair to such holders from a financial point of view.

  If the Davis shareholders approve the Agreement and Plan of Merger, your investment in Davis will become an investment in U.S. Filter. U.S. Filter is a leading global provider of industrial, commercial and municipal water and wastewater treatment systems and services. With 21 manufacturing plants and over 125 sales and service facilities, U.S. Filter has an installed base of more than 100,000 water treatment systems worldwide. Its strategic goal is to become the leading global single-source provider of water treatment systems and services. We anticipate that the acquisition of Davis will further this strategy by expanding U.S. Filter's distribution network through the addition of Davis' 32 distribution and sales facilities, by incorporating Davis' products in U.S. Filter's water and wastewater treatment systems, and by enhancing U.S. Filter's capabilities and competitive position in the municipal wastewater treatment market. The Board of Directors of Davis believes that the proposed transaction is an opportunity for Davis' shareholders to participate in a combined company that has greater business and financial resources and long-term growth potential than Davis has absent the transaction.

  The accompanying Proxy Statement/Prospectus describes the proposed transaction more fully, and you are urged to give it your careful attention.

  It is very important that your shares be represented at the Special Meeting whether or not you are personally able to attend. In order to insure that you will be represented, we ask you to complete and return the enclosed proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

                                                Sincerely,

                                                R. Doyle White Chairman of the
                                                Board, President and  Chief
                                                Executive Officer

                [LOGO OF DAVIS WATER & WASTE INDUSTRIES, INC.]

                     DAVIS WATER & WASTE INDUSTRIES, INC.
                       P.O. BOX 1419 1820 METCALF AVENUE
                        THOMASVILLE, GEORGIA 31799-1419

                               ----------------

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 23, 1996

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Davis Water & Waste Industries, Inc., a Georgia corporation ("Davis"), will be held on Friday, August 23, 1996, at Davis' headquarters at 1820 Metcalf Avenue, Thomasville, Georgia, commencing at 9:00 a.m., local time, to consider and vote upon the following matter described in the accompanying Proxy Statement/Prospectus:

  Approval and adoption of the Agreement and Plan of Merger, dated as of June 10, 1996, as amended as of July 10, 1996 (the "Merger Agreement"), among United States Filter Corporation, a Delaware corporation ("U.S. Filter"), USF/DWW Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of U.S. Filter ("Sub"), and Davis, and the transactions contemplated thereby, including the merger of Sub with and into Davis, pursuant to which, among other things, Davis will become a wholly owned subsidiary of U.S. Filter, and each outstanding share of Common Stock of Davis will be converted into the right to receive 1.3995 shares of U.S. Filter Common Stock, subject to adjustment as provided in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

  Only holders of record of Davis Common Stock at the close of business on July 22, 1996 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

  Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                                   By Order of the Board of
                                                  Directors,

                                                           Stan White
Thomasville, Georgia July 22, 1996                     Secretary-Treasurer


                            YOUR VOTE IS IMPORTANT

 TO VOTE YOUR SHARES PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

            PROXY STATEMENT OF DAVIS WATER & WASTE INDUSTRIES, INC.

                               ----------------
                PROSPECTUS OF UNITED STATES FILTER CORPORATION

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of USF/DWW Acquisition Corporation, a Delaware corporation ("Sub") and a wholly owned subsidiary of United States Filter Corporation, a Delaware corporation ("U.S. Filter"), with and into Davis Water & Waste Industries, Inc., a Georgia corporation ("Davis"), pursuant to which Davis will become a wholly owned subsidiary of U.S. Filter, and the issuance of up to 4,817,349 shares of common stock of U.S. Filter, par value $.01 per share (the "U.S. Filter Common Stock") in connection therewith (assuming the Exchange Ratio as hereinafter defined is not adjusted). As a result of the Merger, each issued and outstanding share of common stock of Davis, par value $.01 per share (the "Davis Common Stock") (other than any such shares issued and held in the treasury of Davis), will be converted into the right to receive 1.3995 shares of U.S. Filter Common Stock (the "Exchange Ratio"), subject to adjustment in the event the average closing price of the U.S. Filter Common Stock during the 20 consecutive trading day period beginning on the 25th trading day prior to the Special Meeting of Davis shareholders to which this Proxy Statement/Prospectus relates (the "Average Market Price") is less than $18.67 per share or more than $22.67 per share, in which event the adjusted Exchange Ratio shall be equal to $26.12 (calculated by multiplying the Exchange Ratio by $18.67) divided by the Average Market Price or $31.72 (calculated by multiplying the Exchange Ratio by $22.67) divided by the Average Market Price, as the case may be (the "Adjusted Exchange Ratios"), and Davis will become a wholly owned subsidiary of U.S. Filter.

  U.S. Filter Common Stock is listed on the New York Stock Exchange and traded under the symbol "USF," and Davis Common Stock is listed on the New York Stock Exchange and traded under the symbol "DWW." The last reported sale prices of the U.S. Filter Common Stock and Davis Common Stock on July 22, 1996 were
$ per share and $ per share, respectively. There can be no assurance as to the market prices of U.S. Filter Common Stock or Davis Common Stock. Davis shareholders are urged to obtain current market prices.

  This document constitutes both a prospectus of U.S. Filter and a proxy statement of Davis relating to the solicitation of proxies for use at a Special Meeting of Shareholders of Davis (the "Davis Special Meeting") scheduled to be held at 9:00 a.m. on Friday, August 23, 1996.

  REFERENCE IS MADE TO "RISK FACTORS" BEGINNING ON PAGE 15, WHICH CONTAINS MATERIAL INFORMATION THAT DAVIS SHAREHOLDERS SHOULD CONSIDER IN CONNECTION WITH THE PROPOSED TRANSACTIONS DISCUSSED HEREIN AND THE SECURITIES BEING OFFERED HEREBY.

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS, THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, BUSINESS AND PROSPECTS OF U.S. FILTER FOLLOWING CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO ANTICIPATED BENEFITS OF THE MERGER. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THOSE DESCRIBED IN "RISK FACTORS."

                               ----------------
 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE
  NOT  BEEN   APPROVED  OR  DISAPPROVED  BY  THE  SECURITIES   AND  EXCHANGE
    COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE COMMISSION
     OR  ANY STATE  SECURITIES  COMMISSION PASSED  UPON  THE ACCURACY  OR
      ADEQUACY  OF THIS  PROXY STATEMENT/PROSPECTUS. ANY  REPRESENTATION
        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Davis on or about July 25, 1996.

      The date of this Proxy Statement/Prospectus is July 22, 1996.

  Except as otherwise specified, all information in this Proxy
Statement/Prospectus has been adjusted to reflect 3-for-2 splits of the U.S. Filter Common Stock effected on each of December 5, 1994 and July 15, 1996.

  All references to Davis Common Stock in this Proxy Statement/Prospectus include the associated Davis Rights (as defined herein) to purchase shares of Davis Common Stock pursuant to the Davis Rights Agreement (as defined herein).

  All information contained in this Proxy Statement/Prospectus relating to U.S. Filter has been supplied by U.S. Filter, and all information contained in this Proxy Statement/Prospectus relating to Davis has been supplied by Davis.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U.S. FILTER, DAVIS OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U.S. FILTER OR DAVIS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                             AVAILABLE INFORMATION

  U.S. Filter and Davis are each subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by U.S. Filter and by Davis with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as U.S. Filter and Davis, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. The periodic reports, proxy statements and other information filed by U.S. Filter and Davis with the Commission may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") that has been filed by U.S. Filter under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by U.S. Filter (File No. 1-10728) and by Davis (File No. 1-9467) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus: Annual Report on Form 10-K of U.S. Filter for the fiscal year ended March 31, 1996; Current Reports onForm 8-K of U.S. Filter dated May 31, 1996 as amended on Form 8-K/A dated June 28, 1996, June 10, 1996, June 27, 1996 and July 15, 1996 (two such Current Reports); description of U.S. Filter Common Stock contained in Registration Statement on Form 8-A of U.S. Filter, as the same may be amended; Annual Report on Form 10-K of Davis for the year ended April 30, 1996; and Current Report on Form 8-K of Davis dated June 10, 1996.

  All documents and reports subsequently filed by U.S. Filter or Davis pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Davis Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED WITH THE COMMISSION THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO U.S. FILTER, DIRECTED TO VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, UNITED STATES FILTER CORPORATION, 40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211 (TELEPHONE (619) 340-0098), OR, IN THE CASE OF DOCUMENTS RELATING TO DAVIS, DIRECTED TO SECRETARY-TREASURER, DAVIS WATER & WASTE INDUSTRIES, INC., P.O. BOX 1419, 1820 METCALF AVENUE, THOMASVILLE, GEORGIA 31799-1419 (TELEPHONE (912) 226-5733). IN ORDER TO ENSURE TIMELY DELIVERY OF ANY DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 16, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   3
Summary...................................................................   5
Risk Factors..............................................................  15
Comparative Per Share Data................................................  18
Market Price and Dividend Data............................................  19
The Davis Special Meeting.................................................  20
  General.................................................................  20
  Voting at the Meeting; Record Date......................................  20
  Proxies.................................................................  21
The Merger................................................................  22
  Background of the Merger................................................  22
  U.S. Filter Reasons for the Merger......................................  24
  Davis Reasons for the Merger; Recommendation of the Davis Board of
   Directors..............................................................  24
  Opinion of Davis Financial Advisor......................................  25
  Interests of Certain Persons in the Merger..............................  29
  Accounting Treatment....................................................  32
  Certain Federal Income Tax Consequences.................................  33
  Failure to Exercise Termination Right...................................  34
  Regulatory Approvals....................................................  34
  Resale Restrictions.....................................................  34
  No Appraisal Rights.....................................................  35
  Davis Rights Agreement..................................................  35
The Merger Agreement......................................................  36
  The Merger..............................................................  36
  Conversion of Davis Common Stock........................................  36
  Stock Options and Other Stock Plans.....................................  37
  Representations and Warranties..........................................  37
  Certain Covenants.......................................................  38
  No Solicitation.........................................................  38
  Indemnification and Insurance...........................................  39
  Conditions..............................................................  39
  Termination; Termination Fees and Expenses..............................  40
  Amendment and Waiver....................................................  41
The Shareholder Agreements................................................  41
Davis Selected Consolidated Financial Data................................  43
Davis Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  44
Unaudited Pro Forma Combined Consolidated Financial Information...........  50
Comparison of Shareholder Rights..........................................  57
Legal Matters.............................................................  65
Independent Certified Public Accountants..................................  65
Stockholder Proposals.....................................................  65
Index to Davis Consolidated Financial Statements.......................... F-1
  Annex A Agreement and Plan of Merger.................................... A-1
  Annex B Opinion of Dillon, Read & Co. Inc. ............................. B-1
  Annex C Form of Shareholder Agreement................................... C-1

                                    SUMMARY

  Following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Except as otherwise specified, all information in this Proxy Statement/Prospectus has been adjusted to reflect the 3-for-2 splits of the U.S. Filter Common Stock effected on each of December 5, 1994 and July 15, 1996.

THE COMPANIES

U.S. Filter...................
                                 U.S. Filter is a leading global provider of industrial and commercial water treatment systems and services, with an installed base of more than 100,000 systems worldwide. U.S. Filter offers a single-source solution to its industrial, commercial and municipal customers through what it believes to be the industry's broadest range of cost-effective water treatment systems, services and proven technologies. U.S. Filter capitalizes on its substantial installed base to sell additional systems and utilizes its global network of more than 125 sales and service facilities, including 21 manufacturing plants, to provide customers with ongoing service and maintenance. In addition, U.S. Filter is a leading international provider of service deionization and outsourced water services, including operation of water purification and wastewater treatment systems at customer sites. U.S. Filter's principal executive offices are located at 40-004 Cook Street, Palm Desert, California 92211, and its telephone number is (619) 340-0098. References herein to U.S. Filter refer to United States Filter Corporation and its subsidiaries, unless the context requires otherwise.

Davis.........................
                                 Davis manufactures and markets products
                                 relating to the distribution of water and the treatment of water and wastewater. It markets a broad line of water distribution equipment and supplies, including underground pipe, pipe fittings, valves, fire hydrants, water meters and related equipment. Davis believes that it is one of the largest distributors of water distribution equipment and supplies in the southeastern United States based on annual revenues from sales of such products. Davis also designs, engineers, manufactures, sells and installs water and wastewater treatment and pumping equipment, and distributes certain process materials used to treat water and wastewater to comply with applicable health and water quality standards. Davis' products are sold from 32 distribution and sales facilities to more than 25,000 independent contractors, developers, industrial customers, municipalities and other government agencies, and private utilities located principally in the southeastern, southwestern, and western areas of the United States. The principal executive offices of Davis are located at 1820 Metcalf Avenue, Thomasville, Georgia 31799-1419, and
                                 its telephone number is (912) 226-5733.
                                 References herein to Davis refer to Davis
                                 Water & Waste Industries, Inc. and its
                                 subsidiaries, unless the context requires otherwise.

THE DAVIS SPECIAL MEETING

Time, Date and Place..........
                                 The Davis Special Meeting is scheduled to be held on August 23, 1996, at Davis' headquarters at 1820 Metcalf Avenue, Thomasville, Georgia, commencing at 9:00 a.m., local time.

Record Date; Shares Entitled
to Vote.......................   Only holders of record of shares of Davis
                                 Common Stock at the close of business on July
                                 22, 1996 are entitled to notice of and to vote
                                 at the Davis Special Meeting. As of July 22,
                                 1996, there were 3,248,533 shares of Davis
                                 Common Stock outstanding, held by    holders
                                 of record. Each holder of record of shares of Davis Common Stock on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the Davis Special Meeting.

Purpose of the Meeting........
                                 The purpose of the Davis Special Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 10, 1996, as amended as of July 10, 1996 (the "Merger Agreement"), among U.S. Filter, Sub and Davis, and the transactions contemplated thereby (including the Merger).

Vote Required.................
                                 The approval and adoption of the Merger
                                 Agreement and the transactions contemplated thereby (including the Merger) by Davis shareholders will require the affirmative vote of a majority of all the votes entitled to be cast by all shares of Davis Common Stock entitled to vote thereon. In connection with the Merger Agreement, each of Jasper C. Davis III, R. R. Davis, and H. Forbes Davis, all of whom are directors of Davis, their respective spouses, and R. Doyle White, Chairman of the Board, President and Chief Executive Officer of Davis, entered into an agreement (together, the "Shareholder Agreements") with U.S. Filter pursuant to which each such Davis shareholder agreed, among other things, to vote, and at U.S. Filter's request to grant U.S. Filter his or her irrevocable proxy to vote, all shares of Davis Common Stock owned by him or her (or as to which he or she has the exclusive right to vote) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of July 22, 1996, such shareholders owned or had the sole power to vote an aggregate of 744,410 shares, or approximately 22.9%, of the outstanding Davis Common Stock. See "The Shareholder Agreements." Each other director and executive officer of Davis who owns Davis Common Stock has indicated his intention to vote or direct the vote of all shares of Davis Common Stock over which he has voting control in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of July 22, 1996, the directors and executive officers of Davis, including the Messrs. Davis and R. Doyle White, were the beneficial owners of approximately 24.3% of the outstanding shares of Davis Common Stock (excluding options or other rights to acquire shares of Davis Common Stock).

THE MERGER

Effects of the Merger.........
                                 In accordance with the terms and conditions set forth in the Merger Agreement, Sub will merge into Davis and Davis will become a wholly owned subsidiary of U.S. Filter (the time at which the Merger shall occur in accordance with such terms is hereinafter referred to as the "Effective Time"). As a result of the Merger, each issued and outstanding share of Davis Common Stock (other than shares issued and held in the treasury of Davis) will be converted on the basis of the Exchange Ratio into the right to receive
                                 1.3995 shares of U.S. Filter Common Stock, subject to adjustment in the event the Average Market Price is less than $18.67 per share or more than $22.67 per share, in which event the Adjusted Exchange Ratios will be equal to $26.12 (calculated by multiplying the Exchange Ratio by $18.67) divided by the Average Market Price or $31.72 (calculated by multiplying the Exchange Ratio by $22.67) divided by the Average Market Price, as the case may be. The Merger Agreement may be terminated by U.S. Filter if the Average Market Price is more than $24.83 and by Davis if the Average Market Price is less than $16.83, among other termination rights of the parties. Fractional shares of U.S. Filter Common Stock will not be issuable in connection with the Merger. Davis shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash. See "The Merger Agreement--Conversion of Davis Common Stock" and "--Termination; Termination Fees and Expenses."

                                 At the Effective Time each outstanding and unexercised employee or director stock option to purchase a share of Davis Common Stock will be converted into 1.3995 shares of U.S. Filter Common Stock, subject to adjustment on the basis of the Adjusted Exchange Ratios.

                                 On May 14, 1996, the last full trading day
                                 prior to the date on which preliminary
                                 agreement with regard to the Merger was
                                 publicly announced, the closing sales prices
                                 per share of U.S. Filter Common Stock and
                                 Davis Common Stock as reported by the New York Stock Exchange were $21.17 and $25.00, respectively. On July 22, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing sales prices per share of U.S. Filter Common Stock and Davis Common Stock as reported by the New York Stock Exchange were
                                 $   and $  , respectively. See "Market Price
                                 and Dividend Data."

Reasons for the Merger........
                                 U.S. Filter. U.S. Filter believes that the acquisition of Davis will provide U.S. Filter with the ability to distribute its entire line of products and services through Davis' broad distribution network; to benefit from certain economies associated with use in U.S. Filter's water treatment systems of products distributed by Davis; and to add capabilities which complement U.S. Filter's wastewater treatment business and which are expected to increase U.S. Filter's competitiveness in the municipal wastewater treatment market.

                                 Davis. Davis believes that the Merger with U.S. Filter will allow the combined company to provide integrated services in the water and wastewater distribution and treatment markets. In addition, Davis expects the combined operations of Davis and U.S. Filter to have a broader product offering in the distribution business and to have a broader customer base in the water and wastewater treatment market. Davis believes that the combined company will have greater business and financial resources and long-term growth potential than Davis would have absent the Merger.

Recommendation of the Davis
 Board of Directors...........   The Board of Directors of Davis has
                                 unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of Davis.

                                 For a discussion of the factors considered by the Davis Board of Directors in reaching its decision, see "The Merger--Background of the Merger" and "--Davis Reasons for the Merger; Recommendation of the Davis Board of Directors."

Opinion of Davis  Financial
Advisor.......................   Dillon, Read & Co. Inc. ("Dillon Read") has
                                 delivered its written opinion, dated July 22
                                 1996, to the Board of Directors of Davis to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Davis Common Stock in the Merger is fair to the holders of Davis Common Stock from a financial point of view. See "The Merger--
                                 Opinion of Davis Financial Advisor."

                                 A copy of the opinion of Dillon Read which sets forth the assumptions made, general procedures followed, matters considered and limits of review undertaken is attached to this Proxy Statement/Prospectus as Annex B.

Interests of Certain Persons
 in the Merger................   In considering the recommendation of Davis'
                                 Board of Directors, Davis shareholders should be aware that certain members of Davis' management and of the Davis Board of Directors have certain interests in the Merger that are in addition to the interests they may have as shareholders of Davis generally.

                                 U.S. Filter has agreed to cause R. Doyle
                                 White, Chairman of the Board, Chief Executive Officer and President of Davis, to be appointed to the U.S. Filter Board of Directors and to be elected as an Executive Vice President of U.S. Filter and Chief Executive Officer of Davis, as the surviving company in the Merger, as of the Effective Time. Also in connection with the Merger, new employment agreements providing for two-year terms will be entered into with certain executive officers and key employees of Davis, including Messrs. R. Doyle White, Larry May, Executive Vice President and Chief Operating Officer, Stan White, Secretary-Treasurer, Robert H. Pless, Jr., Vice President and General Manager of the Davco division and Robert D. Tatum, Vice President and General Manager of the Davis Process division (collectively, the "Named Officers"). R. Doyle White's Employment Agreement will also provide for a retention bonus and for an additional payment to reimburse him for the amount of any excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"), by reason of the Merger. The Employment Agreements of the other Named Officers provide for incentive bonuses and for the grant of options to purchase shares of U.S. Filter Common Stock at market prices. U.S. Filter will also enter into Executive Retention Agreements with each of the Named Officers providing for severance benefits in the event of a change in control of U.S. Filter. Pursuant to the Merger Agreement, each share of Davis Common Stock subject to an employee or director stock option currently outstanding, whether or not then exercisable in accordance with its terms, will be converted into 1.3995 shares of U.S. Filter Common Stock. Each of the Named Officers, as well as four of the non-employee directors of Davis, holds options to purchase Davis Common Stock.

                                 U.S. Filter has agreed that it will, following the Effective Time, cause Davis to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Davis and its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under Georgia law and by Davis' Articles of Incorporation and Bylaws as currently in effect, including provisions relating to advances of expenses. U.S. Filter has also agreed to use its reasonable efforts to maintain in effect for two years after the Effective Time Davis' existing directors' and officers' liability insurance policy, subject to certain limitations, including the right to replace policies and to limit the premium costs of such coverage.

                                 See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement-- Certain Covenants," "--Stock Options and Other Stock Plans" and "--Indemnification and Insurance."

Conditions to the Merger;
 Termination of the Merger
 Agreement....................   The obligations of U.S. Filter and Davis to
                                 consummate the Merger are subject to the satisfaction of certain conditions, including obtaining requisite approval of the Davis shareholders; expiration or termination of all waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements
                                 Act of 1976, as amended (the "HSR Act"); the absence of any temporary restraining order, injunction or other order or legal or regulatory restraint or prohibition preventing, or the enactment of any law making illegal, the consummation of the Merger, or limiting or restricting U.S. Filter's conduct or operation of Davis' business after the Merger; receipt of any material third party consents; the receipt of certain legal opinions; the receipt of accountants' letters with respect to qualification of the Merger as a pooling of interests for accounting purposes; and the execution of employment agreements, and termination of existing change in control employment agreements, with certain officers and employees of Davis. See "The
                                 Merger--Accounting Treatment,"""--Certain
                                 Federal Income Tax Consequences" and""--
                                 Regulatory Approvals" and "The Merger
                                 Agreement--Conditions."

                                 U.S. Filter and Davis filed notification and report forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Antitrust Division") on July 1, 1996. The required waiting period under the HSR Act expires on July 31, 1996 unless a request for additional information is received prior to that date.

                                 The Merger Agreement is subject to termination
                                 (i) at the option of either U.S. Filter or Davis if the Merger is not consummated before December 31, 1996, provided no party may terminate the Merger Agreement on such basis whose failure to fulfill any material obligation has been a cause of the failure of the Merger to occur, (ii) by U.S. Filter if the Average Market Price of the U.S. Filter Common Stock is more than $24.83, (iii) by Davis if the Average Market Price of the U.S. Filter Common Stock is less than $16.83, or
                                 (iv) otherwise upon the occurrence of certain specified events. See "The Merger Agreement-- Termination; Termination Fees and Expenses."

                                 Under certain circumstances, Davis may be required to reimburse U.S. Filter for its expenses and to pay U.S. Filter a termination fee of $3,000,000 or $1,500,000, depending on the basis for the termination, if the Merger
                                 Agreement is terminated. See "The Merger
                                 Agreement--Termination; Termination Fees and
                                 Expenses."

Exchange of Stock
Certificates..................   Upon consummation of the Merger, each holder
                                 of a certificate or certificates representing shares of Davis Common Stock outstanding immediately prior to the Effective
                                 Time will, upon the surrender thereof (duly endorsed, if required) to American Stock
                                 Transfer and Trust Company (the "Exchange
                                 Agent"), be entitled to receive a certificate or certificates representing the number of shares of U.S. Filter Common Stock into which such shares of Davis Common Stock will have been automatically converted as a result of the Merger, together with cash in lieu of fractional shares. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Davis Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing shares of U.S. Filter Common Stock. CERTIFICATES
                                 SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF
                                 TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See
                                 "The Merger Agreement--Conversion of Davis
                                 Common Stock."

No Appraisal Rights...........   Holders of Davis Common Stock will not be
                                 entitled to dissenters' appraisal rights under applicable Georgia corporate law in connection with the Merger. See "The Merger--No Appraisal
                                 Rights."

Certain Federal Income Tax
 Consequences.................   It is intended that the Merger will constitute
                                 a reorganization within the meaning of Section
                                 368(a) of the Code and that no gain or loss will be recognized by U.S. Filter or Davis and no gain or loss would be recognized by Davis shareholders on the exchange of shares of Davis Common Stock for U.S. Filter Common
                                 Stock pursuant to the Merger except with respect to fractional shares. Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to U.S. Filter to such effect. For a further discussion of certain federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax
                                 Consequences" and "The Merger Agreement--
                                 Conditions."

Accounting Treatment..........   The Merger is intended to qualify as a pooling
                                 of interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt of letters from Price Waterhouse LLP, Davis' independent accountants, and KPMG Peat Marwick LLP, U.S.
                                 Filter's independent accountants, with respect to the qualification of the Merger as a pooling of interests for accounting purposes.
                                 See "The Merger--Accounting Treatment" and
                                 "The Merger Agreement--Conditions."

Comparison of Shareholder
Rights........................   Upon consummation of the Merger, the
                                 shareholders of Davis, a Georgia corporation, will become stockholders of U.S. Filter, a Delaware corporation. For a discussion of certain differences between the corporate laws of Delaware and Georgia, as well as between the articles or certificate of incorporation and bylaws of U.S. Filter and Davis, see
                                 "Comparison of Shareholder Rights."

       SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

U.S. FILTER SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of U.S. Filter for each of the five full fiscal years set forth below are derived from audited consolidated financial statements of U.S. Filter. Each fiscal year of U.S. Filter is ended March 31. This summary should be read in conjunction with the financial statements and other financial information included in documents incorporated herein by reference.

                                               FISCAL YEAR(1)
                                 ----------------------------------------------
                                 1992(2)  1993(3)   1994(4)   1995(5)  1996(6)
                                 -------  --------  --------  -------- --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues.......................  $62,840  $128,376  $180,421  $272,032 $472,537
Operating income (loss)........   (6,290)      648    (4,874)   14,585   34,955
Income (loss) before
extraordinary items(7).........   (6,587)     (338)   (2,541)    8,331   20,290
Net income (loss)..............   (6,587)       67    (2,541)    8,331   20,290
PER COMMON SHARE DATA(8)(9):
Income (loss) before
extraordinary items(7).........    (0.59)    (0.11)    (0.17)     0.34     0.54
Net income (loss)..............    (0.59)    (0.08)    (0.17)     0.34     0.54
CONSOLIDATED BALANCE SHEET DATA
(AT PERIOD END):
Working capital................   11,445    23,471    66,018    82,208  103,257
Total assets...................   89,501   121,178   253,185   378,728  789,011
Long-term debt, including
current portion................   10,002     5,012     4,913    10,825    9,680
Convertible subordinated debt..      --        --     60,000   105,000  200,000
Shareholders' equity...........   41,219    79,631   125,610   137,144  341,335

- --------

(1) The historical consolidated financial data for all periods presented prior to fiscal 1995 have been restated to include the accounts and operations of Liquipure Technologies, Inc. ("Liquipure"), which was merged with U.S. Filter in July 1994 and accounted for as a pooling of interests.

(2) The fiscal year ended March 31, 1992 includes eight months of results of Lancy Waste Management Systems (now U.S. Filter, Inc., Warrendale, PA), acquired on July 31, 1991, and three months of results of Alcoa Separations Technology, Inc. ("ASTI"), acquired from a subsidiary of Aluminum Company of America ("Alcoa") on January 6, 1992. Each of the acquisitions was accounted for as a purchase. Losses from ASTI (which had operated at a loss in each of the prior three years) since its acquisition and the effect of the acquisition on U.S. Filter's existing operations contributed significantly to U.S. Filter's loss for the fiscal year ended March 31, 1992. As a result of such losses incurred by ASTI and certain purchase accounting adjustments, and pursuant to the terms of the ASTI acquisition agreement, an acquisition note payable to Alcoa was reduced by $5,000,000. Such reduction in the note was treated as a purchase price adjustment and as such did not affect U.S. Filter's results of operations.
(3) The fiscal year ended March 31, 1993 includes 12 months of results of Societe des Ceramiques Techniques S.A. ("SCT"), acquired on April 1, 1992, and three months of results of The Permutit Company, Inc., a United States company acquired on January 5, 1993. Both acquisitions were accounted for as purchases.

(4) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired on December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the fiscal year ended March 31, 1994 reflect four months of integration of Ionpure and certain charges totalling $2,359,000 related to the rationalization of certain wastewater operations.
(5) The fiscal year ended March 31, 1995 includes the results of Smogless S.p.A., Crouzat S.A., Sation, S.A., Seral Erich Alhauser GmbH and the Ceraflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases.

(6) The financial data for the fiscal year ended March 31, 1996 includes the results of operations of Polymetrics, Inc., Interlake Water Systems, Arrowhead Industrial Water, Inc. and the Permutit Group, comprising The Permutit Company Limited and The Permutit Company Pty Ltd., from the dates of their respective acquisitions, accounted for as purchases.
(7) Includes an extraordinary gain of $405,000 for the fiscal year ended March 31, 1993 resulting from the forgiveness of debt in connection with the buyout of a capital lease obligation.

 (8) Amounts are after (i) dividends on the Series A Preferred Stock of U.S. Filter ("Series A Preferred Stock") of $165,000 for the fiscal year ended March 31, 1992, $660,000 for the fiscal year ended March 31, 1993, $701,000 for the fiscal year ended March 31, 1994, $715,000 for the fiscal year ended March 31, 1995 and $536,000 for the fiscal year ended March 31, 1996, and (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amounts of $154,000 for the fiscal year ended March 31, 1992 and $617,000 for the fiscal year ended March 31, 1993. As of April 1, 1993, U.S. Filter and the holder of the Series A Preferred Stock agreed to a fixed dividend of $715,000 per year on the Series A Preferred Stock, thus eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB 68. On March 4, 1996, the holder of the Series A Preferred Stock converted its shares into U.S. Filter Common Stock.

 (9) Reflects 3-for-2 splits of the U.S. Filter Common Stock effected on each of December 5, 1994 and July 15, 1996.

DAVIS SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of Davis for each of the five full fiscal years set forth below are derived from audited consolidated financial statements of Davis. Each fiscal year of Davis is ended April 30. This summary should be read in conjunction with the financial statements and other financial information included or incorporated herein by reference.

                                              FISCAL YEAR
                              -------------------------------------------------
                                1992      1993        1994      1995     1996
                              --------  --------    --------  -------- --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Net sales.................... $186,719  $190,990    $202,621  $215,649 $226,489
Income (loss) before income
 taxes and the cumulative
 effect of accounting change.   (1,250)      390      (8,395)    5,807   10,076
Net income (loss)............     (844)      653      (5,340)    3,448    5,749
PER COMMON SHARE DATA:
Net income (loss)--primary...    (0.26)     0.20(1)    (1.64)     1.06     1.78
Net income (loss)--fully
diluted......................    (0.26)     0.20(1)    (1.64)     1.05     1.72
Cash dividends declared......     0.10       --          --       0.08     0.39
CONSOLIDATED BALANCE SHEET
DATA (AT PERIOD END):
Working capital..............   41,891    33,782      31,731    30,593   25,805
Total assets.................   82,402    79,341      82,085    81,536   74,632
Long-term debt, less current
portion......................   30,051    20,719      19,425    14,787    6,845
Stockholders' equity.........   27,089    27,635      22,309    25,332   29,656

- --------
(1) Includes the cumulative effect of accounting change. Primary and fully diluted income before cumulative effect of accounting change was $0.06 per share in each case.

      UNAUDITED PRO FORMA CONDENSED COMBINED SUMMARY FINANCIAL INFORMATION

  The unaudited pro forma condensed combined summary financial information set forth below gives effect to the Merger and the May 31, 1996 acquisition by U.S. Filter of Zimpro Environmental, Inc. ("Zimpro") (together, the "Acquisitions") under the pooling of interests accounting method. Pro forma combined balance sheet information as of March 31, 1996 combines the balance sheet information of U.S. Filter, Davis and Zimpro as of such date and gives effect to the Merger as if it had occurred on such date. Also set forth below is pro forma combined statement of operations information for each of the three years ended March 31, 1996 after giving effect to the Acquisitions as if they had been consummated as of the beginning of the respective periods presented. U.S. Filter's fiscal year ends on March 31, Davis' fiscal year ends on April 30, and Zimpro's fiscal year ends on December 31.

  The pro forma condensed combined balance sheet as of March 31, 1996 gives effect to certain historical charges recorded by U.S. Filter, Davis and Zimpro and assumes that each outstanding share of, and each outstanding option to purchase, Davis Common Stock is converted into 1.3995 shares of U.S. Filter Common Stock. The pro forma financial information does not give effect to anticipated expenses related to the Acquisitions and does not reflect cost savings that management believes may be realized following the Acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, U.S. Filter believes the Acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the Acquisitions had been consummated during the periods or as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Consolidated Financial Information."

                                                           FISCAL YEARS
                                                         ENDED MARCH 31,
                                                    ---------------------------
                                                      1994      1995     1996
                                                    --------  -------- --------
                                                           (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER
                                                           SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues........................................... $412,512  $519,359 $727,903
Operating income (loss)............................   (5,055)   23,123   40,647
Net income (loss)..................................   (8,799)   12,834   20,548
Per common share...................................    (0.39)     0.43     0.47


                                                        AT MARCH 31, 1996
                                                        -----------------
                                                           (UNAUDITED)
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................................          $127,017
Total assets.......................................           876,211
Long-term debt, excluding current portion .........            15,131
Convertible subordinated debt......................           200,000
Shareholders' equity...............................           371,761

                                 RISK FACTORS

  The following factors should be taken into account by holders of Davis Common Stock in evaluating whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, which approval and adoption will, if the other conditions to the Merger are satisfied or waived, result in their becoming holders of U.S. Filter Common Stock. These considerations should be taken into account in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

ACQUISITION STRATEGY

  In pursuit of its strategic objective of becoming the leading global single-source provider of water treatment systems and services U.S. Filter has, since 1991, acquired and successfully integrated more than 40 United States based and international businesses with strong market positions and substantial water treatment expertise. U.S. Filter's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although U.S. Filter generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that U.S. Filter will have access to the capital required to finance potential acquisitions, that U.S. Filter will continue to acquire businesses or that any business acquired, including Davis, will be integrated successfully or prove profitable.

NO CASH DIVIDENDS

  Unlike Davis, U.S. Filter historically has not paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business. See "Market Price and Dividend Data."

FACTORS AFFECTING DAVIS' BUSINESS

  Sales of Davis' water distribution equipment and supplies are significantly affected by the level of housing starts, which in turn is impacted by interest rate levels and the overall health of the United States economy. Sales of Davis' composting systems, specialty metal products and on-site erection services, like sales of its water and wastewater treatment and pumping products, are dependent to a large extent on the amount of capital spending by industry and governmental bodies. Sales of process materials, products and services are dependent on operating expenditures of municipal and industrial water and wastewater treatment customers. Additionally, as is the case with U.S. Filter, sales of all of Davis' products are materially influenced by the enactment and enforcement of laws and regulations relating to water and wastewater quality standards. Of particular importance to Davis is the level of enforcement of laws and regulations related to municipal wastewater. Any significant reduction in housing starts, increase in interest rates, slowdown in the United States economy, reduction in spending by industrial or governmental customers, or reduction in governmental enforcement of laws and regulations related to industrial wastewater could have a material adverse effect on Davis' business.

INTERNATIONAL TRANSACTIONS

  U.S. Filter has made and expects it will continue to make acquisitions and to obtain contracts in Europe, Asia, Latin America and other areas outside the United States. While these activities may provide important opportunities for U.S. Filter to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices and possible social, political and economic instability.

RELIANCE ON KEY PERSONNEL

  U.S. Filter's operations are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, its Chairman, Chief Executive Officer and President. Should any of the senior managers be unable to continue in their present roles, U.S. Filter's prospects could be adversely affected.

PROFITABILITY OF FIXED PRICE CONTRACTS

  A significant portion of U.S. Filter's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, costs to complete increase, delivery schedules are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. U.S. Filter routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

CYCLICALITY OF CAPITAL EQUIPMENT SALES

  The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. U.S. Filter's revenues from capital equipment sales were approximately 60% of total revenues for the fiscal year ended March 31, 1995 and 49% for the fiscal year ended March 31, 1996. While U.S. Filter sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions could have an adverse effect on U.S. Filter's revenues and profitability.

POTENTIAL ENVIRONMENTAL RISKS

  U.S. Filter's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While U.S. Filter endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that U.S. Filter's operations or activities, or historical operations by others at U.S. Filter's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on U.S. Filter. In that regard, allegations have been made by federal and state environmental regulatory authorities of multiple violations by a wholly owned subsidiary of U.S. Filter with respect to applicable wastewater pretreatment standards at a Connecticut ion exchange regeneration facility acquired by U.S. Filter in October 1995 from Anjou International Company ("Anjou"). A grand jury investigation is pending which is believed to relate to the same conditions that were the subject of the allegations. U.S. Filter has rights of indemnification from Anjou which may be available with respect to these matters. U.S. Filter's activities as owner and operator of a hazardous waste treatment and recovery facility are subject to stringent laws and regulations and compliance reviews. Failure of this facility to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. In addition, to some extent, the liabilities and risks imposed by environmental laws on U.S. Filter's customers may adversely impact demand for certain of U.S. Filter's products or services or impose greater liabilities and risks on U.S. Filter, which could also have an adverse effect on U.S. Filter's competitive or financial position.

COMPETITION

  The water purification and wastewater treatment industry is fragmented and highly competitive. U.S. Filter competes with many United States based and international companies in its global markets. The principal methods of competition in the markets in which U.S. Filter competes are technology, service, price, product specifications, customized design, product knowledge and reputation, ability to obtain sufficient performance bonds, timely delivery, the relative ease of system operation and maintenance, and the prompt availability of replacement parts. In the municipal contract bid process, pricing and ability to meet bid specifications are the primary considerations. While no competitor is considered dominant, there are competitors that are divisions or subsidiaries of larger companies which have significantly greater resources than U.S. Filter, which, among other things, could be a competitive disadvantage to U.S. Filter in securing certain projects.

TECHNOLOGICAL AND REGULATORY CHANGE

  The water purification and wastewater treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for

U.S. Filter's products and services. Changes in regulatory or industrial requirements may render certain of U.S. Filter's purification and treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. U.S. Filter's ability to anticipate changes in technology and regulatory standards and to introduce and successfully develop enhanced products on a timely basis will be a significant factor in U.S. Filter's ability to grow and to remain competitive. There can be no assurance that U.S. Filter will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, U.S. Filter is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.

SHARES ELIGIBLE FOR FUTURE SALE

  The market price of U.S. Filter Common Stock could be adversely affected by the availability for sale of shares held on June 21, 1996 by security holders of U.S. Filter, including (i) up to 4,054,093 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5-3/4% Exchangeable Notes due 2000 of Laidlaw One, Inc., a wholly owned subsidiary of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of U.S. Filter Common Stock at maturity), (ii) 4,388,417 shares issuable upon conversion of convertible debentures of U.S. Filter at a conversion price of $13.67 per share of U.S. Filter Common Stock and 7,636,364 shares issuable upon conversion of convertible notes of U.S. Filter at a conversion price of $18.33 per share of U.S. Filter Common Stock that are currently registered for sale under the Securities Act pursuant to two shelf registration statements, (iii) 3,390,164 outstanding shares that are currently registered for sale under the Securities Act pursuant to shelf registration statements, and (iv) 2,857,611 outstanding shares which are subject to agreements pursuant to which the holders have certain rights to request U.S. Filter to register the sale of such holders' U.S. Filter Common Stock under the Securities Act and, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by U.S. Filter (1,980,000 of which shares also may be sold from time to time by the holder thereof pursuant to Rule 144 under the Securities Act). In addition, U.S. Filter has registered for sale under the Securities Act 4,864,158 shares which may be issuable by U.S. Filter from time to time in connection with acquisitions of businesses or assets from third parties.

                          COMPARATIVE PER SHARE DATA

  Set forth below are net income (loss), cash dividends declared and book value per common share data of U.S. Filter and Davis on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma basis. Unaudited pro forma combined per share information is derived from the unaudited pro forma combined information presented elsewhere herein and gives effect to the acquisition of Zimpro and the Merger. The information set forth below should be read in conjunction with the respective financial statements of U.S. Filter and Davis that are incorporated by reference or included in this Proxy Statement/Prospectus and with the unaudited pro forma combined data included under "Unaudited Pro Forma Combined Consolidated Financial Information."

                                                               FISCAL YEAR
                                                           --------------------
                                                            1994   1995   1996
                                                           ------  ----- ------
U.S. FILTER--HISTORICAL
Net income (loss)(1)...................................... $(0.17) $0.34 $ 0.54
Cash dividends declared...................................  - 0 -  - 0 -  - 0 -
Book value (end of period)................................    --     --    8.09
DAVIS--HISTORICAL
Net income (loss)--primary................................  (1.64)  1.06   1.78
Net income (loss)--fully diluted                            (1.64)  1.05   1.72
Cash dividends declared...................................  - 0 -    .08    .39
Book value (end of period)................................    --     --    9.16
PRO FORMA COMBINED
Net income (loss)(2)(3)...................................  (0.38)  0.42   0.47
Cash dividends declared(4)................................    --     --     --
Book value(3) (end of period).............................    --     --    7.68
EQUIVALENT PRO FORMA COMBINED PER DAVIS COMMON SHARE(5)
Net income (loss)(2)(3)...................................  (0.53)  0.59   0.66
Cash dividends declared(4)................................    --     --     --
Book value(3) (end of period).............................    --     --   10.75

- --------
(1) Net income (loss) per common share before extraordinary item.

(2) Reflects the combination of U.S. Filter net income (loss) per common share with Davis net income (loss) per common share before extraordinary item and cumulative effect of accounting change and Zimpro net income (loss) per common share before extraordinary item.

(3) Does not give effect to anticipated expenses related to the Acquisitions and does not reflect cost savings that U.S. Filter management believes may be realized following the Acquisitions. See "The Merger--U.S. Filter Reasons for the Merger."

(4) U.S. Filter does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. As a result of the foregoing and the fact that U.S. Filter has not historically paid a dividend on the U.S. Filter Common Stock, pro forma cash dividends is not meaningful. See "Market Price and Dividend Data."

(5) The equivalent pro forma combined data for Davis represent the pro forma combined data multiplied by the Exchange Ratio of 1.3995.

                        MARKET PRICE AND DIVIDEND DATA

  U.S. Filter Common Stock is listed on the New York Stock Exchange and traded under the symbol "USF." Davis Common Stock is listed on the New York Stock Exchange and traded under the symbol "DWW." The table below sets forth, for the fiscal quarters indicated, the high and low composite sales prices of U.S. Filter Common Stock and Davis Common Stock as reported by the New York Stock Exchange and the cash dividends declared on Davis Common Stock. No cash dividends were declared on U.S. Filter Common Stock during the periods indicated. Each fiscal year of U.S. Filter is ended March 31, and each fiscal year of Davis is ended April 30.

                                             U.S. FILTER
                                            COMMON STOCK    DAVIS COMMON STOCK
                                            ------------- ----------------------
                                             HIGH   LOW   HIGH   LOW   DIVIDENDS
                                            ------ ------ ----- ------ ---------
FISCAL 1995
First Quarter.............................. $ 9.67 $ 8.11 $9.13 $ 7.50   $  --
Second Quarter.............................   9.78   8.17  9.25   7.88      --
Third Quarter..............................  10.75   8.78 10.00   7.50    0.08
Fourth Quarter.............................  11.25  10.00 10.38   8.25      --
FISCAL 1996
First Quarter..............................  13.09   9.92 14.13   9.38    0.14
Second Quarter.............................  16.09  12.50 17.25  12.50      --
Third Quarter..............................  18.00  13.42 17.50  13.38    0.15
Fourth Quarter.............................  19.33  16.42 18.13  13.75    0.10
FISCAL 1997
First Quarter (through July 22, 1996)......

  On May 14, 1996, the last full trading day prior to the date on which the preliminary agreement with regard to the Merger was publicly announced, the last reported sales prices on the New York Stock Exchange were $21.17 per share of U.S. Filter Common Stock and $25.00 per share of Davis Common Stock ($29.63 per share on an equivalent per share basis).

  On July 22, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sales prices on the New
York Stock Exchange were $    per share of U.S. Filter Common Stock and $
per share of Davis Common Stock.

  As of July 22, 1996, there were approximately     record holders of the U.S.
Filter Common Stock and approximately    record holders of the Davis Common
Stock.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on the U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant. Under U.S. Filter's credit agreement with The First National Bank of Boston and First Interstate Bank of California, no dividends may be paid on the U.S. Filter Common Stock without the consent of those banks. The payment of cash dividends by Davis also requires the prior approval of Davis' bank lender, SunTrust Bank Central Florida, National Association, unless certain financial requirements are met.

  DAVIS SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR U.S. FILTER COMMON STOCK AND DAVIS COMMON STOCK PRIOR TO THE DAVIS SPECIAL MEETING.

                           THE DAVIS SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Davis Common Stock in connection with the solicitation of proxies by the Board of Directors of Davis for use at the Davis Special Meeting to be held on Friday, August 23, 1996 at Davis' headquarters at 1820 Metcalf Avenue, Thomasville, Georgia, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof. At the Davis Special Meeting, Davis' shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Merger).

  The Board of Directors of Davis has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of Davis. See "The Merger--Davis Reasons for the Merger; Recommendation of the Davis Board of Directors."

VOTING AT THE MEETING; RECORD DATE

  The Board of Directors of Davis has fixed July 22, 1996 as the record date for the determination of Davis shareholders entitled to notice of and to vote at the Davis Special Meeting. Accordingly, only holders of record of Davis Common Stock on that record date will be entitled to notice of and to vote at the Davis Special Meeting. As of July 22, 1996, there were 3,248,533 shares of
Davis Common Stock outstanding, held by       holders of record. Each holder
of record of shares of Davis Common Stock on the record date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, exercisable in person or by properly executed proxy, at the Davis Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Davis Common Stock entitled to vote at the Davis Special Meeting is necessary to constitute a quorum at the Davis Special Meeting.

  Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum (except to the extent such proxies reflect "broker non-votes"). Under the rules of the New York Stock Exchange that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on those proposals. The New York Stock Exchange has advised Davis that the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby is "non-discretionary." Accordingly, if a broker indicates that it does not have authority to vote certain shares with respect to the proposal ("broker non-votes"), those shares will not be counted for purposes of determining the existence of a quorum. Abstentions will be counted as present for purposes of determining the existence of a quorum.

  The affirmative vote of a majority of all the votes entitled to be cast by all shares of Davis Common Stock entitled to vote on the proposal is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Because abstentions and "broker non-votes" will not be recorded as votes in favor of the proposal, both abstentions and "broker non-votes" will have the effect of votes against the proposal.

  U.S. Filter has entered into a Shareholder Agreement with each of Jasper C. Davis III, R.R. Davis, and H. Forbes Davis, all of whom are directors of Davis, their respective spouses, and R. Doyle White, Chairman of the Board, President and Chief Executive Officer of Davis, pursuant to which each such Davis shareholder has agreed, among other things, to vote, and at U.S. Filter's request to grant U.S. Filter his or her irrevocable proxy to vote, all shares of Davis Common Stock owned by him or her in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. Each such Davis shareholder has also agreed not to sell, transfer or encumber any of the shares of Davis Common Stock now owned or acquired during the term of the Shareholder Agreement by such shareholders. As of July 22, 1996, such shareholders owned or had the sole power to vote an aggregate of 744,410 shares, or approximately 22.9%, of the outstanding Davis Common Stock.

See "The Shareholder Agreements." Each other director and executive officer of Davis who owns or has the power to direct the voting of shares of Davis Common Stock has advised Davis that he intends to vote or direct the vote of all shares of Davis Common Stock over which he has voting control "FOR" approval of the Merger Agreement and the transactions contemplated thereby. As of July 22, 1996, the directors and executive officers of Davis, including the Messrs. Davis and R. Doyle White, were the beneficial owners of approximately 24.3% of the outstanding shares of Davis Common Stock (excluding shares subject to options or other acquisition rights).

PROXIES

  All properly executed proxy cards delivered by shareholders to Davis in time to be voted at the Davis Special Meeting and not revoked will be voted at the Davis Special Meeting in accordance with the directions noted thereon. In the absence of such instructions, the shares represented by a properly executed and dated proxy card will be voted "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to Stan White, the Secretary-Treasurer of Davis, at 1820 Metcalf Avenue, Thomasville, Georgia 31799-1419; by executing and delivering to Mr. White a proxy card bearing a later date; or by voting in person at the Davis Special Meeting; provided, however, that under the rules of the New York Stock Exchange, any beneficial owner of Davis Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Davis Special Meeting only in accordance with applicable rules and procedures of the New York Stock Exchange.

  Except as described under "The Merger Agreement--Termination; Termination Fees and Expenses," all expenses of this solicitation, excluding the cost of printing and mailing this Proxy Statement/Prospectus and the filing fee paid to the Commission in connection with filing the Registration Statement (which will be shared equally by Davis and U.S. Filter), will be paid by the party incurring the expense. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Davis in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Davis has retained Wachovia National Bank of North Carolina, N.A. at a cost of approximately $1,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees and institutions on behalf of Davis. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Davis will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  DAVIS SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

BACKGROUND OF THE MERGER

  During the past several years the water and wastewater distribution and treatment markets have been characterized by increasing consolidation, with competitors seeking the capability of providing a full range of products and services to industrial, commercial and municipal customers. Increasing governmental regulation has magnified the complexity of water distribution systems and water and wastewater treatment facilities. In addition, technological changes in the industry have caused an increase in the capital required by companies to compete in the industry, while enhancing the outlook for larger competitors which provide greater economies of scale.

  During this period, management of both U.S. Filter and Davis have carefully reviewed their individual strategic alternatives and taken various steps to maintain their competitiveness. For example, among other measures, in March 1993 the Board of Directors of Davis engaged Stephens Inc., a financial consulting firm, to advise the Board regarding various strategic alternatives available to Davis. In addition, Davis has focused on improving its profitability by (i) streamlining its operations, including closing unprofitable or less profitable distribution centers; (ii) installing new information systems, which have reduced working capital requirements and enhanced responsiveness to customers; and (iii) broadening its capabilities in the water and wastewater treatment industry through new products and marketing initiatives.

  Since 1991, U.S. Filter has implemented a growth strategy which has focused on an ability to offer the broadest range of proven, state-of-the-art water treatment technologies. This has enabled U.S. Filter to provide a single source of water treatment solutions to its industrial, commercial and municipal customers. U.S. Filter has also pursued acquisitions that it believes will provide a strategic fit with its operations, contribute to its growth through an expanded customer base or provide opportunities for cost savings, synergies or economies of scale in its operations. Since 1991, U.S. Filter has acquired and successfully integrated more than 40 United States based and international businesses.

  In the context of U.S. Filter's acquisition strategy, Richard J. Heckmann, U.S. Filter's Chairman and Chief Executive Officer, telephoned R. Doyle White, Chairman and Chief Executive Officer of Davis, in early 1993 to inquire about a possible business combination between U.S. Filter and Davis. As a result of this conversation, Mr. Heckmann met with R. Doyle White to further discuss the interest of U.S. Filter in acquiring Davis. Following the meeting, management of Davis concluded that a business combination with U.S. Filter was not in the best interests of Davis' shareholders at that time.

  During the period from March 1993 to December 1995, the Davis Board of Directors continually reviewed Davis' strategic alternatives. On December 13, 1995, R. Doyle White met with representatives of Dillon Read to discuss Davis' strategic opportunities and to ascertain Dillon Read's interest in working with the Davis Board of Directors to formulate and implement a strategic plan which would maximize the value of the Davis Common Stock. On January 19, 1996, representatives of Dillon Read met with R. Doyle White and certain members of the Davis Board of Directors to review their initial analysis of Davis and how to maximize its value. Dillon Read presented five strategic alternatives for the Board of Directors of Davis to consider: (i) the sale of the shares of Davis Common Stock owned by the Davis family; (ii) a leveraged buyout, whereby the insiders of Davis would have an opportunity to obtain further control over Davis; (iii) an exclusive sale, or other business combination, to one entity;
(iv) a private auction, whereby Dillon Read would approach a select group of likely investors or buyers and ascertain their interest in Davis; and (v) a public auction, for which a public announcement would be made of Davis' desire to enter into a possible business combination with another entity and entertain offers and opportunities as appropriate.

  From January 1996 to March 1996, representatives of Dillon Read conducted due diligence with respect to Davis, which included meetings with management and a review of information on the industry and competitors. In March 1996, Davis formally retained Dillon Read to act as a financial advisor to Davis to assist in its efforts to develop and implement a strategic business plan. On March 15, 1996, representatives of Dillon Read met with the Davis Board of Directors and certain members of management to review its assessment of Davis' value and to recommend a strategy to maximize shareholder value. After a discussion of the five alternatives presented at the January 1996 meeting, the Davis Board of Directors determined that the private auction and resulting sale or combination with an appropriate financial buyer or other company would be in the best interest of the shareholders of Davis. The Davis Board of Directors concluded that a public auction would be disruptive to the ongoing business of Davis and that a leveraged buyout, exclusive sale and/or minority sale of the Davis family shares would not yield the same value as a strategic buyer would be willing to provide. The Davis Board of Directors approved a plan whereby Dillon Read would contact a select group of companies to determine their interest in a business combination with Davis.

  During March and April 1996, the management of Davis and Dillon Read prepared a package of certain materials for distribution to potentially interested parties. In April 1996, representatives of Dillon Read initiated contact with several companies, including U.S. Filter, about their interest in Davis, which was described in general terms but not mentioned by name. Mr. Heckmann of U.S. Filter inquired if the company involved was Davis, and when told that it was, he indicated a desire to pursue negotiations with Davis on an exclusive basis. R. Doyle White of Davis agreed to a meeting with U.S. Filter, and on May 1, 1996, Mr. Heckmann and other representatives of U.S. Filter met in Thomasville, Georgia with R. Doyle White, other representatives of Davis and a representative of Dillon Read. The management group from Davis made a presentation to the representatives from U.S. Filter on the distribution facilities and general business of Davis and answered questions from those present.

  On May 7, 1996 Mr. Heckmann expressed an interest, on behalf of U.S. Filter, in acquiring Davis. After extensive discussions on May 8, 1996, the Davis Board of Directors authorized R. Doyle White and Dillon Read to proceed with negotiation of a transaction in which each share of Davis Common Stock would be exchanged for 1.3995 shares of U.S. Filter Common Stock. During the period from May 11 through May 15, 1996, representatives of U.S. Filter and Davis conducted negotiations concerning the terms of the proposed merger. On May 15, 1996 U.S. Filter and Davis issued a press release announcing the parties' preliminary agreement regarding the principal terms of a proposed merger.

  On May 22 and May 23, 1996 Davis' legal counsel met with the Davis Board of Directors to review and discuss a written description of the terms of a proposed merger agreement, to review the status of negotiations and to discuss various other matters related to the proposed transaction. On May 23, 1996, representatives of Dillon Read met with the Davis Board of Directors regarding the status of the negotiations and to provide an analysis of the valuation of the proposed offer. Dillon Read prepared an overview of U.S. Filter for the Davis Board of Directors and presented such review to the Board. The overview included a summary of U.S. Filter's historical financial results, a review of the historical share price performance of U.S. Filter Common Stock, a summary of recent analyst reports on U.S. Filter and a comparison of U.S. Filter's financial ratios and trading multiples with those of comparable public companies. Dillon Read also expressed its oral opinion that the consideration to be received by the holders of Davis Common Stock in the Merger is fair to the holders of Davis Common Stock from a financial point of view.

  At meetings of the Davis Board of Directors on June 6 and 7, 1996, Davis' legal counsel reviewed and discussed with the Davis Board of Directors a written description of proposed changes to the terms of the merger agreement based on negotiations since May 23, 1996, and at the June 7 meeting, representatives of Dillon Read confirmed their earlier oral opinion that the consideration to be received by the holders of Davis Common Stock in the Merger is fair to the holders of Davis Common Stock from a financial point of view. After discussion, the Davis Board of Directors then unanimously approved the Merger on the terms and conditions as set forth in the Merger Agreement.

  On June 9, 1996 U.S. Filter's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby. U.S. Filter and Davis executed the Merger Agreement on June 10, 1996.

U.S. FILTER REASONS FOR THE MERGER

  U.S. Filter believes that the acquisition of Davis will enhance U.S. Filter's businesses in a number of respects. It will provide U.S. Filter with the ability to distribute its entire line of products and services through Davis' broad distribution network. This benefit will be most pronounced in the southeastern, southwestern and western United States where Davis has a substantial presence and which are areas of rapid development for U.S. Filter. In addition, in U.S. Filter's view, opportunities should exist for additional sales of U.S. Filter water and wastewater treatment systems through Davis' network which otherwise distributes water distribution equipment and supplies. U.S. Filter also expects to benefit from certain economies associated with the use of products distributed by Davis in U.S. Filter water and wastewater treatment systems. Davis is also a participant in the wastewater treatment business. U.S. Filter believes that Davis' established relationships in certain municipal markets and its off-the-shelf product technology for municipal wastewater treatment systems complement U.S. Filter's existing wastewater treatment business and will increase U.S. Filter's competitiveness in the municipal market.

DAVIS REASONS FOR THE MERGER; RECOMMENDATION OF THE DAVIS BOARD OF DIRECTORS

  The terms of the Merger, including the Exchange Ratio, were determined through negotiations between Davis and U.S. Filter following extensive discussions, financial analysis and preliminary due diligence. The Board of Directors of Davis believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Davis and its shareholders and has unanimously approved the Merger Agreement and recommends the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of Davis.

  In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, Davis' Board of Directors considered a number of factors, including:

    (i) Information concerning the financial performance and condition, business operations and prospects of each of Davis and U.S. Filter and Davis' projected future value and prospects as a separate entity and on a combined basis with U.S. Filter;

    (ii) Current industry, economic and market conditions which have encouraged consolidation and business combinations to enable companies to provide integrated services in the water distribution and water and wastewater treatment markets;

    (iii) The enhancement of the strategic and market position of the combined companies beyond that achievable by Davis alone, and U.S. Filter's interest in both the distribution and water treatment operations of Davis;

    (iv) The structure of the transaction and terms of the Merger Agreement, including the Exchange Ratio, which were the result of arms-length negotiations between Davis and U.S. Filter;

    (v) The financial analysis and the opinion of Dillon Read as described below;

    (vi) The fact that the Merger would provide the shareholders of Davis with the opportunity to receive a significant premium over the recent market price for the Davis Common Stock, and to exchange their shares of Davis Common Stock for the more actively traded U.S. Filter Common Stock;

    (vii) The terms of the Merger Agreement that permit Davis' Board of Directors, in the exercise of its fiduciary duties and subject to certain conditions, to respond to unsolicited inquires regarding potential business combination transactions. Davis' Board of Directors noted that, in specified events, U.S. Filter would have certain rights of termination as a result of which Davis would be obligated to pay U.S. Filter a fee of either $1,500,000 or $3,000,000, depending on the circumstances of the termination, which, in the view of the Davis Board, would not unreasonably impede any interested third party from proposing a superior transaction;

    (viii) The expectation that the Merger will afford Davis' shareholders the opportunity to receive U.S. Filter Common Stock in a transaction that is non-taxable for United States federal income tax purposes; and

    (ix) The likelihood that the Merger would be consummated.

  The Davis Board of Directors determined that a merger with U.S. Filter was the best alternative for achieving the strategic objectives of Davis because, among other things, the combined entity would become a more fully integrated supplier of products and services to the water distribution and water and wastewater treatment markets and better enable Davis to compete in the industry. Following the Merger, and as a result of the combination of Davis' water distribution equipment and supplies with U.S. Filter's service deionization products, the combined operations of Davis and U.S. Filter are expected to have a broader product offering in the distribution business. In addition, the surviving corporation is expected to have a broader customer base in the water and wastewater treatment market due to Davis' focus on municipal customers and U.S. Filter's emphasis on an industrial client base. The Board of Directors believes that the proposed Merger is an opportunity for Davis' shareholders to participate in a combined enterprise which has greater business and financial resources and long-term growth potential than Davis would have absent the Merger.

  The foregoing discussion of the information and factors considered and given weight by the Davis Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Davis Board. In addition, in reaching the determination that the Merger is fair to and in the best interest of Davis' shareholders, in view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, Davis' Board considered the factors above as a whole and did not find it practical to quantify, or otherwise attempt to assign specific or relative weights to, such factors, and the individual directors may have given differing weights to different factors.

  THE BOARD OF DIRECTORS OF DAVIS UNANIMOUSLY RECOMMENDS THAT DAVIS SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF DAVIS FINANCIAL ADVISOR

  Davis retained Dillon Read to render a fairness opinion in connection with the Merger. Dillon Read rendered oral opinions to Davis' Board on May 23 and June 7, 1996 and a written opinion on July 22, 1996, in each case that the consideration to be received by the holders of Davis Common Stock in the Merger is fair to such holders from a financial point of view.

  The full text of Dillon Read's fairness opinion, dated July 22, 1996, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus. The oral opinions rendered May 23 and June 7, 1996 were substantially the same as the opinion attached hereto. Dillon Read's opinion is directed only to the fairness, from a financial point of view, to the holders of Davis Common Stock of the consideration to be received by such holders in the Merger and does not constitute a recommendation to any holder of Davis Common Stock as to how such shareholder should vote on the Merger Agreement. The summary of Dillon Read's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex B. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In arriving at its opinion, Dillon Read reviewed, analyzed and considered such financial and other factors as it deemed appropriate under the circumstances, including among others, the following: (i) certain publicly available business and historical financial information relating to Davis and U.S. Filter; (ii) certain other internal information, primarily financial in nature, concerning the business and operations of Davis and U.S. Filter furnished to Dillon Read by Davis and U.S. Filter, respectively, for purposes of its analysis; (iii) the business prospects of Davis and U.S. Filter; (iv) the historical and current trading market for Davis Common Stock, for U.S. Filter Common Stock and for equity securities of certain other companies that Dillon Read believed to be generally comparable to Davis or U.S. Filter; (v) certain publicly available information concerning the estimates of the future operating and financial performance of Davis and U.S. Filter prepared by industry experts unaffiliated with either Davis or U.S. Filter ("Analysts' Estimates"); (vi) certain publicly available information with respect to certain other companies that Dillon Read believed to be generally comparable to Davis or U.S. Filter; (vii) certain publicly available information concerning the nature and terms of certain other acquisition transactions that Dillon Read believed to be relevant on a comparative basis;
(viii) the Merger Agreement; and (ix) preliminary forms of this Proxy Statement/Prospectus, including the financial statements and pro forma financial information included therein relating to Davis and U.S. Filter. Dillon Read also met with certain officers and employees of Davis and U.S. Filter to discuss the foregoing, as well as other matters Dillon Read believed relevant to its inquiry. Dillon Read's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the dates of its opinions.

  In its review and analysis and in arriving at its opinion, Dillon Read assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available, including without limitation the information concerning any contingent liabilities of Davis or U.S. Filter, and did not attempt independently to verify any of such information. Dillon Read did not conduct a physical inspection of the properties or facilities of Davis or U.S. Filter, nor did Dillon Read make or obtain any independent evaluations or appraisals of any of such properties or facilities. Although Dillon Read discussed the prospects of Davis and U.S. Filter with U.S. Filter's management, Dillon Read was provided with only limited financial projections prepared by U.S. Filter's management with respect to U.S. Filter's future performance. In rendering its opinion Dillon Read relied on the Analysts' Estimates in lieu of such financial projections or other similar analyses with respect to U.S. Filter. With respect to Davis' projections, management estimates and analyses ("Management Estimates") were provided to Dillon Read by Davis' management, and Dillon Read assumed, at Davis's direction, that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Davis as to future financial performance.

  In connection with its presentation to Davis' Board on May 23, 1996, Dillon Read advised Davis' Board that, in evaluating the consideration to be received in the Merger by the holders of Davis Common Stock, Dillon Read had performed a variety of financial analyses with respect to Davis and U.S. Filter. Certain of these financial analyses are summarized below.

  Exchange Ratio Profile. Dillon Read performed an analysis of the historical ratio of the market price of Davis Common Stock to the market price of U.S. Filter Common Stock during the period from May 8, 1995 through May 8, 1996. Dillon Read calculated the ratio of the Davis Common Stock closing price for the last trading day of each week during that period to the U.S. Filter Common Stock closing price for such day. This analysis implied an exchange ratio ranging from a high of 1.151 shares of U.S. Filter Common Stock to each share of Davis Common Stock to a low of 0.747 of a share of U.S. Filter Common Stock to each share of Davis Common Stock, with an average during the period of
0.927 of a share of U.S. Filter Common Stock to each share of Davis Common Stock. Dillon Read also calculated the ratio of the Davis Common Stock price on May 8, 1996 ($18.50 per share) to the U.S. Filter Common Stock price on such day ($19.83) per share. This implied an exchange ratio of .933 of a share of U.S. Filter Common Stock to each share of Davis Common Stock. Dillon Read also calculated the ratio of the Davis Common Stock closing price, plus a 51% premium, for the last trading day of each week during that period to the U.S. Filter Common Stock closing price for such day. This analysis implied an exchange ratio ranging from a high of 1.74 shares of U.S. Filter Common Stock to each share of Davis Common Stock to a low of 1.125 shares of U.S. Filter Common Stock to each share of Davis Common Stock, with an average during the period of 1.395 shares of U.S. Filter Common Stock to each share of Davis Common Stock.

  Premium Analysis. Dillon Read calculated the premium to holders of Davis Common Stock of the implied consideration of $28.00 per share (represented by multiplying the Exchange Ratio of 1.3995 by a reference price for U.S. Filter of $20.00 per share) (the "Implied Consideration") to the closing price of Davis Common Stock on May 8, 1996 of $18.50, and to the 52 week high and 52 week low closing prices for Davis Common Stock during the latest 12 months ("LTM"). Based upon the reference price for U.S. Filter Common Stock of $20.00,

Dillon Read calculated premiums to holders of Davis Common Stock equal to 51% of the closing stock price for Davis Common Stock of $18.50 on May 8, 1996; 199% of the 52 week low closing stock price of $9.375 for Davis Common Stock; and 46% of the 52 week high closing price of $19.125 for Davis Common Stock.

  Dillon Read also calculated multiples of the Implied Consideration to Davis' LTM earnings per share and to its projected earnings per share for calendar years 1996 and 1997 (based on Management Estimates), and multiples of Davis' "Implied Firm Value" (defined as the aggregate offer price for the Davis Common Stock--calculated using the Implied Consideration--plus book values of total debt, less cash and cash equivalents) to its LTM sales, its LTM earnings before interest and taxes ("EBIT"), its LTM earnings before depreciation, interest, amortization and taxes ("EBITDA") and its latest fiscal quarter tangible book value. The results of the calculations were as follows: Implied Consideration to LTM earnings per share of 16.8x, to projected 1996 earnings per share of 14.2x, to projected 1997 earnings per share of 11.9x and to latest fiscal quarter tangible book value of 3.3x, and Implied Firm Value to LTM sales of 0.45x, to LTM EBIT of 10.4x, and to LTM EBITDA of 9.0x.

  Financial Performance Analysis. Dillon Read analyzed the relative contributions of Davis and U.S. Filter to, among other financial measures, the combined revenues, EBITDA, EBIT, net income, total assets and stockholders' equity of the two companies, assuming completion of the Merger, based on LTM results (without giving effect to any transaction adjustments). Dillon Read calculated contributions by Davis of approximately 36% of combined revenues; 18% of combined EBITDA; 25% of combined EBIT; 24% of combined net income; 7% of combined net assets; and 8% of combined book value. Dillon Read also calculated approximately 10.5% (using the Exchange Ratio of 1.3995) as the percentage of the combined companies' equity that would be held by former Davis shareholders assuming completion of the Merger, and compared such percentage with the foregoing contribution percentages.

  Analysis of Selected Publicly Traded Comparable Companies. Dillon Read reviewed certain publicly available financial, operating and stock market information as of May 21, 1996 for Davis and U.S. Filter and, for each, for certain selected publicly traded companies (in the case of Davis, in each of two industry sectors-industrial products distribution companies and water and wastewater treatment equipment manufacturing companies; and in the case of U.S. Filter, in one industry sector-water treatment equipment and services companies). Comparable companies for Davis included Hughes Supply, Inc., Lawson Products, Inc., Rexel, Inc., AMTROL Inc., Badger Meter, Inc., Goulds Pumps, Inc., Ionics, Inc., Met-Pro Corporation, Osmonics, Inc., U.S. Filter and Watts Industries, Inc. Comparable companies for U.S. Filter included Calgon Carbon Corporation, Culligan Water Technologies, Ionics, Inc., Memtec Limited, Osmonics, Inc., and Wheelabrator Technologies Inc.

  For each of Davis and U.S. Filter and each company in the specified industry sectors, Dillon Read calculated, among other things, multiples of market price to LTM earnings per share, estimated earnings per share for calendar years 1996 and 1997 (derived from the Analysts' Estimates and, in the case of Davis, Management Estimates), and latest fiscal quarter tangible book value per share, and multiples of "Firm Value" (Implied Firm Value in the case of Davis) to LTM sales, EBIT and EBITDA. "Firm Value" is defined as current market value of the equity of a company plus book values of total debt, less cash and cash equivalents. An analysis of the multiples of market price to LTM earnings per share yielded 16.8x for Davis at the Implied Consideration and 46.2x for U.S. Filter, with medians of from 16.6x to 17.6x for the companies in industry sectors comparable to Davis and 24.4x for the companies in the industry sector comparable to U.S. Filter. An analysis of the multiples of market price to estimated earnings per share for calendar year 1996 yielded 14.2x for Davis at the Implied Consideration and 34.7x for U.S. Filter, with medians ranging from 14.6x to 15.1x for the companies in industry sectors comparable to Davis and a median of 24.2x for the companies in the industry sector comparable to U.S. Filter. An analysis of the multiples of market price to estimated earnings per share for calendar year 1997 yielded 11.9x for Davis at the Implied Consideration and 27.9x for U.S. Filter, with medians ranging from 12.5x to 15.8x for the companies in industry sectors comparable to Davis and a median of 20.0x for the companies in the industry sector comparable to U.S. Filter. An analysis of the multiples of market price to latest fiscal quarter tangible book value per share yielded 3.3x for Davis at the Implied Consideration and

2.8x for U.S. Filter, with medians ranging from 2.1x to 2.5x for the companies in industry sectors comparable to Davis and a median of 2.6x for the companies in the industry sector comparable to U.S. Filter. An analysis of the multiples of Firm Value to LTM sales yielded 0.45x for Davis at the Implied Consideration and 2.68x for U.S. Filter, with medians ranging from 0.36x to 1.26x for the companies in industry sectors comparable to Davis and a median of 2.44x for the companies in the industry sector comparable to U.S. Filter. An analysis of the multiples of Firm Value to LTM EBIT yielded 10.4x for Davis at the Implied Consideration and 37.1x for U.S. Filter, with medians ranging from 8.6x to 11.3x for the companies in industry sectors comparable to Davis and a median of 22.4x for the companies in the industry sector comparable to U.S. Filter. An analysis of the multiples of Firm Value to LTM EBITDA yielded 9.0x for Davis at the Implied Consideration and 20.6x for U.S. Filter, with medians ranging from 7.2x to 8.3x for the companies in industry sectors comparable to Davis and a median of 15.2x for the companies in the industry sector comparable to U.S. Filter.

  Analysis of Selected Comparable Acquisition Transactions. Dillon Read also reviewed 12 transactions involving the acquisition or proposed acquisition of all or part of certain water distribution related companies. Dillon Read calculated the multiples of Firm Value to LTM EBITDA, EBIT and revenues, as well as the multiple of the offer price in each such transaction to the respective book values and net incomes of such companies.

  The merger and acquisition transactions which were analyzed included transactions completed or pending in the water distribution equipment industry. The acquisitions reviewed by Dillon Read, in reverse chronological order of announcement date, included: (i) the then pending acquisition by U.S. Filter of Zimpro, (ii) the pending acquisition by Hughes Supply, Inc. of Southwest Stainless, Inc., (iii) the pending acquisition by Pacific Scientific Company of Met One, Inc., (iv) the acquisition by Measurex Corporation of Data Measurement Corporation, (v) the acquisition by U.S. Filter of Polymetrics, Inc., (vi) the acquisition by U.S. Filter of Arrowhead Industrial Water, Inc.,
(vii) the acquisition by Edmundson International, Inc. of WaterPro Supplies Corporation, (viii) the acquisition by U.S. Filter of Liquipure, (ix) the acquisition by IDEX Corporation of Halo Products, Inc., (x) the acquisition by Crane Co. of Mark Controls Corporation, (xi) the acquisition by Crane Co. of Burks Pumps, Inc., and (xii) the acquisition by WICOR, Inc. of Carr-Griff, Inc.

  These calculations yielded a range of Firm Value to LTM EBITDA of 4.0x to 13.5x with a median of 9.2x, a range of Firm Value to LTM EBIT of 4.0x to 43.8x with a median of 14.3x, a range of Firm Value to LTM revenues of 0.26x to 1.82x with a median of 1.19x, a range of price to book value of 1.1x to 14.5x with a median of 4.1x and a range of price to net income of 6.2x to 34.6x with a median of 14.8x. Dillon Read then compared the results of these calculations to multiples calculated using the Implied Firm Value and the Implied Consideration: 9.0x Implied Firm Value to Davis' LTM EBITDA; 0.45x Implied Firm Value to Davis' LTM revenues; 10.4x Implied Firm Value to Davis' LTM EBIT; 3.3x Implied Consideration to book value of Davis; and 16.8x Implied Consideration to net income of Davis.

  Discounted Cash Flow Analyses. Dillon Read calculated projected future cash flows for U.S. Filter using Analysts' Estimates and for Davis using Management Estimates. Dillon Read then performed discounted cash flow analyses based on free cash flow to the combined company and an estimated terminal value derived as a multiple of EBITDA ("Firm Value Approach").

  The Firm Value Approach applied terminal value multiples ranging from 6.0x to 7.0x EBITDA for Davis and 10.0x to 19.0x EBITDA for U.S. Filter. The sums of future cash flows to the firm and the range of such related terminal values were then discounted to present value by applying discount rates ranging from 10.0% to 14.0% for Davis, and ranging from 10.0% to 20.0% for U.S. Filter. Based on these calculations, Dillon Read then derived present values per share ranging from $23.83 to $32.80 for Davis Common Stock, and ranging from $12.31 to $35.35 for U.S. Filter Common Stock.

  Dillon Read has advised Davis' Board of Directors that, in connection with rendering its opinion dated July 22, 1996, Dillon Read considered updated financial information and market data in performing updates to the financial analyses described above. Dillon Read stated that the updated financial analyses confirmed its opinion as described above.

  The foregoing summary does not purport to be a complete description of the analyses performed by Dillon Read or of its presentations to Davis' Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to summary description. Dillon Read believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Dillon Read, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Dillon Read and its opinion. Dillon Read made no attempt to assign specific weights to particular analyses. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Dillon Read does not assume responsibility for their accuracy.

  The Davis Board of Directors retained Dillon Read based on its experience and expertise. Dillon Read is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Except as described herein, however, Dillon Read has not previously provided services to Davis.

  Pursuant to the engagement letter with Dillon Read, Davis has agreed to pay Dillon Read a fee of 1.25% of the aggregate amount of consideration paid to the Company and/or its shareholders up to $20 per share and 2% for any consideration paid above $20 per share. Davis has also agreed to reimburse Dillon Read for certain expenses incurred in connection with its engagement and to indemnify Dillon Read and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the United States federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 General

  In considering the recommendation of Davis' Board of Directors, Davis shareholders should be aware that certain members of Davis' management and of the Davis Board of Directors have certain interests in the Merger that are in addition to any interests they may have as shareholders of Davis generally. These interests include, among others, the appointment of R. Doyle White to the U.S. Filter Board of Directors, employment and executive retention agreements providing for certain severance and other employee benefits, the continuation of certain supplemental retirement benefits, the conversion of employee and director stock options into 1.3995 shares of U.S. Filter Common Stock, indemnification of Davis directors and officers, and directors' and officers' liability insurance, as described below.

 U.S. Filter Management Post-Merger

  U.S. Filter has agreed to cause R. Doyle White to be appointed to the U.S. Filter Board of Directors following consummation of the Merger. In addition, in order to assure continuity following consummation of the Merger, U.S. Filter has offered employment opportunities with Davis to the Named Officers, including the appointment of R. Doyle White as an Executive Vice President of U.S. Filter and Chief Executive Officer of Davis as the surviving company in the Merger. The terms of the employment agreements to be entered into as of the Effective Time with the Named Officers are summarized below. Employment agreements with an additional 45 key employees of Davis will be entered into as of the Effective Time providing for a one-year employment term and, in the case of eight senior managers, a retention bonus of 25% of base salary.

 Davis Employment Agreements

  R. Doyle White. The Employment Agreement with R. Doyle White will provide for a two-year employment term following the Merger at an annual compensation of not less than $485,000 and a retention bonus of $242,000, payable on January 1, 1997. During the employment period, Mr. White will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to other similarly situated officers of U.S. Filter and its affiliated companies. The Employment Agreement provides for damages in the event Mr. White's employment is terminated during the two-year employment period. If his employment is terminated by Davis other than for cause, death or disability, or by Mr. White for "good reason" (as defined in the agreement), he will receive any accrued but unpaid salary and benefits through the date of termination, plus a lump sum equal to his annual compensation for the remainder of the two-year employment period and the unpaid portion, if any, of the retention bonus; provided, however, that such lump-sum payments of post-termination compensation and accelerated retention bonus must be repaid to Davis if Mr. White competes with Davis within a prescribed territory during the remainder of the two-year employment period. If Mr. White's employment is terminated by reason of death or disability, he will receive any accrued but unpaid salary and benefits through the date of termination, plus any otherwise applicable death or disability benefits. If his employment is terminated by Davis for cause, or by Mr. White without good reason, he will receive any accrued but unpaid salary and benefits through the date of termination.

  In the event it is determined that any payment or distribution by Davis to or for the benefit of Mr. White (whether pursuant to the terms of his Employment Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by him with respect to such excise tax, then Mr. White will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by him of all taxes, he retains an amount of the Gross-Up Payment equal to the excise tax so imposed.

  Four Other Named Officers. The Employment Agreements between Davis and each of Messrs. May, Pless, Tatum and Stan White will provide for a two-year employment term following the Merger at an annual salary at a rate of not less than such executive's highest bi-weekly base salary with Davis during the three-month period immediately prior to the Merger. In addition, the executive will have the opportunity to earn an incentive bonus of up to 25% of his base salary each year, based on performance criteria comparable to those in effect for his incentive compensation prior to the Merger. During the employment period, the executive will be entitled to participate in all savings, retirement and welfare plans, practices, policies and programs applicable generally to other similarly situated officers of U.S. Filter and its affiliated companies; provided, however, that Davis will maintain the executive's supplemental retirement plan (the "SERP") with Davis as in effect immediately prior to the Merger and will not terminate or amend the SERP during the employment period. On the day after consummation of the Merger, the executive will be granted options to purchase 10,000 shares of U.S. Filter Common Stock under U.S. Filter's 1991 Employee Stock Option Plan at the fair market value of U.S. Filter Common Stock on that date, which options will vest in accordance with the normal vesting schedule for options granted under such plan. On the first anniversary of such date, the executive will be granted an additional 10,000 options at the fair market value of U.S. Filter Common Stock on such date, which options will vest in accordance with the normal vesting schedule for options granted under the U.S. Filter plan.

  The Employment Agreements with Messrs May, Pless, Tatum and Stan White provide for damages in the event the executive's employment is terminated during the two-year employment period. If his employment is terminated by Davis other than for cause, death or disability, or by the executive for "good reason" (as defined in the agreement), he will receive any accrued but unpaid salary and benefits and a pro-rated portion of any target bonus through the date of termination, plus a lump sum equal to his annual salary for the remainder of the two-year employment period; provided, however, that such lump-sum payments of post-termination salary must be repaid to Davis if the executive competes with Davis within a prescribed territory during the remainder of the two-year employment period. If the executive's employment is terminated by reason of death or disability, he will receive any accrued but unpaid salary and benefits and a pro-rated portion of any target bonus through the date of termination, plus any otherwise applicable death or disability benefits. If his employment is terminated by Davis for cause, or by the executive without good reason, he will receive any accrued but unpaid salary and benefits through the date of termination.

  In the event that it is determined that any payment or distribution by Davis to or for the benefit of any of Messrs. May, Pless, Tatum and Stan White (whether pursuant to the Employment Agreements or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, then, if such action would benefit the executive on an after tax basis, the payment or distribution will be limited to the extent necessary to avoid the excise tax.

 U.S. Filter Executive Retention Agreements

  U.S. Filter entered into Executive Retention Agreements with each of the Named Officers, which will provide protections to the officer in the event of a termination of employment within one year after a change in control of U.S. Filter. The Executive Retention Agreement with R. Doyle White calls for a severance benefit of two times his annual compensation, including bonus, and a continuation of welfare and retirement benefits for two years after termination, or the economic equivalent thereof. The Executive Retention Agreements with the other Named Officers call for a severance benefit of one times the executive's annual compensation, including bonus, and a continuation of welfare and retirement benefits for one year after termination, or the economic equivalent thereof. In each case, the benefits payable under the Executive Retention Agreement will be reduced for benefits received as a result of termination of employment under such officer's Employment Agreement, as described above.

  If any portion of a payment under an Executive Retention Agreement would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, then the payments made to the Named Officer under the Executive Retention Agreement will be reduced so that the value of the aggregate payments to the Named Officer under the Executive Retention Agreement and under any other plan or program of U.S. Filter will be less than the maximum amount which the Named Officer can receive without becoming subject to the excise tax imposed by Section 4999 of the Code.

 Davis Change in Control Employment Agreements

  Davis is currently a party to change in control employment agreements (the "Change in Control Employment Agreements") with each of the Named Officers and 45 other officers and employees of Davis, which would provide certain benefits to the employee in the event of a change in control of Davis. The Merger would constitute a "change in control" for purposes of the Change in Control Employment Agreements. However, the Merger Agreement provides that it is a condition to consummation of the Merger that, at the Effective Time, each of the Named Officers and such other 45 employees shall have voluntarily terminated his Change in Control Employment Agreement with Davis and entered into a new Employment Agreement with Davis, as described above in the case of the Named Officers. Each of the Named Officers and such 45 other employees has signed a contract to do so. If, in spite of such contractual agreement, any such employee refused to terminate his Change in Control Employment Agreement and if U.S. Filter waived such refusal as a condition to the consummation of the Merger, the employee would be entitled to the benefits described in his Change in Control Employment Agreement. If not terminated as anticipated, (i) the Change in Control Employment Agreements with each of the Named Officers would provide a change-in-control bonus of two times the officer's current salary, a severance benefit in certain events of two times his annual compensation, including bonus, and a continuation of welfare benefits for two years after the change in control; (ii) the Change in Control Employment Agreements with eight additional officers would provide a change-in-control bonus of 25% of the officer's current salary and a guaranteed continuation of salary for one year following the change in control; and (iii) the Change in Control Employment Agreements with the 37 additional employees would provide a guaranteed continuation of salary for one year following the change in control.

 Supplemental Retirement Benefits

  The Named Officers each participate in certain SERPs. The Merger Agreement provides that Davis will pay at the Effective Time the lump sum value of R. Doyle White's SERP, estimated in the Merger Agreement to have a present value of $1,126,266, in accordance with the terms thereof. U.S. Filter also has agreed to cause Davis to maintain the SERPs of Messrs. May, Pless, Tatum and Stan White as in effect immediately prior to the Effective Time and not to terminate or amend the same during the two-year employment period covered by such executive's Employment Agreement, as described above. Assuming voluntary retirement by each of such persons on August 22, 1998 (the end of the two-year employment period) and based on certain other assumptions, Messrs. May, Pless, Tatum and Stan White would receive, beginning at age 62, a monthly annuity for life in the amount of $3,849, $2,618, $630 and $2,284, respectively, pursuant to their SERPs.

 Employee and Director Stock Options

  Davis has granted stock options to the Named Officers and certain directors of Davis under the Davis 1994 Employees Stock Option Plan and the Davis 1994 Directors Stock Option Plan (together, the "Davis Option Plans"). Options granted include incentive stock options and non-qualified stock options which vest not more than five years from the date of grant unless accelerated in accordance with the applicable Davis Option Plan or individual option agreement. Pursuant to the Davis Option Plans and as of the date of this Proxy Statement/Prospectus, options to purchase 193,660 shares of Davis Common Stock are outstanding under the Davis Option Plans. Pursuant to the Merger Agreement, and subject to adjustment as set forth therein, at the Effective Time, each employee or director stock option outstanding under the Davis Option Plans, whether or not then exercisable in accordance with its terms, will be converted into 1.3995 shares of U.S. Filter Common Stock.

  The basis on which the employee and director stock options will be converted was based on fair value analyses performed by financial advisors to Davis and U.S. Filter utilizing recognized valuation models.

  The following table sets forth, with respect to each of the Named Officers, all executive officers of Davis as a group (consisting of the Named Officers and collectively referred to as the "Executive Officer Group") and the non-employee directors of Davis as a group, the number of shares of Davis Common Stock covered by outstanding options held by such person or group:

   NAME OF PERSON OR GROUP                                          OPTIONS HELD
   -----------------------                                          ------------
   R. Doyle White..................................................    54,194
   Larry May.......................................................    34,871
   Stan White......................................................    26,839
   Robert D. Tatum.................................................    19,202
   Robert H. Pless.................................................    26,554
   Executive Officer Group.........................................   161,660
   Non-Employee Director Group (7 persons).........................    32,000

 Indemnification; Directors' and Officers' Liability Insurance

  U.S. Filter has agreed that it will, following the Effective Time, cause Davis to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Davis and its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under Georgia law and by Davis' Articles of Incorporation and Bylaws as currently in effect, including provisions relating to advances of expenses. U.S. Filter has also agreed to use its reasonable efforts to maintain in effect for two years after the Effective Time Davis' existing directors' and officers' liability insurance policy, subject to certain limitations, including the right to replace policies and to limit the premium costs of such coverage.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of U.S. Filter and Davis will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of U.S. Filter and Davis for the entire fiscal period in which the Merger occurs and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company.

  Pursuant to the Merger Agreement, each of U.S. Filter and Davis is required to exercise its best efforts to cause the Merger to be accounted for as a pooling of interests, and Davis has agreed to deliver or cause to be delivered to U.S. Filter from each of its affiliates an executed agreement as of the Effective Time to the effect that such person has not transferred shares of Davis Common Stock or U.S. Filter Common Stock within the preceding 30 days and will not transfer any shares of U.S. Filter Common Stock prior to the date that U.S. Filter publishes results covering at least 30 days of post-Merger operations.

  Consummation of the Merger is conditioned upon the receipt of letters from Price Waterhouse LLP, Davis' independent accountants, and KPMG Peat Marwick LLP, U.S. Filter's independent accountants, with respect to the qualification of the Merger as a pooling of interests for accounting purposes. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Combined Consolidated Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Following is a summary of material federal income tax consequences of the Merger based on current United States law. Neither U.S. Filter nor Davis has requested or will request any ruling from the United States Internal Revenue Service as to the United States federal income tax consequences of the Merger. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, non-resident aliens, foreign corporations, persons who acquired shares of Davis Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Davis Common Stock in a hedging transaction or as part of a straddle or conversion transaction. Also, the summary does not address state, local or non-United States tax consequences of the Merger. Consequently, each holder of Davis Common Stock (a "Holder") should consult such Holder's own tax advisor as to the specific tax consequences of the Merger to such Holder.

  The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes, no gain or loss will be recognized by either U.S. Filter or Davis as a result of the Merger, and Holders who exchange shares of Davis Common Stock for shares of U.S. Filter Common Stock pursuant to the Merger will be treated as follows:

    (i) no gain or loss will be recognized by a Holder with respect to the receipt of U.S. Filter Common Stock;

    (ii) the aggregate adjusted tax basis of shares of U.S. Filter Common Stock (including a fractional share interest in U.S. Filter Common Stock deemed received and redeemed as described below) received by a Holder will be the same as the aggregate adjusted tax basis of the shares of Davis Common Stock exchanged therefor;

    (iii) the holding period of shares of U.S. Filter Common Stock (including the holding period of a fractional share interest in U.S. Filter Common Stock) received by a Holder will include the holding period of the Davis Common Stock exchanged therefor, provided that such shares of Davis Common Stock are held as capital assets at the Effective Time; and

    (iv) a Holder of Davis Common Stock who receives cash in lieu of a fractional share interest in U.S. Filter Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution is "substantially disproportionate" with respect to the Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the fractional share interest. Under these rules, a minority shareholder of Davis should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in U.S. Filter Common Stock. The capital gain or loss will be long-term capital gain or loss if the Holder's holding period in the fractional share interest is more than one year.

  The obligation of U.S. Filter and Davis to consummate the Merger is conditioned on the receipt of an opinion of U.S. Filter's counsel, Kirkpatrick & Lockhart LLP, dated as of the Effective Time, substantially to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Kirkpatrick & Lockhart LLP referred to in this paragraph will be based upon certain facts, assumptions and representations and/or covenants, including those contained in certificates of officers of U.S. Filter, Davis and, possibly, others. Subject to the receipt of such representations and/or covenants, Kirkpatrick & Lockhart LLP anticipates that it will render such opinion. If such opinion is not received, the Merger will not be consummated unless the conditions requiring its receipt are waived and the approval of the Davis shareholders is resolicited by means of an updated Proxy Statement/ Prospectus. U.S. Filter and Davis currently anticipate that such opinion will be delivered and that neither U.S. Filter nor Davis will waive the conditions requiring receipt of such opinions.

FAILURE TO EXERCISE TERMINATION RIGHT

  Among other termination rights of the parties, the Merger Agreement may be terminated by Davis in its sole discretion if the Average Market Price is less than $16.83. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Davis Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for water distribution and water and wastewater treatment industry stocks in general, the relative value of the U.S. Filter Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, the Davis shareholders would be permitting the Davis Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the market price of the U.S. Filter Common Stock declines substantially from its price on the date the Merger Agreement was executed and delivered.

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. U.S. Filter and Davis filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 1, 1996. The required waiting period under the HSR Act expires on July 31, 1996, unless a request for additional information is received prior to that date. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Davis or U.S. Filter. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin consummation of the Merger or seeking divestiture of businesses of Davis or U.S. Filter by U.S. Filter. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.

  Based on information available to them, Davis and U.S. Filter believe that the Merger will be effected in compliance with United States federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Davis and U.S. Filter would prevail.

RESALE RESTRICTIONS

  All shares of U.S. Filter Common Stock received by Davis shareholders in the Merger will be freely transferable, except that shares of U.S. Filter Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Davis prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of U.S. Filter) or as otherwise permitted under the Securities Act. The Merger Agreement requires Davis to deliver or cause to be delivered to U.S. Filter from each of its affiliates an executed agreement to the effect that such person will not offer, sell, transfer or otherwise dispose of any of the shares of U.S. Filter Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel, such sale, transfer or other disposition is exempt from registration under the Securities Act.

  This Proxy Statement/Prospectus does not cover any resales of U.S. Filter Common Stock received by affiliates of Davis upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

NO APPRAISAL RIGHTS

  Under applicable Georgia corporate law, holders of Davis Common Stock are not entitled to dissenters' appraisal rights in connection with the Merger.

DAVIS RIGHTS AGREEMENT

  On December 15, 1989, the Board of Directors of Davis adopted a share rights plan (the "Davis Rights Agreement") and, in connection therewith, declared a dividend distribution of one right (each a "Davis Right") for each outstanding share of Davis Common Stock to shareholders of record at the close of business on January 8, 1990. The Davis Rights Agreement generally provides that 20 days following a public announcement that a person or a group of affiliated or associated persons have become owners of 10% or more of the Davis Common Stock (and have thus become an "Acquiring Person"), each Davis Right will entitle the registered holder to purchase Davis Common Stock at a purchase price per share equal to 20% of current market value. Any Davis Rights beneficially owned by an Acquiring Person or any of the Acquiring Person's affiliates or associates are not exercisable. The number of shares that each holder of a Davis Right will be entitled to receive upon exercise is equal to one share of Davis Common Stock multiplied by a fraction, the numerator of which is the number of shares of Davis Common Stock outstanding on the date of the first public announcement that a person has become an Acquiring Person (the "Stock Acquisition Date") and the denominator of which is the number of Davis Rights outstanding on the Stock Acquisition Date that are not beneficially owned by the Acquiring Person or its affiliates or associates. Until such time as the Davis Rights become exercisable, (a) the Davis Rights will be evidenced by the Davis Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) Davis Common Stock certificates issued after January 8, 1990 will contain a notation incorporating the Davis Rights Agreement by reference and (c) the surrender for transfer of any certificates for Davis Common Stock will also constitute the transfer of the Davis Rights associated with the Davis Common Stock represented by such certificate. In connection with the Merger Agreement, the Davis Rights Agreement was amended by the Davis Board so that neither the execution and delivery of nor the consummation of the transactions contemplated by the Merger Agreement or the Shareholder Agreements will result in the occurrence of a Stock Acquisition Date. Pursuant to such amendment, the Davis Rights will be redeemed immediately prior to the Effective Time. See "The Merger Agreement-- Conditions."

                             THE MERGER AGREEMENT

  Following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of Davis are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of Davis and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Davis, whereupon Davis will become a wholly owned subsidiary of U.S. Filter.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of duly executed certificates of merger with the Secretaries of State of the States of Georgia and Delaware, or at such time thereafter as is provided in the certificates of merger.

  At the Effective Time the Articles of Incorporation of Davis, the continuing corporation, as in effect immediately prior to the Effective Time will be amended and restated in their entirety to read as set forth in an exhibit to the Merger Agreement. The Bylaws of Davis as in effect immediately prior to the Effective Time will be the Bylaws of the continuing corporation. The directors and officers of Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the continuing corporation until their successors are duly elected or appointed or until their earlier death, resignation or removal.

CONVERSION OF DAVIS COMMON STOCK

  Upon consummation of the Merger, pursuant to the Merger Agreement, Sub will be merged with and into Davis and each issued and outstanding share of Davis Common Stock (other than shares held in Davis' treasury immediately prior to the Effective Time, all of which will be canceled) will be converted on the basis of the Exchange Ratio into the right to receive 1.3995 shares of U.S. Filter Common Stock, subject to adjustment. If the Average Market Price of the U.S. Filter Common Stock is less than $18.67 per share, then the Adjusted Exchange Ratio will be equal to $26.12 (calculated by multiplying the Exchange Ratio by $18.67) divided by the Average Market Price. If the Average Market Price of the U.S. Filter Common Stock is more than $22.67 per share, then the Adjusted Exchange Ratio will be equal to $31.72 (calculated by multiplying the Exchange Ratio by $22.67) divided by the Average Market Price.

  Neither certificates nor scrip for fractional shares of U.S. Filter Common Stock will be issued in the Merger, but in lieu thereof each holder of Davis Common Stock otherwise entitled to a fraction of a share of U.S. Filter Common Stock will be entitled to receive a cash payment. The amount of such cash payment will be equal, in the case of each fractional share, to an amount, without interest, calculated as the product of (i) such fraction, multiplied by (ii) the closing per share sale price of U.S. Filter Common Stock on the New York Stock Exchange for the day of the Effective Time as quoted in The Wall Street Journal. No U.S. Filter stock split or dividend will relate to any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of a stockholder of U.S. Filter.

  The Merger Agreement provides that, in the event of a U.S. Filter stock split, stock dividend or similar recapitalization with respect to the U.S. Filter Common Stock for which the record date (in the case of a stock dividend) or the effective date (in the case of a stock split or other recapitalization for which a record date is not established) is prior to the Effective Time, the Exchange Ratio, as adjusted, and the Average Market Prices related to the termination provisions of Sections 7.01(b) and (c) of the Merger Agreement, shall be proportionately adjusted to reflect such stock split, dividend or recapitalization. A 3-for-2 stock split of U.S. Filter Common Stock was effective July 15, 1996. Accordingly, the Exchange Ratio and related amounts have been proportionately adjusted to reflect such stock split.

  Promptly after the Effective Time, the Exchange Agent will mail transmittal forms and exchange instructions to each holder of record of Davis to be used to surrender and exchange certificates evidencing shares of Davis Common Stock for certificates evidencing the shares of U.S. Filter Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Davis Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of shares of U.S. Filter Common Stock to which such holder is entitled and cash in lieu of fractional shares as indicated above. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. DAVIS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate evidencing Davis Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of U.S. Filter Common Stock (and cash in lieu of fractional shares) which the holder of such certificate is entitled to receive, without interest. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by U.S. Filter until the certificate has been exchanged. Following such exchange, such dividends or other distributions will be paid to the holder entitled thereto, without interest.

STOCK OPTIONS AND OTHER STOCK PLANS

  At the Effective Time, each employee or director stock option to purchase shares of Davis Common Stock, issued by Davis and outstanding and unexercised as of June 10, 1996 and as of 11:59 p.m. on the date preceding the Effective Time, whether or not then exercisable in accordance with its terms, will be converted into 1.3995 shares of U.S. Filter Common Stock, subject to adjustment on the basis of the Adjusted Exchange Ratios.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains representations and warranties of Davis, on the one hand, and U.S. Filter and Sub, on the other, which are customary in transactions of this type, relating to, among other things, (a) the corporate organization, qualification and capitalization of Davis and each of its subsidiaries and of U.S. Filter and Sub and certain similar corporate matters;
(b) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated thereby and related matters; (c) required governmental filings and absence of violations under charters, bylaws, and certain instruments and laws; (d) documents and financial statements filed by each of Davis and U.S. Filter with the Commission and the accuracy of information contained therein; (e) the absence of undisclosed liabilities; (f) the absence of certain material adverse changes or events; (g) litigation; (h) taxes; (i) employee benefits; (j) environmental matters; (k) compliance with laws; and (l) the accuracy of information supplied by each of Davis and U.S. Filter in connection with the Registration Statement and this Proxy Statement/Prospectus.

  Davis has also represented to U.S. Filter and Sub that certain "fair price" provisions of the Georgia corporate law and provisions of Georgia corporate law applicable to an "interested shareholder" engaging in a "business combination" will not apply to the Merger Agreement, the Shareholder Agreements or the consummation of the Merger or other transactions contemplated by the Merger Agreement or the Shareholder Agreements. Davis has made representations and warranties with respect to, among other things, its indebtedness; certain "related party" transactions; required authorizations; agreements, contracts and commitments; real property; intellectual property; insurance; employment and change of control agreements; labor relations; certain accounting matters; brokers and finders; and the absence of existing discussions with other parties. In addition, U.S. Filter and Sub have made certain representations and warranties with respect to the interim operation of Sub.

  Each of the representations and warranties of Davis, U.S. Filter and Sub in the Merger Agreement will terminate upon consummation of the Merger.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, Davis has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms or the Effective Time, except as consented to in writing by U.S. Filter, it and each of its subsidiaries will, with certain exceptions: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform its other obligations when due; (c) use reasonable efforts consistent with past practices to preserve intact its present business organization; (d) except in the ordinary course of business, not acquire any stock or other interest in or purchase any assets of any business organization or entity; (e) not sell, lease, assign, transfer or otherwise dispose of any of its assets, nor create any mortgage, security interest or other lien thereon, except in the ordinary course of business and except for any assets which are obsolete; (f) not incur any indebtedness for borrowed money or any obligation under any guarantee except for certain indebtedness which may be incurred under Davis' existing bank loan agreement only for working capital purposes; (g) not (i) alter, amend or repeal any provision of its articles or certificate of incorporation or bylaws; (ii) change the number or identity of its directors (other than as a result of the death, retirement or resignation of a director); (iii) form or acquire any subsidiaries; (iv) except in the ordinary course of business, enter into, modify or terminate any material contract or agreement to which it is a party or agree to do so; (v) modify any employment agreements; or (vi) incur any obligation for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits payable or to become payable to any of its employees or other persons, except in any such case for obligations incurred pursuant to the terms of any existing employment agreement or benefit plan; (h) pay and discharge all taxes imposed upon it prior to the date on which penalties attach thereto; (i) except in accordance with Davis' dividend policy in effect on the date of the Merger Agreement, not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock or purchase or redeem any shares of its capital stock; (j) not authorize or make any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate; or (k) not increase the number of shares authorized or issued and outstanding of its capital stock, nor grant any option, warrant, call, commitment, right or agreement of any character relating to its capital stock, nor issue or sell any shares of its capital stock or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities, except pursuant to the exercise of options or rights outstanding on the date of the Merger Agreement.

  In addition, Davis has agreed, subject to fiduciary obligations of the Davis Board of Directors under applicable law as advised in writing by outside legal counsel, that the Davis Board will recommend adoption and approval of the Merger Agreement and shall use its best efforts to solicit and secure from its shareholders their adoption and approval of the Merger Agreement.

NO SOLICITATION

  The Merger Agreement provides that Davis will not, directly or indirectly, through any officer, director, employee, representative or agent of it or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent Davis or the Davis Board of Directors from (a) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Davis, if and only to the extent that (1) the Davis Board believes in good faith (after consultation with and based on the written opinion of its financial advisor) that such Acquisition Proposal could, if consummated, result in a transaction more favorable to its shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to in the Merger Agreement as a "Superior Proposal") and the Davis Board determines in good faith based on a written opinion of outside legal counsel that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Davis Board receives from such person or entity an executed confidentiality agreement; or
(b) taking any position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, with regard to an Acquisition Proposal consisting of a commenced tender offer (other than a tender offer commenced by public announcement alone) that is consistent with the advice of its counsel concerning the Davis Board's fiduciary duties under applicable law.

  Davis is required to notify U.S. Filter upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

INDEMNIFICATION AND INSURANCE

  U.S. Filter has agreed that, from and after the Effective Time, it will cause Davis to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Davis and its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time, to the full extent permitted under Georgia law and Davis' Articles of Incorporation and Bylaws as in effect at the date of the Merger Agreement, including provisions relating to advances of expenses. U.S. Filter has also agreed to use its reasonable efforts to maintain in effect for two years after the Effective Time Davis' existing directors' and officers' liability insurance policy, subject to certain limitations, including the right to replace policies and to limit the premium costs of such coverage with respect to claims arising from facts or events which occurred at or prior to the Effective Time.

CONDITIONS

  The respective obligations of U.S. Filter, Sub and Davis to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the shareholders of Davis and no right of dissent shall be applicable in connection therewith; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (d) the absence of any temporary restraining order, injunction or other order or legal or regulatory restraint or prohibition preventing, or the enactment of any law making illegal, the consummation of the Merger, or limiting or restricting U.S. Filter's conduct or operation of Davis' business after the merger; (e) the approval of the shares of U.S. Filter Common Stock to be issued in the Merger for listing on the New York Stock Exchange upon official notice of issuance; (f) the accuracy in all material respects of the representations and warranties of Davis, in the case of U.S. Filter and Sub, and of U.S. Filter and Sub, in the case of Davis, set forth in the Merger Agreement; (g) the performance in all material respects of all obligations of Davis, in the case of U.S. Filter and Sub, and of U.S. Filter and Sub, in the case of Davis, required to be performed under the Merger Agreement; (h) the receipt of certain legal opinions, including the opinion of Kirkpatrick & Lockhart LLP, counsel to U.S. Filter, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; and (i) certain employees of Davis shall have entered into employment agreements with U.S. Filter and certain change in control employment agreements between Davis and certain of its employees shall have been terminated.

  The obligations of U.S. Filter and Sub to consummate the Merger are also subject to the following conditions among others: (a) all required governmental and material third party authorizations shall have been obtained;
(b) the receipt of letters from Price Waterhouse LLP, Davis' independent accountants, and KPMG Peat Marwick LLP, U.S. Filter's independent accountants, with respect to the qualification of the Merger as a pooling of interests for accounting purposes; (c) the receipt of letters from the affiliates of Davis, within the meaning of Rule 145 under the Securities Act, with respect to their obligations under the Securities Act upon resale of any shares of U.S. Filter Common Stock issued to them in connection with the Merger and to the effect that such persons have not transferred shares of Davis Common Stock or U.S. Filter Common Stock within the 30 days preceding the Effective Time and will not transfer any shares of U.S. Filter Common Stock prior to the date that U.S. Filter publishes results covering at least 30 days of post-merger operations;
(d) the Davis Rights shall have been redeemed immediately prior to the Effective Time; (e) the resignation of all directors of Davis and its subsidiaries, except for those designated by U.S. Filter as directors of the continuing corporation or its subsidiaries; and (f) following action by the committees administering Davis' Employees Stock Option Plan and Directors Stock Option Plan, all holders of outstanding options under those plans shall have acknowledged in writing that the holders' receipt of shares of U.S. Filter Common Stock as Merger consideration shall be in full settlement of such options.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective
Time:

    (a) by mutual written consent of U.S. Filter and Davis; or

    (b) by U.S. Filter if the Average Market Price of the U.S. Filter Common Stock is greater than $24.83; or

    (c) by Davis if the Average Market Price of the U.S. Filter Common Stock is less than $16.83; or

    (d) by either U.S. Filter or Davis if the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been a cause of or has resulted in the failure of the Merger to occur on or before such date); or

    (e) by U.S. Filter or Davis, if (i) the other party has breached any representation or warranty contained in the Merger Agreement (except where such breach would not have a material adverse effect on the party having made such representation or warranty and its subsidiaries taken as a whole and would not have a material adverse effect upon the transactions contemplated by the Merger Agreement), or (ii) there has been a breach of a covenant or agreement set forth in the Merger Agreement on the part of the other party, which shall not have been cured within two business days following receipt by the breaching party of written notice of such breach from the other party (other than those described under "--No Solicitation," as to which there shall be no cure period); or

    (f) by either U.S. Filter or Davis if a court of competent jurisdiction or other governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (g) by U.S. Filter or Davis in the event that any condition precedent to the obligations of such party to consummate the transactions contemplated by the Merger Agreement has become impossible of satisfaction, other than as a result of the breach of the Merger Agreement by the party attempting to terminate the Merger Agreement; or

    (h) by either U.S. Filter or Davis, if, at the Davis shareholders' meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Davis in favor of the Merger Agreement and the Merger shall not have been obtained; or

    (i) by U.S. Filter, if (i) Davis shall provide non-public information to or engage in negotiations regarding any Acquisition Proposal with any person other than USF or its affiliates, (ii) the Davis Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger or shall have resolved to do any of the foregoing; (iii) the Davis Board shall have recommended to the shareholders of Davis an Acquisition Proposal other than one made by U.S. Filter or an affiliate of U.S. Filter; or (iv) Davis shall have amended or otherwise altered the provisions of the Rights Agreement other than as provided for in the Merger Agreement.

  In the event of any termination of the Merger Agreement by either U.S. Filter or Davis as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of U.S. Filter, Sub or Davis or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of the Merger Agreement, provided that the provisions relating to fees and expenses shall survive such termination.

  Except as set forth below, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Proxy Statement/Prospectus and the Registration Statement will be shared equally by U.S. Filter and Davis.

  The Merger Agreement provides that Davis will reimburse U.S. Filter for out-of-pocket expenses incurred by U.S. Filter relating to the transactions contemplated by the Merger Agreement prior to termination (including, but not limited to, fees and expenses of U.S. Filter's counsel, accountants and financial advisors) upon the termination of the Merger Agreement by U.S. Filter or Davis pursuant to paragraph (h) above or by U.S. Filter pursuant to paragraph (i) above.

  Davis will be obligated to pay U.S. Filter a termination fee of $3,000,000 upon the earliest to occur of the following events: (x) the termination of the Merger Agreement by U.S. Filter or Davis pursuant to paragraph (h) above, provided that an Acquisition Proposal shall have been announced or otherwise disclosed at or prior to the Davis shareholders' meeting, or (y) by U.S. Filter pursuant to clauses (ii), (iii) or (iv) of paragraph (i) above. Davis will be obligated to pay U.S. Filter a termination fee of $1,500,000 upon the termination of the Merger Agreement pursuant to clause (i) of paragraph (i) above.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of U.S. Filter, Sub and Davis, but after approval by the shareholders of Davis of the Merger Agreement and the transactions contemplated thereby, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. The parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                          THE SHAREHOLDER AGREEMENTS

  Following is a summary of the Shareholder Agreements. Such summary is qualified in its entirety by reference to the full text of the form of Shareholder Agreement attached to this Proxy Statement/Prospectus as Annex C.

  Pursuant to the Shareholder Agreements, the individual parties thereto (each, a "Shareholder") have each agreed that, until the earlier of (i) the Effective Time or (ii) the date on which the Merger Agreement is terminated in accordance with its terms (the earlier of such time and such date being referred to herein as the "Shareholder Expiration Date"), the Shareholder will vote, or take action by written consent with respect to, all of his shares of Davis Common Stock (x) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, as such Merger Agreement may be modified or amended from time to time (but not to reduce the consideration to be received thereunder), and (y) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Proposal other than the Merger.

  At the request of U.S. Filter the Shareholder will execute and deliver to U.S. Filter an irrevocable proxy and irrevocably appoint U.S. Filter or its designee his or her attorney and proxy to vote or give consent with respect to all of his or her shares of Davis Common Stock for the purposes set forth above. Any such proxy will terminate on the Shareholder Expiration Date.

  Each Shareholder Agreement provides that none of its provisions will affect in any way the performance of a Shareholder's duties, including fiduciary duties, as a director of Davis.

  Each Shareholder Agreement contains the agreement of the Shareholder that, among other things, until the Shareholder Expiration Date, he will: (a) not, and will not agree to, sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of any of his shares of Davis Common Stock (or any interest therein) (other than in connection with certain transfers for estate planning purposes, provided certain conditions are met); (b) other than as expressly contemplated by the Shareholder Agreement, not grant any powers of attorney or proxies or consents in respect of any of his or her shares of Davis Common Stock, deposit any of his or her shares of Davis Common Stock into a voting trust, enter into a voting agreement with respect to any of his or her shares of Davis Common Stock or otherwise restrict the ability of the holder of any of his or her shares of Davis Common Stock freely to exercise all voting rights with respect thereto; (c) in the Shareholder's capacity as a shareholder of Davis, not initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, and will cease any existing activities related to the foregoing; (d) notify U.S. Filter if any such inquiry or proposal is received by such Shareholder; and (e) not take any action that, based upon the advice of U.S. Filter's accountants, would or could prevent the Merger from qualifying for pooling of interests accounting treatment.

                  DAVIS SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of Davis for each of the five full fiscal years set forth below are derived from the audited consolidated financial statements of Davis. Each fiscal year of Davis is ended April 30. This data should be read in conjunction with the financial statements and other financial information included or incorporated herein by reference.

                                     FOR THE YEAR ENDED APRIL 30,
                             -------------------------------------------------
                               1996      1995      1994       1993      1992
                             --------  --------  --------   --------  --------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA,
                                       PERCENTAGES AND RATIOS)
Net sales..................  $226,489  $215,649  $202,621   $190,990  $186,719
Income (loss) before income
 taxes and the cumulative
 effect of the change in
 the method of accounting
 for income taxes..........  $ 10,076  $  5,807  $ (8,395)  $    390  $ (1,250)
Net income (loss) before
 the cumulative effect of
 the change in the method
 of accounting for income
 taxes.....................  $  5,749  $  3,448  $ (5,340)  $    194  $   (844)
Cumulative effect of the
 change in the method of
 accounting for income
 taxes.....................  $      0  $      0  $      0   $    459  $      0
Net income (loss)..........  $  5,749  $  3,448  $ (5,340)  $    653  $   (844)
PRIMARY EARNINGS PER SHARE:
Net income (loss) per share
 before the cumulative
 effect of the change in
 the method of accounting
 for income taxes..........  $   1.78  $   1.06  $  (1.64)  $   0.06  $  (0.26)
Cumulative effect per share
 of the change in the
 method of accounting for
 income taxes..............  $   0.00  $   0.00  $   0.00   $   0.14  $   0.00
Net income (loss) per
 share.....................  $   1.78  $   1.06  $  (1.64)  $   0.20  $  (0.26)
FULLY DILUTED EARNINGS PER
 SHARE:
Net income (loss) per share
 before the cumulative
 effect of the change in
 the method of accounting
 for income taxes..........  $   1.72  $   1.05  $  (1.64)  $   0.06  $  (0.26)
Cumulative effect per share
 of the change in the
 method of accounting for
 income taxes..............  $   0.00  $   0.00  $   0.00   $   0.14  $   0.00
Net income (loss) per
 share.....................  $   1.72  $   1.05  $  (1.64)  $   0.20  $  (0.26)
Cash dividends per share...  $   0.39  $   0.08  $   0.00   $   0.00  $   0.10
Average shares outstanding.     3,236     3,261     3,261      3,265     3,266
Gross margin as a
 percentage of net sales...      16.7%     14.8%     14.8 %     16.5%     15.5 %
Net income (loss) as a
 percentage of net sales...       2.5%      1.6%     (2.6)%      0.3%     (0.5)%
Net income (loss) as a
 percentage of beginning
 stockholders' equity......     22.75%     15.5%    (19.3)%      2.4%     (3.0)%
AT YEAR-END
Total assets...............  $ 74,632  $ 81,536  $ 82,085   $ 79,341  $ 82,402
Working capital............  $ 25,805  $ 30,593  $ 31,731   $ 33,782  $ 41,891
Current ratio..............      1.74      1.78      1.84       2.19      2.98
Long term debt, less
 current portion...........  $  6,845  $ 14,787  $ 19,425   $ 20,719  $ 30,051
Stockholders' equity.......  $ 29,656  $ 25,332  $ 22,309   $ 27,635  $ 27,089
Ratio of stockholders'
 equity to total
 liabilities...............      0.66      0.45      0.37       0.53      0.49
Stockholders' equity per
 share.....................  $   9.16  $   7.77  $   6.83   $   8.50  $   8.30

 DAVIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

OVERVIEW

  Davis generates the major portion of its revenues from its traditional business of marketing water distribution equipment and supplies, including underground pipe, pipe fittings, valves, fire hydrants and water meters. These products are purchased from numerous manufacturers for distribution through a network of 23 service center warehouses in nine southeastern, southwestern and western states. These products are sold principally to independent contractors, industrial customers, municipalities and other government agencies, and private utilities. Davis believes that it is one of the largest distributors of water distribution equipment and supplies in the southeast, based on annual sales of such products.

  Davis also offers comprehensive, turnkey solutions to the growing public concern about water quality and wastewater treatment. Davis custom designs, manufactures and installs water and wastewater treatment equipment custom tailored for municipal and industrial use and distributes related materials that enable municipalities and industry to meet applicable health and water quality standards. Water treatment plants and wastewater systems that process up to five million gallons of water per day are among the large systems built by Davis at its Thomasville, Georgia facilities and sold throughout the United States by Davis' sales force and manufacturers' representatives. Davis also sells process materials that are used to control odor in municipal wastewater collection and treatment systems and other process materials that treat water and condition sludge for disposal. These products are distributed by Davis through its own sales force and manufacturers' representatives primarily to municipal and industrial customers.

  The following table illustrates the contributions to Davis' annual net sales, operating income (loss), and assets attributable to regions of the United States served by Davis. Export sales are included in "Other."

                                                     OPERATING
                                      NET SALES    INCOME (LOSS)      ASSETS
                                     ------------  ---------------- -----------
                                             (DOLLARS IN THOUSANDS)
Fiscal 1996:
  Southeastern...................... $142,062  63% $  6,087    60 % $59,745  80%
  Midwestern........................   38,683  17%    1,844    18 %   8,107  11%
  Western...........................    8,558   4%       58     1 %   1,473   2%
  Rocky Mountain....................   27,921  12%    1,487    15 %   4,813   6%
  Other.............................    9,265   4%      600     6 %     494   1%
                                     -------- ---  --------  ----   ------- ---
                                     $226,489 100% $ 10,076   100 % $74,632 100%
                                     ======== ===  ========  ====   ======= ===
Fiscal 1995:
  Southeastern...................... $131,569  61% $  4,236    73 % $65,787  81%
  Midwestern........................   33,777  16%    1,018    18 %   7,911  10%
  Western...........................   12,717   6%     (860)  (15)%   1,819   2%
  Rocky Mountain....................   24,689  11%    1,056    18 %   5,316   6%
  Other.............................   12,897   6%      357     6 %     703   1%
                                     -------- ---  --------  ----   ------- ---
                                     $215,649 100% $  5,807   100 % $81,536 100%
                                     ======== ===  ========  ====   ======= ===
Fiscal 1994:
  Southeastern...................... $123,452  61% $ (3,449)   41 % $62,398  76%
  Midwestern........................   32,236  16%   (1,602)   19 %   7,914  10%
  Western...........................   17,130   8%     (361)    4 %   5,822   7%
  Rocky Mountain....................   16,624   8%      491    (6)%   5,248   6%
  Other.............................   13,179   7%   (3,474)   42 %     703   1%
                                     -------- ---  --------  ----   ------- ---
                                     $202,621 100% $ (8,395)  100 % $82,085 100%
                                     ======== ===  ========  ====   ======= ===

  Davis' export sales in fiscal 1996, 1995 and 1994 totaled $1,737,000, $1,120,000 and $1,776,000, respectively. Export sales consisted principally of water and wastewater treatment equipment and were made primarily in Canada, Mexico, and Puerto Rico.

RESULTS OF OPERATIONS

 Net Sales

  Net sales for fiscal 1996 increased 5.0% as compared to fiscal 1995, while fiscal 1995 net sales increased 6.4% as compared to fiscal 1994. Set forth below is sales information for the past three fiscal years regarding Davis' principal product classes:

                                             YEAR ENDED APRIL 30,
                              --------------------------------------------------
                                    1996             1995             1994
                              ---------------- ---------------- ----------------
                               AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT
                              -------- ------- -------- ------- -------- -------
                                            (DOLLARS IN THOUSANDS)
Water distribution equipment
 and supplies:
  Pipes and fittings........  $ 91,826    40%  $ 92,862    43%  $ 76,197    38%
  Valves, hydrants, water
   meters and accessories...    78,286    35%    73,960    34%    68,231    34%
                              --------   ---   --------   ---   --------   ---
                               170,112    75%   166,822    77%   144,428    72%
                              --------   ---   --------   ---   --------   ---
Water and wastewater
 equipment:
  Treatment equipment ......    22,965    10%    20,721    10%    33,013    16%
  Pumping equipment.........     8,102     4%     6,234     3%     6,678     3%
  Process materials and
   services.................    25,310    11%    21,872    10%    18,502     9%
                              --------   ---   --------   ---   --------   ---
                                56,377    25%    48,827    23%    58,193    28%
                              --------   ---   --------   ---   --------   ---
  Total.....................  $226,489   100%  $215,649   100%  $202,621   100%
                              ========   ===   ========   ===   ========   ===

  Net sales by Davis' water distribution business increased by 2.0% in fiscal 1996 as compared to fiscal 1995 and increased by 15.5% in fiscal 1995 when compared to fiscal 1994. The increase in net sales in each period is attributed to increased activity in the commercial and residential land development and construction markets as a result of the improvement in the national economy and the increased efforts by Davis' sales force to increase sales. This increased activity led to an increased demand for Davis' water distribution products, which resulted in both increased sales volume and generally higher per unit prices. The slower rate of growth during fiscal 1996 reflects the slower rate of growth in the overall economy during that period.

  Net sales by Davis' water and wastewater treatment business increased by 15.5% in fiscal 1996 as compared to fiscal 1995 and decreased by 16.1% in fiscal 1995 as compared to fiscal 1994. The increase in water and wastewater treatment sales for fiscal 1996 as compared to fiscal 1995 is attributed to the improvement in the economy. The decrease in water and wastewater treatment sales for fiscal 1995 is a direct result of the Taulman shutdown in the fourth quarter of fiscal 1994. Operating results for fiscal 1995 and fiscal 1996 exclude the operations of the Turbitrol division of Taulman. See Note 3 of Notes to Davis Water & Waste Industries, Inc. Consolidated Financial Statements. Excluding the effects of the Taulman shutdown, net sales by the remainder of the water and wastewater treatment business increased by 10.8% in fiscal 1995 as compared to fiscal 1994. The increase in net sales was due to the improvement in the economy, which resulted in an increase in the volume of products sold.

 Cost of products sold

  The gross profit margin (the difference between net sales and cost of products sold expressed as a percentage of net sales) was 16.7% for fiscal 1996 and 14.8% for both fiscal 1995 and 1994. The overall increase in the margin for fiscal 1996 as compared to fiscal 1995 resulted from management's efforts to increase margins through improved product mix and focus on products with higher margins. The gross profit margin for fiscal

1995 as compared to fiscal 1994 remained unchanged, although the gross profit margin for fiscal 1995 excluded the operating results of the Turbitrol division of Taulman as a result of management's decision to shut down the Turbitrol division in the fourth quarter of fiscal 1994. See Note 3 of Notes to Davis Water & Waste Industries, Inc. Consolidated Financial Statements.

 Selling, general and administrative expenses

  When measured as a percentage of net sales, selling, general and administrative expenses were 11.9%, 11.4%, and 14.0% for fiscal 1996, 1995 and 1994, respectively. The increase in selling, general and administrative expense as a percentage of net sales in fiscal 1996 as compared to fiscal 1995 is due to increased levels of incentive compensation, including stock compensation, earned by management and employees, which resulted from improved operating results and increases in the market value of Davis Common Stock during the year. The decrease in selling, general and administrative expense as a percentage of net sales for fiscal 1995 as compared to fiscal 1994 is attributed to the 6.4% increase in sales and a $3,978,000 decrease in expenses. The decrease in expenses is primarily due to the exclusion of the operating results of Taulman from the fiscal 1995 operating results and management's continuing efforts to reduce costs where possible.

 Interest expense

  Interest expense decreased by 23.5% in fiscal 1996 as compared to fiscal 1995 and increased by 6.6% in fiscal 1995 as compared to fiscal 1994. The decrease in fiscal 1996 compared to fiscal 1995 was due primarily to the reduction of $4,144,000 or 23.5% in Davis' average borrowing, while the average borrowing rate remained relatively unchanged. The reduction in Davis' average borrowings occurred because of management's efforts to control costs and levels of inventory and a reduction in the days to collect accounts receivable. The increase in fiscal 1995 compared to fiscal 1994 was due primarily to an increase in the average borrowing rate, despite a decline in the average amount of long-term and short-term debt. During fiscal 1995, Davis' average borrowing rate increased 160 basis points, or 25.4%, while average borrowings declined by $3,482,000, or 16.5%, when compared to fiscal 1994. The increase in the average borrowing rate was due to higher rates which were established in connection with a renegotiation of the SunTrust Bank revolving loan agreement during fiscal 1994. See Note 5 of Notes to Davis Water & Waste Industries, Inc. Consolidated Financial Statements. The decrease in average borrowings from fiscal 1995 to fiscal 1994 was a result of management's continued efforts to control inventories and improvements in average days to collect accounts receivable.

 Provision (benefit) for income taxes

  The effective income tax provision (benefit) rates for fiscal 1996, 1995 and 1994 were 42.9%, 40.6% and (36.4%), respectively. The effective tax rate for fiscal 1996 was higher than the federal statutory rate due to the impact of state income taxes, an increase in the nondeductible portion of meals and entertainment expenses and the nondeductible portion of the accrual for compensation expense related to incentive stock options outstanding. The effective tax rate for fiscal 1995 was higher than the federal statutory rate due to the impact of state income taxes and an increase in the nondeductible portion of meals and entertainment expenses. The Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which was enacted on August 10, 1993, raised the statutory corporate income rate from 34% to 35% on taxable income in excess of $10,000,000 and limited deductibility of meals and entertainment expenses. Based upon OBRA's enactment date, OBRA did not impact fiscal 1994 results of operations, but by limiting the deduction of meals and entertainment costs, OBRA increased income tax expense during fiscal 1996 and 1995 by approximately $87,000 and $89,000, or $.03 and $.03 per share, respectively.

  In the second quarter of fiscal 1994, Davis agreed to a settlement with the Internal Revenue Service ("IRS") in connection with its examination of Davis' federal income tax returns for the four years ended April 30, 1992. The IRS adjustments related principally to the timing of recognition of certain expense items for tax purposes. The aggregate amount allocated to various identifiable intangible assets and their weighted average lives were not significantly changed. The effects of these adjustments did not materially impact Davis' results of operations or financial position.

LIQUIDITY AND CAPITAL RESOURCES

  The primary sources of liquidity for Davis are funds generated internally from operations and bank borrowings. Set forth below for the past three years is information regarding the sources and amounts of internally generated funds:

                                                      YEAR ENDED APRIL 30,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
   Net income (loss)................................ $ 5,749  $ 3,448  $(5,340)
   Depreciation and amortization....................   1,494    2,110    2,689
   Deferred taxes...................................     469     (430)  (4,536)
   Change in the Taulman reserve....................  (2,425)  (1,480)   8,895
                                                     -------  -------  -------
                                                     $ 5,287  $ 3,648  $ 1,708
                                                     =======  =======  =======

  When internally generated funds have been insufficient to support operations, capital expenditures and acquisitions, Davis has been able to borrow funds to meet its needs.

  At April 30, 1996, Davis had $24,657,000 of available borrowing capacity under its revolving loan agreement with SunTrust Bank. These available funds, together with a cash balance of approximately $1,720,000, placed Davis' potential cash availability at $26,377,000 as of April 30, 1996. See Note 5 of Notes to Davis Water & Waste Industries, Inc. Consolidated Financial Statements. Davis' management believes that Davis' internally generated funds and the amount available under the revolving term loan agreement are sufficient to support its activities for the foreseeable future. At the present time, Davis has no commitments for significant capital expenditures or acquisitions of other businesses.

  Davis' working capital decreased in fiscal 1996 by $4,788,000 when compared to fiscal 1995. The decrease in working capital was due primarily to decreases of $2,026,000, $4,606,000 and $976,000 in cash, accounts receivable and inventories, respectively, offset by a $4,056,000 decrease in accounts payable. Davis' working capital decreased in fiscal 1995 by $1,138,000 when compared to fiscal 1994. This decrease in working capital was due primarily to an increase in accounts payable of $2,921,000 offset by a decrease in inventories of $1,748,000. Set forth below is Davis' working capital position and certain liquidity comparisons at the dates indicated:

                                                           APRIL 30,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Working capital................................ $ 25,805  $ 30,593  $ 31,731
                                                   --------  --------  --------
   Cash........................................... $  1,720  $  3,746  $  2,100
   Accounts receivable, net.......................   35,189    39,795    39,158
   Inventories....................................   17,802    18,778    20,526
                                                   --------  --------  --------
       Total......................................   54,711    62,319    61,784
   Accounts payable...............................  (20,102)  (24,158)  (21,237)
   Current portion of long-term debt..............     (135)     (249)     (216)
                                                   --------  --------  --------
                                                   $ 34,474  $ 37,912  $ 40,331
                                                   ========  ========  ========

  The two most significant assets of Davis are accounts receivable and inventory. Davis measures the effectiveness of its accounts receivable management program by a calculation which estimates the number of days which it takes Davis to collect accounts receivable. For fiscal 1996, Davis' average number of days to collect its accounts receivable decreased by 7.7 days as compared to fiscal 1995. The decrease in days outstanding in fiscal 1996 when compared to fiscal 1995 occurred as a result of a decrease in accounts receivable of approximately $4,606,000, or 11.6%, despite an increase in net sales of 5.0%. The decrease in average days outstanding in fiscal 1995 when compared to fiscal 1994 reflected an increase in accounts receivable of $637,000, or 1.6%, despite an increase in net sales of 6.4%. The decrease on the average days to collect accounts receivable has resulted from continuing management efforts to collect receivables on a timely basis.

  Davis measures the effectiveness of its inventory management program by a calculation which uses average quarterly inventory amounts to estimate the number of times inventory turns on an annual basis. For fiscal 1996 and 1995, Davis' inventory turns increased by approximately half a complete turn when compared to fiscal 1995 and 1994, respectively. These increases are due to management's efforts to maintain a lower level of inventory while continuing to ensure adequate product availability.

                                                                    YEAR ENDED
                                                                    APRIL 30,
                                                                  --------------
                                                                  1996 1995 1994
                                                                  ---- ---- ----
   Average days to collect accounts receivable................... 53.3 61.0 65.6
   Inventory turns...............................................  9.8  9.2  8.7

  Average long-term and short-term borrowings decreased by $4,144,000, or 23.4%, during fiscal 1996 when compared to fiscal 1995. Average long-term and short-term borrowings decreased by $3,482,000, or 16.5%, during fiscal 1995 when compared to fiscal 1994. These decreases are due to the improved profitability of Davis, management's efforts to improve collection of accounts receivable and Davis' computerized inventory program which enables Davis to better manage its inventory levels and its purchasing program. Davis' average borrowing rate decreased 10 basis points during fiscal 1996 when compared to fiscal 1995 due to lower rates Davis was able to obtain under the SunTrust Bank revolving loan agreement because of the improved financial results. Davis' average borrowing rate increased 160 basis points during fiscal 1995 when compared to fiscal 1994 due to higher rates under the SunTrust Bank revolving loan agreement. See Note 5 of Notes to Davis Water & Waste Industries, Inc. Consolidated Financial Statements. The table below sets forth average borrowing balances and the average interest rate over the past three fiscal years.

                                                         YEAR ENDED APRIL 30,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
   Average long-term debt.............................. $12,924 $17,146 $20,653
   Weighted average interest rate......................    7.8%    7.9%    6.3%
   Average short-term borrowings....................... $   607 $   529 $   504
   Weighted average interest rate......................    7.9%    6.7%    4.4%

  The payment of cash dividends is approved by the Board of Directors and depends, among other factors, on earnings, capital requirements, and the operating and financial condition of Davis. Additionally, under the terms of Davis' line of credit with SunTrust Bank, any cash dividend payment requires the prior approval of SunTrust Bank unless certain financial requirements are met. During the third quarter of fiscal 1992, as a result of losses sustained by Davis, the Board of Directors elected to forego the payment of quarterly cash dividends. Due to improved operating results during fiscal 1995, the Board of Directors, with the approval of SunTrust Bank, resumed payment of semi-annual cash dividends. Cash dividends of $0.08 per share were paid during the third quarter of fiscal 1995, and cash dividends of $0.14 per share were paid in the first quarter of fiscal 1996. As a result of continued improvements in profitability, the Board resumed payment of quarterly cash dividends in the third quarter of fiscal 1996. During the third and fourth quarters of fiscal 1996, the Board of Directors authorized cash dividends of $0.15 and $0.10 per share, respectively. On June 14, 1996, the Board of Directors authorized a cash dividend of $0.11 per share for the first quarter of fiscal 1997.

SEASONALITY

  Davis typically experiences a seasonal downturn in the third fiscal quarter of each year. Harsh weather during the third fiscal quarter usually restricts construction activities in Davis' more northern and mountainous sales markets, thereby reducing the demand for the Company's products in these areas. This seasonality is normally reflected in reduced sales and earnings of Davis in the third quarter. Certain portions of Davis' sales markets, notably South Georgia, Florida, Texas, Arizona, Nevada and Southern California, are not significantly affected by the seasonal change. See Note 11 of Notes to Davis Water & Waste Industries, Inc. Consolidated Financial Statements.

IMPACT OF INFLATION

  Inflationary pressures were moderate over most of the past three years. To date, Davis has been able to offset most cost increases through periodic price increases, labor efficiencies and higher productivity.

RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock--Based Compensation," which Davis is required to adopt in fiscal 1997. Davis has not determined whether to adopt the accounting requirements or the alternative disclosure requirements of this pronouncement.

     UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma combined consolidated financial data present the Pro Forma Combined Consolidated Balance Sheet of U.S. Filter at March 31, 1996, giving effect to the Merger and the May 31, 1996 acquisition by U.S. Filter of Zimpro as if they were consummated on that date. Also presented are the Pro Forma Combined Consolidated Statements of Operations of U.S. Filter for the fiscal years ended March 31, 1994, 1995 and 1996, after giving effect to the Acquisitions as if they had been consummated as of the beginning of the respective periods presented. U.S. Filter's fiscal year ends on March 31, and Davis' fiscal year ends on April 30. Pro forma combined statement of operations information for the years ended March 31, 1994, 1995 and 1996 combines the results of U.S. Filter for the years then ended with the results of Davis for the years ended April 30, 1994, 1995 and 1996, respectively. Zimpro's fiscal year ends on December 31. Pro forma data for the years ended March 31, 1994, 1995 and 1996 combine the results of U.S. Filter for the years then ended with the results of Zimpro for the years ended December 31, 1993, 1994 and 1995, respectively.

  The pro forma data are based on the historical combined statements of U.S. Filter, Davis and Zimpro giving effect to the Acquisitions under the pooling of interests method of accounting and the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information. The pro forma data reflect 3-for-2 splits of the U.S. Filter Common Stock effective on each of December 5, 1994 and July 15, 1996. The pro forma adjustments set forth in the following unaudited pro forma combined consolidated financial data are estimates and may differ from the actual adjustments when they become known.

  The unaudited pro forma combined consolidated statement of operations for the fiscal years ended March 31, 1994, 1995 and 1996 include certain charges recorded by U.S. Filter, Davis and Zimpro as follows:

 Fiscal year ended March 31, 1994

  The results of operations of U.S. Filter for the fiscal year ended March 31, 1994 included certain charges totaling $2,359,000 related to the rationalization of certain wastewater operations. These charges were included in U.S. Filter's historical results of operations in selling, general and administrative expenses in the accompanying unaudited pro forma combined consolidated statement of operations for the fiscal year ended March 31, 1994.

  The results of operations of Davis for the fiscal year ended April 30, 1994 included a provision for the shutdown of the Turbitrol division of Davis' Taulman Company subsidiary and related intangible assets of $8,895,000. This provision was included in other expense in Davis' historical results of operations in the accompanying unaudited pro forma combined consolidated statement of operations for the fiscal year ended March 31, 1994.

 Fiscal year ended March 31, 1995

  The results of operations of Davis for the fiscal year ended April 30, 1995 included a provision for the shutdown of the Turbitrol division of Davis' Taulman Company subsidiary of $678,000. This provision was included in other expense in Davis' historical results of operations in the accompanying unaudited pro forma combined consolidated statement of operations for the fiscal year ended March 31, 1995.

 Fiscal year ended March 31, 1996

  The results of operations of Zimpro for the year ended December 31, 1995 included the write-off of $3,337,000 with respect to patents and equipment which recorded values were deemed by Zimpro management to have been impaired. These write-offs were included in Zimpro's historical results of operations in cost of sales and selling, general and administrative expenses in the accompanying unaudited pro forma combined consolidated statement of operations for the fiscal year ended March 31, 1996.

  The pro forma data give effect to the charges described above and assume that each outstanding share of, and each outstanding option to purchase, Davis Common Stock is converted into the right to receive 1.3995 shares of U.S. Filter Common Stock. The following unaudited pro forma combined consolidated financial data do not give effect to anticipated expenses related to the Acquisitions and do not reflect certain cost savings that management of U.S. Filter believes may be realized following the Acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, U.S. Filter believes the Acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

  The pro forma data are provided for comparative purposes only. They do not purport to be indicative of the results that actually would have occurred if the Acquisitions had been consummated on the dates indicated or that may be obtained in the future. The unaudited pro forma combined consolidated financial data should be read in conjunction with the notes thereto and the audited consolidated financial statements of Davis and the notes thereto attached to this Proxy Statement/Prospectus and filed in its report on Form 10-K for the year ended April 30, 1996, the audited consolidated financial statements of Zimpro and the notes thereto filed in U.S. Filter's report on Form 8-K dated May 31, 1996 as amended on Form 8-K/A dated June 28, 1996 and the audited consolidated financial statements of U.S. Filter and the notes thereto filed in its report on Form 10-K for the year ended March 31, 1996, as well as the information included herein under the captions "Davis Selected Consolidated Financial Data" and "Davis Management's Discussion and Analysis of Financial Condition and Results of Operations."

                        UNITED STATES FILTER CORPORATION

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                 (in thousands)

                                                                  PRO FORMA
                                                       --------------------------------
                                  HISTORICAL
                          ---------------------------              ADJUSTMENTS
                          U.S. FILTER  DAVIS  ZIMPRO   ADJUSTMENTS  REFERENCE  COMBINED
                          ----------- ------- -------  ----------- ----------- --------
ASSETS
Current assets:
 Cash...................   $ 16,545   $ 1,720 $   140    $(1,000)     a(ii)    $ 17,405
 Short-term invest-
  ments.................         65        --      --                                65
 Accounts receivable,
  net...................    177,658    35,189   6,008                           218,855
 Cost and estimated
  earnings in excess of
  billings on uncom-
  pleted contracts......     31,258     1,419     898                            33,575
 Inventories............     55,755    17,802   1,756                            75,313
 Prepaid expenses.......      7,230       692      --                             7,922
 Deferred taxes.........      3,577     4,194      --                             7,771
 Other current assets...      9,139       685     249                            10,073
                           --------   ------- -------                          --------
   Total current assets.    301,227    61,701   9,051                           370,979
                           --------   ------- -------                          --------
Property, plant and
 equipment, net.........    156,025     6,358   3,606                           165,989
Investment in leasehold
 interests, net.........     27,688        --      --                            27,688
Cost in excess of net
 assets of businesses
 acquired, net..........    271,891        --      --                           271,891
Other assets............     32,180     6,573     911                            39,664
                           --------   ------- -------                          --------
                           $789,011   $74,632 $13,568                          $876,211
                           ========   ======= =======                          ========
LIABILITIES AND SHARE-
 HOLDERS' EQUITY
Current liabilities:
 Accounts payable.......   $ 77,761   $20,102 $ 2,361                          $100,224
 Accrued liabilities....     84,097    13,563   2,294                            99,954
 Current portion of
  long-term debt........      1,394       135   6,363     (4,260)     a(ii)       3,632
 Billings in excess of
  costs and estimated
  earnings on uncom-
  pleted contracts......     13,338       943   1,516                            15,797
 Other current liabili-
  ties..................     21,380     1,153   1,822                            24,355
                           --------   ------- -------                          --------
   Total current liabil-
    ities...............    197,970    35,896  14,356                           243,962
                           --------   ------- -------                          --------
Notes payable...........     30,413        --      --                            30,413
Long-term debt, exclud-
 ing current portion....      8,286     6,845      --                            15,131
Convertible subordinated
 debt...................    200,000        --      --                           200,000
Deferred taxes..........      1,929        --      --                             1,929
Other liabilities.......      9,078     2,235   1,702                            13,015
                           --------   ------- -------                          --------
   Total liabilities....    447,676    44,976  16,058                           504,450
                           --------   ------- -------                          --------
Shareholders' equity:
 Convertible preferred
  stock.................         --        --      20        (20)     a(i)           --
 Common stock...........        422        33      --         25    a(i),(ii)       480
 Additional paid-in
  capital...............    337,715     9,422   3,980      3,255    a(i),(ii)   354,372
 Translation adjust-
  ment..................      1,836        --      --                             1,836
 Retained earnings (ac-
  cumulated deficit)....      1,362    20,201  (6,490)                           15,073
                           --------   ------- -------                          --------
   Total shareholders'
    equity..............    341,335    29,656  (2,490)                          371,761
                           --------   ------- -------                          --------
                           $789,011   $74,632 $13,568                          $876,211
                           ========   ======= =======                          ========

The accompanying notes are an integral part of these pro forma combined financial data.

                        UNITED STATES FILTER CORPORATION

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1994
                (in thousands, except per share and share data)

                                                                   PRO FORMA
                                                        --------------------------------
                                  HISTORICAL
                         -----------------------------              ADJUSTMENTS
                         U.S. FILTER  DAVIS    ZIMPRO   ADJUSTMENTS  REFERENCE  COMBINED
                         ----------- --------  -------  ----------- ----------- --------
Revenues................  $180,421   $202,621  $29,470                          $412,512
Cost of sales...........   132,811    172,654   21,383                           326,848
                          --------   --------  -------                          --------
  Gross profit..........    47,610     29,967    8,087                            85,664
Selling, general and
 administrative
 expenses...............    52,484     28,461    9,774                            90,719
                          --------   --------  -------                          --------
  Operating income
   (loss)...............    (4,874)     1,506   (1,687)                           (5,055)
                          --------   --------  -------                          --------
Other income (expense):
  Interest expense......    (2,077)    (1,252)    (715)     595        b(i)       (3,449)
  Other.................     1,174     (8,649)      93                            (7,382)
                          --------   --------  -------                          --------
                              (903)    (9,901)    (622)                          (10,831)
                          --------   --------  -------                          --------
  Income (loss) before
   income taxes.........    (5,777)    (8,395)  (2,309)                          (15,886)
Provision (benefit) for
 income taxes...........    (3,236)    (3,055)    (796)                           (7,087)
                          --------   --------  -------                          --------
  Net income (loss).....  $ (2,541)  $ (5,340) $(1,513)                         $ (8,799)
                          ========   ========  =======                          ========
  Net income per common
   share................  $  (0.17)                                             $  (0.39)
                          ========                                              ========
Weighted average number
 of shares outstanding..    18,680                                                24,547
                          ========                                              ========

The accompanying notes are an integral part of these pro forma combined financial data.

                        UNITED STATES FILTER CORPORATION

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1995
                (in thousands, except per share and share data)

                                                                 PRO FORMA
                                                      --------------------------------
                                HISTORICAL
                         ---------------------------
                           U.S.                                   ADJUSTMENTS
                          FILTER    DAVIS    ZIMPRO   ADJUSTMENTS  REFERENCE  COMBINED
                         --------  --------  -------  ----------- ----------- --------
Revenue................. $272,032  $215,649  $31,678                          $519,359
Cost of sales...........  193,432   183,654   21,669                           398,755
                         --------  --------  -------                          --------
  Gross profit..........   78,600    31,995   10,009                           120,604
Selling, general and
 administrative
 expenses...............   64,015    24,483    8,983                            97,481
                         --------  --------  -------                          --------
  Operating income......   14,585     7,512    1,026                            23,123
                         --------  --------  -------                          --------
Other income (expense):
  Interest expense......   (5,384)   (1,335)    (795)     595           b(i)    (6,919)
  Other.................    1,787      (370)      25                             1,442
                         --------  --------  -------                          --------
                           (3,597)   (1,705)    (770)                           (5,477)
                         --------  --------  -------                          --------
  Income before income
   taxes................   10,988     5,807      256                            17,646
Provision (benefit) for
 income taxes...........    2,657     2,359     (204)                            4,812
                         --------  --------  -------                          --------
  Net income............ $  8,331  $  3,448  $   460                          $ 12,834
                         ========  ========  =======                          ========
  Net income per common
   share................ $   0.34                                             $   0.43
                         ========                                             ========
Weighted average number
 of shares outstanding..   22,539                                               28,407
                         ========                                             ========

The accompanying notes are an integral part of these pro forma combined financial data.

                        UNITED STATES FILTER CORPORATION

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1996
                (in thousands, except per share and share data)

                                                                  PRO FORMA
                                                       --------------------------------
                                 HISTORICAL
                          ---------------------------
                            U.S.                                   ADJUSTMENTS
                           FILTER    DAVIS    ZIMPRO   ADJUSTMENTS  REFERENCE  COMBINED
                          --------  --------  -------  ----------- ----------- --------
 Revenues................ $472,537  $226,489  $28,877                          $727,903
 Cost of sales...........  328,057   188,720   21,796                           538,573
                          --------  --------  -------                          --------
   Gross profit..........  144,480    37,769    7,081                           189,330
 Selling, general and
  administrative
  expenses...............  109,525    26,877   12,281                           148,683
                          --------  --------  -------                          --------
   Operating income
    (loss)...............   34,955    10,892   (5,200)                           40,647
                          --------  --------  -------                          --------
 Other income (expense):
   Interest expense......  (12,546)   (1,022)    (851)     595           b(i)   (13,824)
   Other.................    4,963       206      (35)                            5,134
                          --------  --------  -------                          --------
                            (7,583)     (816)    (886)                           (8,690)
                          --------  --------  -------                          --------
   Income (loss) before
    income taxes.........   27,372    10,076   (6,086)                           31,957
 Provision for income
  taxes..................    7,082     4,327      646     (646)          b(ii)   11,409
                          --------  --------  -------                          --------
   Net income (loss)..... $ 20,290  $  5,749  $(6,732)                         $ 20,548
                          ========  ========  =======                          ========
   Net income per common
    share................ $   0.54                                             $   0.47
                          ========                                             ========
 Weighted average number
  of shares outstanding..   36,464                                               42,331
                          ========                                             ========

The accompanying notes are an integral part of these pro forma combined financial data.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma combined consolidated balance sheet has been prepared to reflect the Acquisitions of all the outstanding capital stock of Davis and Zimpro in exchange for 4,817,349 (1.3995 shares of U.S. Filter Common Stock for each outstanding share, and each outstanding option or other right to acquire a share, of Davis Common Stock) and 877,611 shares of U.S. Filter Common Stock, respectively. The transactions have been accounted for on a pooling of interests basis. Additionally, the unaudited pro forma combined consolidated balance sheet reflects the repayment of $4,335,000 of indebtedness of Zimpro outstanding at May 31, 1996 with the delivery of 172,491 shares of U.S. Filter Common Stock and $1,000,000 in cash.

(a) The unaudited pro forma combined consolidated balance sheet reflects the financial position of Davis at April 30, 1996 and Zimpro at December 31, 1995 and has been adjusted to reflect the above as follows:

    (i) To record the equity adjustments required to reflect the Acquisitions of Davis and Zimpro on a pooling of interests basis; and

    (ii) To record the repayment of indebtedness of Zimpro ($4,260,000 outstanding at December 31, 1995) in exchange for 172,491 shares of U.S. Filter Common Stock and $1,000,000 in cash.

(b) For the fiscal years ended March 31, 1994, 1995 and 1996, the historical results of operations reflect Davis' results of operations for the years ended April 30, 1994, 1995 and 1996 and reflect Zimpro's results of operations for the years ended December 31, 1993, 1994 and 1995, respectively and have been adjusted to reflect the above as follows:

    (i) To adjust interest expense related to the indebtedness of Zimpro repaid at the date of acquisition; and

    (ii) To adjust the provision for income taxes to reflect the combined results of operations.

                       COMPARISON OF SHAREHOLDER RIGHTS

  Upon consummation of the Merger, the shareholders of Davis, a Georgia corporation, will become stockholders of U.S. Filter, a Delaware corporation. Differences between the Georgia Business Corporation Code ("GBCC") and the Delaware General Corporation Law ("DGCL"), as well as Davis' Amended and Restated Articles of Incorporation (the "Davis Articles"), and Bylaws (the "Davis Bylaws") and U.S. Filter's Restated Certificate of Incorporation (the "U.S. Filter Certificate") and U.S. Filter's Amended and Restated Bylaws (the "U.S. Filter Bylaws") will result in changes in the rights of shareholders of Davis when they become stockholders of U.S. Filter. Following is a description of certain of such differences, based on the GBCC and the DGCL as in effect on the date hereof and the respective charters and bylaws of Davis and U.S. Filter. Certain provisions of the DGCL and of the U.S. Filter Certificate and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of U.S. Filter.

QUORUM AND VOTING REQUIREMENTS

  To constitute a quorum, Section 216 of the DGCL requires at least one-third of the shares entitled to vote at a meeting of stockholders. Beyond this limitation, the DGCL allows a corporation to specify, in its certificate of incorporation or bylaws, the number of shares and/or the amount of other securities having voting power, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business.

  Under the DGCL, if a corporation fails to specify any voting requirements in its corporate documents: (i) a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at a meeting of stockholders; (ii) in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders (directors shall be elected by a plurality of votes); and (iii) where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, constitutes a quorum entitled to take action with respect to a vote on that matter and the affirmative vote of a majority of the shares of such class or classes present in person or represented by proxy shall be the act of such class or classes.

  The U.S. Filter Certificate places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of U.S. Filter. The founders and the original directors of U.S. Filter are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of U.S. Filter. See "--Special Meetings of Stockholders," "-- Amendments to Certificate or Articles of Incorporation" and "--Amendments to Bylaws."

  According to Section 14-2-725 of the GBCC, unless the articles of incorporation or the GBCC provide otherwise, a majority of the votes entitled to be cast on a particular matter by a voting group constitutes a quorum of that voting group for action on that matter. Under Section 14-2-727, the articles of incorporation or a bylaw adopted under the GBCC may provide for a greater or lesser quorum (but not less than one-third of the votes entitled to be cast) or a greater voting requirement for shareholders (or voting groups of shareholders) than is provided for in the GBCC; however, an amendment to the articles of incorporation or bylaws that changes or deletes a greater quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements prescribed in the provision being amended. Unless the GBCC or the articles of incorporation or a bylaw adopted by the shareholders requires a greater number of affirmative votes, action on a matter (other than the election of directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Section 14-2-728 states that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at which a quorum is present unless the articles of incorporation provide otherwise.

DIVIDENDS

  Section 170 of the DGCL permits dividends to be paid out of the corporation's surplus, as defined in the DGCL, or, in case there is no surplus, out of the corporation's net profits of the current or preceding fiscal year, or both, unless net assets are less than the capital of all outstanding preferred stock of the corporation.

  Section 14-2-640 of the GBCC authorizes the board of directors to make distributions to its shareholders subject to the restriction of the articles of incorporation and so long as the corporation would still be able to pay its debts as they become due in the usual course of business; or so long as the corporation's total assets are more than the sum of its total liabilities. The Davis Articles require distributions to shareholders, in cash or property, to be made out of the capital surplus of Davis.

PREEMPTIVE RIGHTS

  Neither the DGCL nor the GBCC confers preemptive rights on shareholders. Thus, unless the corporation's certificate or articles of incorporation expressly grant such rights, shareholders have no preemptive rights. The Davis Articles deny shareholders the preemptive right to subscribe for or purchase any shares of stock or other securities issued by Davis, and the U.S. Filter Certificate does not confer preemptive rights on holders of U.S. Filter Common Stock.

PROXIES

  Section 212 of the DGCL authorizes each stockholder to authorize another person or persons to act for such stockholder by proxy, but no such proxy may be voted after three years from its date, unless the proxy provides for a longer period.

  Under Section 14-2-722 of the GBCC, no proxy may be voted after 11 months from its effective date, unless the proxy provides for a longer period.

RECORD DATE

  Under Section 213 of the DGCL, a corporation may fix the record date at not more than 60 nor less than 10 days before a meeting, nor more than 60 days prior to any other action.

  Section 14-2-707 of the GBCC states that the record date is to be fixed not more than 70 days before a meeting or action requiring a determination of shareholders. The Davis Bylaws state that the Board of Directors may fix a record date in advance, such date to be not more than 50 days and not less than 10 days prior to the date on which a particular action requiring such determination of shareholders is to be taken.

SPECIAL MEETINGS OF STOCKHOLDERS

  Section 211 of the DGCL allows special meetings of stockholders to be called by the board of directors or any person authorized under the certificate of incorporation or the bylaws of the corporation. Section 222 of the DGCL requires that a written notice of the time, place and specific purposes of such meeting must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days prior to the scheduled date of the special meeting, unless such notice is waived pursuant to Section 229.

  The U.S. Filter Certificate states that special meetings of stockholders may be called at any time by the board or by a majority of the members of the board; provided, however, that where a proposal requiring stockholder approval is made by or on behalf of a Related Person (as defined therein) or director affiliated with a Related Person, or where a Related Person otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Continuing Directors (as defined therein) shall also be required to call a special meeting for the purpose of considering such proposal or obtaining such approval.

  Section 14-2-702 of the GBCC permits the board of directors or any person specified in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. A special meeting may also be called by the owners of at least 25%, or such greater or lesser percentage as the articles of incorporation or bylaws provide, of the votes entitled to be cast on any issue proposed to be considered at the special meeting. The provisions of the GBCC regarding notice of meetings are essentially the same as the provisions of the DGCL. The Davis Bylaws allow shareholders owning not less than 70% of the shares of Davis to call a special meeting. Further, the Davis Bylaws require notice to be given not less than 10 nor more than 50 days before such a meeting shall be held.

ADVANCE NOTICE REQUIREMENT

  The U.S. Filter Bylaws provide that stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to U.S. Filter from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

STOCKHOLDER LIST

  Under Section 219 of the DGCL, the stockholders of a corporation have the right to examine the list of stockholders entitled to vote during ordinary business hours, for a period beginning at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting it to be held.

  Section 14-2-720 of the GBCC does not have the 10-day requirement; rather, it mandates that a list of shareholders must be available for inspection by any shareholder only at the time and place of the meeting.

ACTION WITHOUT MEETING

  Under Section 228 of the DGCL, unless a corporation's certificate of incorporation provides otherwise, any action that may be taken at an annual or special meeting of the stockholders of a corporation may be taken without a meeting by the execution of a written consent by the holders of outstanding stock having not less than the minimum amount of votes necessary to take such action at a meeting where all stockholders entitled to vote on such action are present. The U.S. Filter Certificate and U.S. Filter Bylaws provide that stockholders do not have the power to consent in writing without a meeting to the taking of any action.

  Like the DGCL, the GBCC also provides for the written consent of shareholders. Under Section 14-2-704 of the GBCC, unless a corporations' articles of incorporation provide otherwise, any action which may be taken at a meeting of the shareholders of a corporation may be taken without a meeting, by written consent, if such action is taken by all of the shareholders entitled to vote on such action.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

  Section 242 of the DGCL permits a corporation to amend its certificate of incorporation so long as the amended certificate of incorporation contains only provisions that could be lawfully and properly included in an original certificate of incorporation filed at the time the amendment is filed. Amendments must be adopted by the board of directors and approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote as a class with respect to the amendment. Class voting is required, whether or not a class is entitled to vote thereon by the certificate of incorporation, when a proposed amendment would increase or decrease the number or par value of the authorized shares of a class or alter or change the powers, preferences or rights of the shares of a class so as to affect them adversely. However, the number of authorized shares of any such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of stock of the corporation entitled to vote irrespective of such class voting requirement, if so provided in the original certificate of incorporation, in any amendment thereto which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock.

  The U.S. Filter Certificate provides that any amendments to the U.S. Filter Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the U.S. Filter Certificate), in addition to being approved by the Board of Directors and a majority of U.S. Filter's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the outstanding U.S. Filter voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required.

  Under Section 14-2-1002 of the GBCC, the board of directors may amend the articles of incorporation to take the following actions without obtaining shareholder approval: (i) extend the corporation's duration if it was incorporated at a time the law required limited duration; (ii) delete the names and addresses of the initial directors, initial registered agent or registered office; (iii) change each issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding; (iv) change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding; or (v) change the corporate name. Other amendments must be approved by the board of directors and by the shareholders by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment unless the articles of incorporation, the board of directors or another provision of the GBCC requires a higher vote. Under Section 14-2-1004, the holders of the outstanding shares of a class are entitled to vote as a separate voting group (unless shareholder voting is not required by virtue of Section 14-2-1002) on a proposed amendment if the amendment would, among other things, change the number of authorized shares of a class (unless the articles of incorporation provide otherwise) or change the designation, rights, preferences, or limitations of the shares of a class.

AMENDMENTS TO BYLAWS

  Section 109 of the DGCL states that the power to adopt, amend or repeal bylaws rests with those stockholders entitled to vote on such matters, provided, however, a corporation's certificate of incorporation may additionally confer such power upon the directors. Conferring the power to adopt, amend or repeal bylaws upon the directors shall not divest, nor shall it limit, the stockholders' power to adopt, amend or repeal bylaws.

  The U.S. Filter Certificate provides that the U.S. Filter Bylaws may only be altered, amended, repealed or rescinded by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the outstanding U.S. Filter voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required.

  Section 14-2-1020 of the GBCC permits a corporation's board of directors to amend, repeal or adopt bylaws, unless (i) the articles of incorporation reserve this power exclusively to the shareholders in whole or in part or (ii) the shareholders, in amending or repealing a particular bylaw, expressly reserve the power to amend or repeal that particular bylaw. The shareholders alone may amend, repeal or adopt bylaws limiting the authority of the board of directors or establishing staggered terms for directors. In addition, if a corporation is subject to the GBCC's business combination or fair price provisions, the board of directors may amend, repeal or adopt a bylaw fixing a greater shareholder quorum or voting requirement as provided in Sections 14-2-1113 or 14-2-1133. Unless provided otherwise in a corporation's articles of incorporation or bylaws, a bylaw fixing a greater quorum or voting requirement for the board of directors may be adopted, amended or repealed by the affirmative vote of a majority of the votes entitled to be cast by the shareholders or by a majority of the directors.

CLASSIFIED BOARD AND REMOVAL OF DIRECTORS

  The U.S. Filter Certificate and U.S. Filter Bylaws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible).

  Section 141 of the DGCL permits any director or the entire board of directors to be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that:
(i) in the case of a corporation whose board is classified, directors may be removed only for cause unless the certificate of incorporation provides otherwise; or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. U.S. Filter stockholders are not entitled to vote cumulatively.

  Unless the articles of incorporation provide otherwise, Section 14-2-808 of the GBCC authorizes a corporation's shareholders to remove one or more directors, with or without cause, by the vote of the holders of a majority of the outstanding shares of the corporation entitled to vote. If a director is elected by a voting group of shareholders, only shareholders of that voting group may participate in the vote to remove him. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal. If cumulative voting is not authorized, a director may be removed only by a majority of the votes entitled to be cast. Directors elected to staggered terms may be removed only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provide otherwise. The Davis Articles provide for staggered terms.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL and Sections 14-2-851 and 14-2-852 of the GBCC both state that a corporation is required to indemnify a director to the extent that the director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because of his status as a director of the corporation. A corporation may indemnify any director or officer made a party to a proceeding if such director or officer acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, if the person did not have reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director in a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation unless the court determines that such indemnification is fair, or (under the GBCC only) in connection with any other proceeding in which he is adjudged liable on the basis that he improperly received a personal benefit.

  The U.S. Filter Bylaws and Davis Bylaws state that both corporations shall indemnify to the full extent permitted by applicable law a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation in such a capacity, subject to certain restrictions.

VOTING REQUIRED FOR MERGERS, CONSOLIDATIONS AND SALE OF ASSETS

  In general, Sections 251 and 271 of the DGCL state that a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction. Unless the corporation's certificate of incorporation requires otherwise: stockholders of the surviving corporation need not authorize a merger if: (i) the agreement of merger does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (iii) either no shares of the corporation's common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger or the authorized unissued shares or treasury shares of the corporation's common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger do not exceed 20% of the shares of the corporation's common stock outstanding immediately prior to the effective date of the merger. The DGCL also outlines requirements that allow a merger of a corporation with or into a wholly-owned subsidiary without a vote of stockholders.

  In connection with the approval of proposed mergers and share exchanges,
Section 14-2-1103 of the GBCC generally requires the affirmative vote of a majority of all votes entitled to be cast on the plan for such merger or share exchange by all shares entitled to vote on the plan, voting as a single group, and the affirmative vote of a majority of the votes entitled to be cast by holders of shares of each voting group entitled to vote as a group under the corporation's articles of incorporation. Under 14-2-1202, the sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, regardless of voting groups.

  Under the GBCC, shareholders of the surviving corporation need not approve a merger if the post-merger articles of incorporation will not differ from the pre-merger articles; if each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares (with identical designations, preferences, limitations and relative rights) after the merger; and if the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger, do not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

  Both the DGCL and the GBCC permit corporations to require higher votes for approval of the transactions described above in their articles of incorporation or bylaws.

BUSINESS COMBINATION WITH INTERESTED SHAREHOLDERS

  Section 203 of the DGCL outlines the general rule that a corporation shall not engage in any "Business Combination" with an "Interested Stockholder" (generally defined as any person, other than the corporation or any majority-owned subsidiary, beneficially owning at least 15% of the voting stock of the corporation) for a period of three years following the time that such stockholder became an Interested Stockholder. The prohibition of Section 203 will not apply if certain super-majority votes are obtained, or if the corporation elects not to be governed by the section. Neither the U.S. Filter Certificate nor U.S. Filter Bylaws currently excludes U.S. Filter from the restrictions imposed by Section 203. U.S. Filter's stockholders, by adopting an amendment to the U.S. Filter Certificate or U.S. Filter Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption.

  Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

  Conversely, Sections 14-2-1131, 14-2-1132 and 14-2-1133 of the GBCC regarding "Interested Shareholders" do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them. These provisions require certain super-majority votes for transactions with any "Interested Shareholders" (generally defined as any person, other than the corporation or any subsidiary, beneficially owning at least 10% of the voting stock of the corporation). Repeal or amendment of such a bylaw must be approved by at least two-thirds of the directors who are not affiliates of the Interested Shareholder and by a majority of the votes entitled to be cast by the holders of shares not beneficially owned by the Interested Shareholder. The Davis Bylaws elect to be governed by the sections of the GBCC concerning business combinations.

  The GBCC generally prohibits Georgia corporations from entering into certain Business Combination transactions with any Interested Shareholder for a period of five years following the time such shareholder becomes an Interested Shareholder unless: (i) prior to such time, the corporation's board of directors approves the business combination or the transaction resulting in the shareholder becoming an interested shareholder; (ii) the interested shareholder acquires 90% or more of the outstanding voting stock of the corporation (excluding "affiliated shares" held by affiliates, subsidiaries or benefit plans) as part of the transaction in which it becomes an Interested Shareholder; or (iii) subsequent to becoming an Interested Shareholder, such shareholder acquires 90% or more of the outstanding voting stock of the corporation (excluding affiliated shares) and a majority of the remaining outstanding voting stock (excluding affiliated shares) approve the business combination.

FAIR PRICE PROVISIONS

  The DGCL does not contain any specific fair price provisions.

  The GBCC contains fair price provisions (Sections 14-2-1110, 14-2-1111, 14-2-1112, 14-2-1113) that will apply to any corporation electing to be governed by such provisions. Under the fair price provisions, the GBCC requires any business combination (i) to be unanimously approved by the continuing directors, as long as the continuing directors constitute three members of the board of directors at the time of the approval, or (ii) to be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast.

  Such a vote is not required for a business combination under certain conditions. First, the aggregate value of cash and non-cash consideration to be received by shareholders per share must be equal to the highest of the following: (i) the fair market value (as defined in Section 14-2-1110(10)) per share; (ii) the highest price paid per share by an Interested Stockholder prior to the business combination in question; or (iii) if non-common shares are involved, the highest preferential amount to which holders are entitled. Second, the consideration for the business combination must be in cash (or in the same form as the Interested Shareholder previously paid for shares of the same class). Third, after an Interested Shareholder became an Interested Shareholder, but prior to the consummation of the business combination, unless approved by a majority of the continuing directors, there shall have been: (i) no failure to pay dividends; (ii) no reduction in the rate of dividends paid;
(iii) no increase in the annual rate of dividends to reflect a reclassification and (iv) no increase in the percentage ownership of the Interested Shareholder by more than one percent in a twelve-month period. Finally, the Interested Shareholder must not have received a benefit of financial assistance or tax credits in connection with the business combination. Davis, through its bylaws, explicitly elects to be governed by such provisions.

CONFLICTING INTEREST TRANSACTIONS

  Section 144 of the DGCL states that contracts and transactions between a corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest, will not be void or voidable solely because such director or officer acts or participates in a board or committee meeting authorizing the contract or transaction if:
(i) the material facts of the relationship or interest and as to the contract or transaction are disclosed or known to the board or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by the stockholders; or (iii) the contract or transaction is fair to the corporation as of the time that it is authorized by the board, a committee thereof or the stockholders.

  Section 14-2-860 of the GBCC states that a director has a conflicting interest with respect to a transaction effected or proposed by the corporation (or any other entity in which the corporation has a controlling interest) if
(i) whether or not the transaction is brought before the board for action, to the knowledge of the director at the "time of commitment" (as defined in the GBCC) the director or a related person is a party to the transaction or has a beneficial financial interest in or is so closely linked to the transaction and of such financial significance to the director or a related person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction; or (ii) the transaction is brought (or is of such character and significance to the corporation that it would in the normal course be brought) before the board for action, and to the knowledge of the director at the time of commitment any of the following persons is either a party to the transaction or has a beneficial financial interest so closely linked to the transaction and of such financial significance to such person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction: (a) an entity (other than the corporation) of which the director is a director, general partner, agent or employee; (b) a person that controls one or more of the entities specified in subparagraph (a) above or an entity that is controlled by, or is under common control with, one or more of the entities specified in subparagraph (a) above; or (c) an individual who is a general partner, principal or employer of the director.

  A director's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions, in an action by a shareholder or by or in the right of the corporation, on the ground of an interest in the transaction of such director or any person with whom such director has a personal, economic or other association, if (i) the transaction receives the affirmative vote of a majority (but not less than two) of the disinterested directors or a committee thereof who voted on the transaction after required disclosure to them to the extent the information is not known by them; (ii) a majority of the votes entitled to be cast by disinterested shareholders were cast in favor of the transaction after (A) notice to the shareholders describing the conflicting interest transaction, (B) disclosure by such director, prior to the shareholders' vote, to the Secretary of the company of the number, and identity of the persons holding or controlling the vote, of all shares that to the knowledge of the director are beneficially owned (or the voting of which is controlled) by such director or by a related person of the director, or both, and (C) required disclosure to the shareholders who voted on the transaction to the extent the required information was not known by them; or (iii) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation. The provisions of the GBCC that are applicable to directors also apply to officers.

APPRAISAL RIGHTS

  Section 262 of the DGCL states that stockholders entitled to vote on a merger or consolidation have the right to serve upon the corporation a written demand for appraisal of their shares provided, however, that no appraisal rights shall be available for the shares of any class of stock which stock was
(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders. Further, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

  The GBCC, in Section 14-2-1302, grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of: (i) amendments to the articles of incorporation materially and adversely affecting their rights or interests as shareholders; (ii) sales of all or substantially all of the corporation's assets (unless the sale is pursuant to a court order and the proceeds are distributed to the shareholders within one year after the sale); or (iii) mergers or share exchanges on which the shareholders are entitled to vote. This right is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless (i) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise or (ii) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly-held corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash in lieu of fractional shares.

DISSOLUTION

  Under Section 275 of the DGCL, a corporation may be dissolved upon a resolution of the board of directors and the affirmative vote of the majority of the outstanding stock of the corporation entitled to vote thereon. Dissolution may also be authorized without director action if all of the stockholders entitled to vote thereon consent in writing.

  The Georgia requirements are similar. Under 14-2-1402 of the GBCC, unless the articles of incorporation or the board of directors require a greater vote, the board of directors' proposal to dissolve must be approved by a majority of all of the votes entitled to be cast by the shareholders on that proposal.

                                 LEGAL MATTERS

  The validity of the shares of U.S. Filter Common Stock to be issued in connection with the Merger will be passed upon by Damian C. Georgino, Vice President, General Counsel and Secretary of U.S. Filter. Certain legal matters in connection with the Merger Agreement will be passed upon for U.S. Filter by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania, and for Davis by Alston & Bird, Atlanta, Georgia.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Davis Water & Waste Industries, Inc. as of April 30, 1996 and 1995 and for each of the three years in the period ended April 30, 1996 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Zimpro Environmental, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 under the Exchange Act, U.S. Filter stockholders may present proper proposals for inclusion in U.S. Filter's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to U.S. Filter in a timely manner. As noted in U.S. Filter's proxy statement relating to its 1996 Annual Meeting of Stockholders, in order to be so included for the 1997 annual meeting, shareholder proposals must be received by U.S. Filter no later than March 11, 1997, and must otherwise have complied with the requirements of Rule 14a-8. Any such proposals should be addressed to the Secretary of U.S. Filter, 40-004 Cook Street, Palm Desert, California 92211.

                              INDEX TO DAVIS

                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Management's Responsibility for Financial Statements........................ F-2
Consolidated Statement of Operations........................................ F-3
Consolidated Balance Sheet.................................................. F-4
Consolidated Statement of Changes in Stockholders' Equity................... F-5
Consolidated Statement of Cash Flows........................................ F-6
Notes to Consolidated Financial Statements.................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of DAVIS WATER & WASTE INDUSTRIES, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DAVIS WATER & WASTE INDUSTRIES, Inc. and its subsidiaries at April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Atlanta, Georgia
June 13, 1996

             MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The consolidated financial statements included in this report were prepared by the Company in conformity with generally accepted accounting principles. Management's best estimates and judgments were used where appropriate. Management is responsible for the integrity of the financial statements and for other financial information included in this report. The financial statements have been audited by the Company's independent accountants, Price Waterhouse LLP. As set forth in their report, their audit was conducted in accordance with generally accepted auditing standards and formed the basis for their opinion on the accompanying financial statements. They evaluated the system of internal accounting controls and performed such tests and other procedures as they deemed necessary to reach and express an opinion on the fairness of the financial statements.

  The Company maintains a system of internal accounting controls which is designed to provide a reasonable assurance that assets are safeguarded and that the financial records reflect the authorized transactions of the Company. As a part of this process, the Company has an internal auditor who evaluates the adequacy and effectiveness of internal accounting controls.

  The Audit Committee of the Board of Directors is composed of Directors who are neither officers nor employees of the Company. The Committee meets periodically with management, the internal auditor and the independent accountants to discuss auditing, internal accounting control and financial reporting matters. The internal auditor and the independent accountants have full and free access to meet with the Audit Committee, with and without management being present.

R. Doyle White Chairman of the Board, President and Chief Executive Officer
                                            Stan White Secretary/Treasurer and
                                            Chief Financial Officer

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                     YEAR ENDED APRIL 30,
                                                 -----------------------------
                                                   1996      1995      1994
                                                 --------- --------- ---------
                                                  (IN THOUSANDS, EXCEPT SHARE
                                                             DATA)
Net sales....................................... $ 226,489 $ 215,649 $ 202,621
Cost of products sold...........................   188,720   183,654   172,654
                                                 --------- --------- ---------
Gross profit margin.............................    37,769    31,995    29,967
Selling, general and administration.............    26,877    24,483    28,461
Interest expense................................     1,022     1,335     1,252
Other income, net...............................       206       308       246
Provision for Taulman shutdown and related
 intangible assets (Note 3).....................         0       678     8,895
                                                 --------- --------- ---------
Income (loss) before income taxes...............    10,076     5,807    (8,395)
Provision (benefit) for income taxes............     4,327     2,359    (3,055)
                                                 --------- --------- ---------
Net income (loss)............................... $   5,749 $   3,448 $  (5,340)
                                                 ========= ========= =========
EARNINGS (LOSS) PER SHARE OF COMMON STOCK:
Net income (loss) per share--primary............ $    1.78 $    1.06 $   (1.64)
                                                 ========= ========= =========
Net income (loss) per share--fully diluted...... $    1.72 $    1.05 $   (1.64)
                                                 ========= ========= =========
Weighted average shares outstanding--primary.... 3,234,824 3,261,351 3,260,608
Weighted average shares outstanding--fully
 diluted........................................ 3,340,242 3,284,170 3,260,608

(The accompanying notes are an integral part of these financial statements.)

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                               APRIL 30,
                                                         ------------------
                                                           1996      1995
                                                         --------  --------
                                                          (IN THOUSANDS,
                                                         EXCEPT PER SHARE
                                                               DATA)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $  1,720  $  3,746
  Accounts receivable, less allowance for doubtful ac-
   counts ($1,261 at April 30, 1996 and $1,135 at April
   30, 1995) (Note 1)..................................    35,189    39,795
  Inventories (Notes 1 and 4)..........................    17,802    18,778
  Prepaid expenses.....................................       692       631
  Cost and estimated earnings in excess of billings on
   uncompleted contracts...............................     1,419     1,097
  Prepaid income taxes.................................       685         0
  Deferred income taxes (Note 7).......................     4,194     5,634
                                                         --------  --------
    Total current assets...............................    61,701    69,681
Property, plant and equipment (Note 1):
  Land.................................................     1,016     1,040
  Buildings and improvements...........................     5,858     5,667
  Manufacturing equipment..............................     5,597     5,633
  Transportation and office equipment..................     8,348     8,066
  Construction in progress.............................       281       295
                                                         --------  --------
                                                           21,100    20,701
Less--accumulated depreciation.........................   (14,742)  (14,407)
                                                         --------  --------
                                                            6,358     6,294
 Deferred income taxes (Note 7)........................       706         0
 Other assets..........................................     5,867     5,561
                                                         --------  --------
                                                         $ 74,632  $ 81,536
                                                         ========  ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 5)...........  $    135  $    249
  Accounts payable.....................................    20,102    24,158
  Accrued salaries and commissions.....................     6,702     3,735
  Other accrued liabilities (Notes 3 and 6)............     6,861     8,883
  Billings in excess of cost and estimated earnings on
   uncompleted contracts...............................       943     1,449
  Customer deposits....................................     1,153       614
                                                         --------  --------
    Total current liabilities..........................    35,896    39,088
                                                         --------  --------
Long-term debt, less current portion (Note 5)..........     6,845    14,787
                                                         --------  --------
Deferred income taxes (Note 7).........................         0       265
                                                         --------  --------
Other accrued liabilities (Note 6).....................     2,235     2,064
                                                         --------  --------
Commitments and contingent liabilities (Note 9)........
Stockholders' equity (Note 8)
  Common stock, $.01 par value: 50,000,000 shares au-
   thorized; 3,265,308 shares
   issued..............................................        33        33
Capital in excess of par value.........................     9,788     9,788
Retained earnings......................................    20,201    15,705
                                                         --------  --------
                                                           30,022    25,526
Treasury stock at cost--29,129 shares at April 30, 1996
 and 19,379 shares at April 30, 1995...................      (366)     (194)
                                                         --------  --------
                                                           29,656    25,332
                                                         --------  --------
                                                         $ 74,632  $ 81,536
                                                         ========  ========

(The accompanying notes are an integral part of these financial statements.)

                      DAVIS WATER & WASTE INDUSTRIES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                     CAPITAL IN                        TOTAL
                              COMMON EXCESS OF  RETAINED  TREASURY STOCKHOLDERS'
                              STOCK  PAR VALUE  EARNINGS   STOCK      EQUITY
                              ------ ---------- --------  -------- -------------
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at April 30, 1993      $33     $9,788   $17,922    $(108)     $27,635
Issuance of common stock in
 connection with employee
 benefit plans...............                       (43)     181          138
Purchase of treasury stock...                               (124)        (124)
Net (loss)...................                    (5,340)               (5,340)
                               ---     ------   -------    -----      -------
Balance at April 30, 1994       33      9,788    12,539      (51)      22,309
Issuance of common stock in
 connection with employee
 benefit plans...............                       (21)     122          101
Dividends paid, $.08 per
 share.......................                      (261)                 (261)
Purchase of treasury stock                                  (265)        (265)
Net income...................                     3,448                 3,448
Balance at April 30, 1995....   33      9,788    15,705     (194)      25,332
                               ---     ------   -------    -----      -------
Issuance of common stock in
 connection with employee
 benefit plans...............                        10      102          112
Purchase of treasury stock...                               (274)        (274)
Dividends paid, $.39 per
 share.......................                    (1,263)               (1,263)
Net income...................                     5,749                 5,749
                               ---     ------   -------    -----      -------
Balance at April 30, 1996      $33     $9,788   $20,201    $(366)     $29,656
                               ===     ======   =======    =====      =======

(The accompanying notes are an integral part of these financial statements.)

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      YEAR ENDED APRIL 30,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)................................  $  5,749  $  3,448  $ (5,340)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:..........
 Depreciation and amortization...................     1,494     2,110     2,689
 (Decrease) increase in reserve for Taulman
  shutdown and write off of intangible assets....    (2,425)   (1,480)    8,895
 Provision for doubtful accounts.................       632       472       665
 Loss on sale of property, plant and equipment...        22         0        86
 Deferred income taxes...........................       469      (430)   (4,536)
 Decrease (increase) in accounts receivable......     3,974    (1,109)   (1,723)
 Decrease (increase) in inventories..............       976     1,748    (2,450)
 (Increase) decrease in cost and estimated
  earnings in excess of billings on uncompleted
  contracts......................................      (322)     (125)      280
 (Increase) in other assets                          (1,052)     (393)      (15)
 (Decrease) increase in billings in excess of
  cost and estimated earnings on uncompleted
  contracts......................................      (506)     (752)       32
 Increase in accounts payable and accrued
  expenses.......................................        24     3,898     4,290
                                                   --------  --------  --------
   Net cash provided by operating activities.....     9,035     7,387     2,873
                                                   --------  --------  --------
INVESTING ACTIVITIES
Purchase of property, plant and equipment........    (1,656)   (1,566)     (837)
Proceeds from sale of property, plant and
 equipment.......................................        76       855        70
                                                   --------  --------  --------
   Net cash (used in) investing activities.......    (1,580)     (711)     (767)
                                                   --------  --------  --------
FINANCING ACTIVITIES
Proceeds from long-term debt.....................    62,131    56,292    54,549
Principal payments made on long-term debt........   (70,187)  (60,897)  (55,921)
Proceeds from sale of stock......................       112       101       138
Purchase of treasury stock.......................      (274)     (265)     (124)
Dividends paid...................................    (1,263)     (261)        0
                                                   --------  --------  --------
   Net cash (used in) financing activities.......    (9,481)   (5,030)   (1,358)
                                                   --------  --------  --------
CASH
(Decrease) increase in cash during period........    (2,026)    1,646       748
Cash and cash equivalents at beginning of year...     3,746     2,100     1,352
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $  1,720  $  3,746  $  2,100
                                                   ========  ========  ========

(The accompanying notes are an integral part of these financial statements.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        APRIL 30, 1996, 1995, AND 1994

NOTE 1--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

 Description of Business

  Davis Water & Waste Industries, Inc. ("Davis") manufactures and markets products relating to the distribution and treatment of water and wastewater.

 Basis of Presentation

  The accompanying financial statements include the accounts of Davis and its wholly-owned subsidiary, The Taulman Company ("Taulman"). All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the prior year statements have been reclassified to conform to the current year presentation.

 Accounts Receivable

  Accounts receivable at April 30, 1996 and 1995 include amounts under long-term contracts of approximately $2,504,000 and $4,060,000, respectively. Balances billed but not paid by customers pursuant to retainage provisions in long-term contracts will be due upon completion of the contracts and acceptance by the owner and aggregated approximately $1,493,000 and $2,216,000 at April 30, 1996 and 1995, respectively. Approximately $700,000 of these retention balances are expected to be collected during the year ended April 30, 1997, with the remainder to be collected during the following year.

 Concentration of Credit Risk

  Davis grants credit to its customers, who are primarily involved in the construction and real estate industries, including independent contractors, developers, municipalities and industrial customers. To secure its interest in trade accounts receivable, Davis obtains bonds or liens where considered prudent. The majority of Davis' sales are made to customers located in the Southeast. Other important markets include Texas, California and the Rocky Mountain states.

 Inventories

  Inventories are carried at the lower of cost (first-in, first-out) or market value.

 Property, Plant and Equipment

  Fixed assets are stated at cost. Depreciation is calculated using principally the straight-line method over the estimated useful lives of the assets. Expenditures for additions and improvements are charged to property accounts; maintenance and repairs are charged to expense. Upon retirement or sale, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

  The approximate annual rates of depreciation are 4% to 14% for buildings and improvements, 14% to 20% for manufacturing equipment and 14% to 33 1/3% for transportation and office equipment.

 Intangible Assets

  Intangible assets resulting from the acquisition of certain assets and liabilities of Taulman were being amortized on a straight line basis over their estimated useful lives ranging from one to 40 years. As a result of the shutdown or reorganization of Taulman, these intangibles were written off (see
Note 3).

 Treasury Stock

  Treasury stock is carried at cost determined using the first-in, first-out method. Any excess of cost over proceeds from re-issuance of treasury stock is charged to retained earnings; any excess of proceeds over cost is credited to retained earnings to the extent of any prior charges and thereafter credited to capital in excess of par.

                        APRIL 30, 1996, 1995, AND 1994

 Revenue

  Income from short-term contracts for the manufacture or installation of water and wastewater treatment and pumping equipment is recognized at time of shipment or when installation is completed, respectively. Income from long-term contracts for the manufacture of process equipment and control systems used in water and wastewater treatment facilities was recognized on the percentage-of-completion basis; however, revenues are no longer recognized in Davis' operations for these types of contracts due to the shutdown of Taulman. Income is recognized from the sale of water distribution equipment and supplies and process materials and supplies at the time of shipment. Commission income from the sale of products manufactured by others is recognized when the customer's order is shipped by the third party manufacturer.

 Income Taxes

  Davis accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed by dividing net income (loss) by the average number of common shares outstanding, increased by common equivalent shares determined using the treasury stock method.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Statement of Cash Flows

  Cash equivalents are considered to be short term, highly liquid investments with original maturities of three months or less.

  Supplemental disclosure of cash flows follows:


                                                            YEAR ENDED APRIL 30,
                                                            --------------------
                                                             1996   1995   1994
                                                            ------ ------ ------
                                                               (IN THOUSANDS)
   Cash paid during the year for:
     Interest.............................................. $1,172 $1,429 $1,276
     Income taxes..........................................  4,278  2,423  1,272
                                                            ------ ------ ------
                                                            $5,450 $3,852 $2,548
                                                            ====== ====== ======

NOTE 2--POTENTIAL SALE OF DAVIS

  On June 10, 1996, Davis entered into a definitive Agreement and Plan of Merger (the "Agreement") with United States Filter Corporation ("U.S. Filter") whereby USF/DWW Acquisition Corporation, a wholly-owned subsidiary of U.S. Filter, would be merged with and into Davis with Davis as the surviving entity. Each outstanding share of common stock of Davis, par value $0.01 per share, would be exchanged for 0.933 share of U.S. Filter common stock, par value $0.01 per share (the "Exchange Ratio"). In the event that the average market price per share of U.S. Filter Common Stock for the 20 consecutive trading days beginning on the 25th trading day prior to the vote of Davis' stockholders' on the merger ("Average Market Price") is less than $28

                        APRIL 30, 1996, 1995, AND 1994

per share, the Exchange Ratio shall be adjusted to $26.12 divided by the Average Market Price. If the Average Market Price is greater than $34 per share, the Exchange Ratio shall be adjusted to $31.72 divided by the Average Market Price. Davis may terminate the Agreement if the Average Market Price of U.S. Filter Common Stock is less than $25.25 and U.S. Filter may terminate the Agreement if the Average Market Price of the U.S. Filter common stock is greater than $37.25.

  Under the terms of the Agreement, all outstanding unexercised stock options of Davis, whether or not then exercisable, would be converted into the right to receive 0.933 share of U.S. Filter Common Stock (the "Option Exchange Ratio"). The Option Exchange Ratio shall be adjusted in the same manner as the Exchange Ratio for Davis' common stock based on certain levels of the Average Market Price of U.S. Filter Common Stock as described above.

  The consummation of the merger transaction is subject to approval by Davis' stockholders and certain other conditions. The transaction is expected to be consummated by August 31, 1996.

NOTE 3--PROVISION FOR TAULMAN SHUTDOWN AND RELATED INTANGIBLE ASSETS:

  During the fourth quarter of fiscal 1994, Davis adopted a plan to shutdown or reorganize the operations of Taulman. Substantially all of Taulman's operations are contained within its Turbitrol Instrumentation and Control division; these operations are in the process of being shut down. Taulman Composting Systems, an immaterial component of Taulman, was combined with Davis' Process division. The pre-tax loss provision for these actions recorded in fiscal 1994 includes the write-off of intangible assets totaling $2,908,000 associated with Taulman and the accrual of $5,987,000 to provide for anticipated losses during the shutdown period. Accordingly, the results of operations of Taulman during fiscal 1996 and 1995 were excluded from the results of operations of Davis.

  Taulman is engaged in the environmental pollution control business, primarily through the design, manufacture and sale of process equipment and control systems used in water and wastewater treatment facilities. Revenues and expenses on its long- term contracts are recognized on the percentage-of - completion basis. Taulman has ceased bidding on new contracts, has terminated its sales force and is working to complete its current obligations on long-term contracts during the estimated two and one half year period from the decision to shut down. The provision for losses during the shutdown period reflects declining revenues and relatively high levels of general and administrative costs necessary to complete the shutdown of these operations.

  During fiscal 1996 and 1995, activity within the reserve for anticipated losses during the shutdown period is summarized as follows:

                                                         YEAR ENDED APRIL 30,
                                                         ----------------------
                                                             1996        1995
                                                         ----------  ----------
                                                            (IN THOUSANDS)
      Balance, beginning of year........................ $    4,507  $    5,987
      Operating loss of Taulman.........................     (2,425)     (2,158)
      Adjustment to reserve.............................          0         678
                                                         ----------  ----------
      Balance, end of year.............................. $    2,082  $    4,507
                                                         ==========  ==========

  The adjustment in fiscal 1995 to the reserve represented an increase in the reserve resulting from a revised estimate of the anticipated losses during the shutdown period. There have been no changes to the plan for shutting down Taulman since the adoption of the plan in the fourth quarter of fiscal 1994.

                        APRIL 30, 1996, 1995, AND 1994

  The Taulman shutdown represents the discontinuation of a product line. Therefore, Taulman's results of operations through the fourth quarter of fiscal 1994 have been included as components of continuing operations in the statement of operations for fiscal 1994. Taulman's results of operations during fiscal 1995, 1996 and in future periods have been or will be charged against the reserve for anticipated losses during the shutdown period. Certain income, expense, asset and liability information with respect to Taulman for the three most recent fiscal years is as follows:

                                                          AS OF OR FOR THE YEAR
                                                             ENDED APRIL 30,
                                                          ----------------------
                                                           1996   1995    1994
                                                          ------ ------- -------
                                                              (IN THOUSANDS)
   Net sales............................................. $4,843 $11,252 $15,871
   Cost of products sold.................................  5,370   9,791  14,465
   Selling, general and administrative expense...........  1,913   3,445   4,302
   Assets................................................  3,626   5,252  12,523
   Liabilities...........................................  2,730   2,614  10,111

  Assets and liabilities at April 30, 1996, 1995 and 1994 consisted primarily of accounts receivable, inventory, accounts payable, accrued expenses and intercompany debt.

  Intangible assets written off in fiscal 1994 as a part of the shutdown included a technology licensing agreement of $1,321,000, noncompete agreements of $1,155,000 and goodwill of $432,000. The technology licensing agreement was written off because Davis, in response to changing marketplace demands, elected to forego its exclusive North American rights to this waste composting technology during the fourth quarter of fiscal 1994. Recently developed methods for waste composting are much more economical and substantially reduced the demand for Davis' licensed technology. The noncompete agreements and goodwill were written off because their value will not be recovered as a result of the shutdown.

NOTE 4--INVENTORIES:

  Inventories are summarized as follows:

                                                                    APRIL 30,
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Finished goods and products purchased for resale............. $15,925 $16,137
   Work-in-process..............................................   1,347   2,073
   Raw materials and purchased components.......................     530     568
                                                                 ------- -------
                                                                 $17,802 $18,778
                                                                 ======= =======

NOTE 5--LONG-TERM DEBT:

  During the first quarter of fiscal 1996, Davis and SunTrust Bank Central Florida, National Association ("STBNA") entered into a second amendment to the October 13, 1992 loan agreement. The second amendment extended the loan maturity through April 30, 1997, reduced the principal amount Davis can borrow to $30,000,000, provided specific guidelines that Davis must meet to eliminate the security interest that STBNA has on Davis' accounts receivable and inventory, eliminated the working capital requirement and limited the amount of cash that Davis may spend in connection with acquisitions without the prior consent of STBNA to $2,500,000 per year during the term of the loan agreement. The amended loan agreement also permits Davis to choose between the then current prime rate or the then current LIBOR rate plus or minus various basis point rates for advances under the revolving term loan, depending on Davis achieving certain financial results. Davis was in compliance with the financial covenants of the loan agreement as of April 30, 1996.

                        APRIL 30, 1996, 1995, AND 1994

  On June 6, 1996, STBNA extended the loan maturity to April 30, 1998, and because of Davis' improved operating results and meeting the established guidelines, eliminated the security interest on Davis' accounts receivable and inventory.

  As of April 30, 1996, the interest on balances outstanding under the STBNA revolving term note was payable at either STBNA's prime commercial rate less 50 basis points or LIBOR plus 150 basis points. Davis pays a commitment fee equal to one-fourth of one percent per annum on the average daily unused portion of the revolving term note.

  The payment of cash dividends is subject to the approval by the Board of Directors and depends on, among other factors, earnings, capital requirements, and the operating and financial condition of Davis. The payment of cash dividends also requires the prior approval of STBNA unless certain financial requirements are met. During the first, third and fourth quarters of fiscal 1996, Davis' Board of Directors authorized cash dividends of $0.14, $0.15 and $0.10 per share, which were paid on July 3, 1995, January 5, 1996 and April 12, 1996 to stockholders of record on June 26, 1995, December 26, 1995 and April 1, 1996, respectively.

  Notes payable and long-term debt consist of:


                                                                   APRIL 30,
                                                                 --------------
                                                                  1996   1995
                                                                 ------ -------
                                                                 (IN THOUSANDS)
Revolving term loan due April 1997 with interest at prime;
 maturity was extended to April 30, 1998 by STBNA in letter
 dated June 6, 1996............................................. $5,343 $13,110
Promissory note with interest at prime with monthly installment
 payments secured by an airplane................................      0     242
Capitalized lease with interest at 7.70% with monthly
 installment payments through April 1998........................     50      75
Capitalized lease with interest at 4.90% with monthly
 installment payments through February 1998.....................    165     248
Capitalized lease with interest at 4.90% with monthly
 installment payments through November 1998.....................     61       0
Loans payable to insurance companies with interest at varying rates secured by cash surrender value of life insurance
 policies approximating $1,947 and $1,818 at April 30, 1996 and
 1995, respectively.............................................  1,361   1,361
                                                                 ------ -------
                                                                  6,980  15,036
Amounts due within one year.....................................    135     249
                                                                 ------ -------
Amounts due after one year...................................... $6,845 $14,787
                                                                 ====== =======

  Annual maturities of long-term debt in each of the succeeding five years from April 30, 1996 are approximately $135; $5,470; $14; $0; and $0 respectively. Loans payable to insurance companies secured by cash surrender value in the amount of $1,361 do not have a stated maturity date.

                        APRIL 30, 1996, 1995, AND 1994

NOTE 6--PENSION PLAN:

  Davis has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's highest average compensation earned during any consecutive five-year period within the last ten years of employment, reduced by payments from Social Security. Pension cost is funded at amounts determined by management but not less than the minimum funding required by the Employee Retirement Income Security Act of 1974 (ERISA). At April 30, 1996, the assets of this Plan included cash equivalents and equity and fixed income mutual funds. Participants of certain acquired companies received service credit for vesting in the Plan upon date of acquisition or termination of any former benefit plans. The cost of these benefits will be amortized over 18 years, which is the average remaining service period of the participants.

  Davis also has a supplemental defined benefit pension plan (the Supplemental
Plan) covering all Davis officers. The Supplemental Plan provides for annual disability benefits in amounts of 50%-80% of base pay at the time of the disabling injury, to be paid to participants who become permanently disabled. This benefit will terminate at age 65. Additionally, the Supplemental Plan provides for retirement benefits to participants representing approximately 50%-80% of base pay at the date of retirement, reduced by payments from Social Security. These retirement benefits will be paid over the expected lifetime of the participant. Davis has not funded the Supplemental Plan. This plan is not subject to ERISA funding requirements. The Davis intends to fund the Supplemental Plan as benefits are paid.

  Net periodic pension cost of these plans for fiscal 1996, 1995 and 1994 included the following components:

                         YEAR ENDED APRIL 30, 1996         YEAR ENDED APRIL 30, 1995          YEAR ENDED APRIL 30, 1994
                         ------------------------------    ------------------------------     ------------------------------
                            ASSETS         ACCUMULATED        ASSETS         ACCUMULATED         ASSETS         ACCUMULATED
                            EXCEED           BENEFITS         EXCEED           BENEFITS          EXCEED           BENEFITS
                         ACCUMULATED          EXCEED       ACCUMULATED          EXCEED        ACCUMULATED          EXCEED
                           BENEFITS           ASSETS         BENEFITS           ASSETS          BENEFITS           ASSETS
                         --------------    ------------    -------------     ------------     -------------     ------------
                                                        (IN THOUSANDS)
Service cost benefit
 earned during the
 period.................   $          386     $        47     $         350     $         40     $         362     $         37
Interest cost on
 projected
 benefit obligation.....              680             114               613              112               623              114
Actual return on plan
 assets.................           (1,481)                             (900)                              (809)
Net amortization and
 deferral...............              567              73                37               73                25               71
                           --------------     -----------     -------------     ------------     -------------     ------------
Net periodic pension
 cost...................   $          152            $234     $         100             $225     $         201             $222
                           ==============     ===========     =============     ============     =============     ============

  Assumptions used to determine net periodic pension cost for these plans for fiscal 1996, 1995 and 1994 were:

                                                          AS OF APRIL 30,
                                                         ---------------------
                                                         1996    1995    1994
                                                         -----   -----   -----
   Discount rates.......................................   7.5%    7.5%    7.5%
   Rates of increase in compensation levels.............   4.5%    4.5%    4.5%
   Expected long-term rate of return on assets..........   9.0%    9.0%    9.0%

                         APRIL 30, 1996, 1995, AND 1994

  The following table sets forth these plans' funded status and amounts recognized on Davis' consolidated balance sheet at April 30, 1996 and April 30, 1995.

                                    APRIL 30, 1996          APRIL 30, 1995
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                  EXCEED     BENEFITS     EXCEED     BENEFITS
                                ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                 BENEFITS     ASSETS     BENEFITS     ASSETS
                                ----------- ----------- ----------- -----------
                                                (IN THOUSANDS)
Actuarial present value of
 benefit obligations:
 Accumulated benefit obligation
  Vested.......................   $ 7,698     $ 1,637     $6,982      $ 1,602
  Nonvested....................       317                    298
                                  -------     -------     ------      -------
                                  $ 8,015     $ 1,637     $7,820      $ 1,602
                                  =======     =======     ======      =======
Plan assets at fair value......   $10,351                 $9,156
Projected benefit obligation...     9,984     $ 1,637      9,007      $ 1,602
                                  -------     -------     ------      -------
Projected benefit obligation
 less than (in excess of) plan
 assets........................       367      (1,637)       149       (1,602)
Unrecognized prior service
 costs.........................      (136)        291       (149)         367
Unrecognized net loss (gain)...       (39)       (114)       433          (74)
Additional liability...........                  (161)                   (274)
Unrecognized net asset at May
 1, 1996 being amortized over
 19 years and 15 years,
 respectively..................      (722)        (16)      (812)         (19)
                                  -------     -------     ------      -------
Pension (liability) recognized
 in the balance sheet..........   $  (530)    $(1,637)    $ (379)     $(1,602)
                                  =======     =======     ======      =======

NOTE 7--INCOME TAXES:

  The components of the provision for income tax expense (benefit) are as follows:

                                                         YEAR ENDED APRIL 30,
                                                         ----------------------
                                                          1996   1995    1994
                                                         ------ ------  -------
                                                            (IN THOUSANDS)
   Current tax expense:
     Federal............................................ $3,248 $2,297  $ 1,237
     State..............................................    610    492      244
   Deferred tax expense (benefit):
     Federal............................................    395   (362)  (3,820)
     State..............................................     74    (68)    (716)
                                                         ------ ------  -------
                                                         $4,327 $2,359  $(3,055)
                                                         ====== ======  =======

                        APRIL 30, 1996, 1995, AND 1994

  Deferred tax liabilities (assets) recorded under FAS 109 are comprised of the following at April 30, 1996 and 1995:

                                                                APRIL 30,
                                                             ----------------
                                                              1996     1995
                                                             -------  -------
                                                             (IN THOUSANDS)
Deferred tax liabilities:
Depreciation................................................ $   122  $   211
Change in the method of inventory accounting for income tax
 purposes                                                          0      393
                                                             -------  -------
  Gross deferred tax liabilities............................     122      604
                                                             -------  -------
Deferred tax assets:
  Pension...................................................    (832)    (725)
  Vacation..................................................    (317)    (365)
  Other employee benefit plans..............................    (623)    (413)
  Warranty reserves.........................................    (233)    (177)
  Inventory.................................................    (649)    (639)
  Allowance for doubtful accounts...........................    (479)    (431)
  Noncompete agreements.....................................    (155)    (187)
  Shutdown reserve for Taulman..............................  (1,524)  (2,488)
  Other.....................................................    (210)    (548)
                                                             -------  -------
    Gross deferred tax assets...............................  (5,022)  (5,973)
                                                             -------  -------
                                                             $(4,900) $(5,369)
                                                             =======  =======

  A reconciliation between the actual income tax expense (benefit) and the amount computed by applying the federal income tax rate (34.0%) in 1996, 1995 and in 1994 to pre-tax income from continuing operations follows:

                                                         YEAR ENDED APRIL 30,
                                                         ----------------------
                                                          1996    1995   1994
                                                         ------  ------ -------
                                                            (IN THOUSANDS)
Computed amount based on federal statutory rate......... $3,426  $1,974 $(2,854)
Increases (reductions) in taxes:
State income taxes, net of federal income tax benefit...    402     232    (322)
Tax on meals and entertainment expense disallowed.......    144     132      54
Nondeductible accrual for incentive stock options.......    373       0       0
Other...................................................    (18)     21      77
                                                         ------  ------ -------
Provision (benefit)..................................... $4,327  $2,359 $(3,055)
                                                         ======  ====== =======

NOTE 8--STOCKHOLDERS' EQUITY:

  During the third quarter of fiscal 1995, the Board of Directors approved the Davis Water & Waste Industries, Inc. 1994 Employee Stock Option Plan (the "Employees Plan") and the Davis Water & Waste Industries, Inc. Directors Stock Option Plan (the "Directors Plan"). Both Plans were approved by the stockholders of Davis at the 1995 Annual Meeting of Stockholders on September 8, 1995.

  Under the Employees Plan and the Directors Plan (collectively, the "Plans"), options to acquire up to 250,000 and 75,000 shares of Davis' common stock, respectively, may be granted to employees and outside directors of Davis, respectively, by a committee of the Board of Directors. No options may be granted after ten years from the date of approval of the Plans by the Board. Options granted under the Plans vest evenly over five

                        APRIL 30, 1996, 1995, AND 1994

years and are exercisable for a period not exceeding ten years after the date of grant at a price equal to the quoted market value of the common stock as of the date of grant. Optionees may exercise the options by paying cash, exchanging Davis shares having a quoted market value equal to or less than the exercise price, by instructing Davis to retain shares of stock upon the exercise of the option with a quoted market value equal to the exercise price as payment, or exchanging property or services as may be acceptable to the committee of the Board. The options are not transferable except to the optionee's beneficiaries. The Plans may be amended or terminated at the discretion of the Board. Compensation expense is accrued for the Plans for options as earned by the optionees as the difference between the quoted market price at the period end and the option price multiplied by the number of options. Accrued compensation expense is adjusted for the changes in the quoted market value of the stock from period to period. At April 30, 1996 and 1995, total compensation expense accrued for the Plans aggregated approximately $1,176,000 and $74,000, respectively.

  Under the Employees Plan in December 1994, the Board granted options to acquire 162,660 shares to certain Davis officers at an option price of $7.75 per share, which was equal to the quoted market price for the shares of Davis' common stock at the date of grant. All but 1,000 of the options were outstanding at April 30, 1996. No options were canceled or expired during fiscal year 1996 and 1,000 shares were exercised. At April 30, 1996, options for the purchase of 87,340 shares of common stock were available to be granted under the Employees Plan.

  Under the Directors Plan in December 1994, options to acquire 32,000 shares of common stock were granted to the outside directors of Davis at an option price of $7.75 per share, which was equal to the quoted market price for the shares of Davis' common stock at the date of grant. All such options were outstanding at April 30, 1996. No options were exercised, canceled or expired during fiscal 1996. At April 30, 1996, options for the purchase of 43,000 shares of common stock were available to be granted under the Directors Plan.

  During fiscal 1989, the stockholders of Davis approved a qualified employee stock purchase plan (the "1988 ESP Plan"). During fiscal 1992, the stockholders of Davis approved an amendment to the 1988 ESP Plan increasing the shares of common stock reserved for issuance under this plan from 80,000 to 160,000 shares. Under the terms of the 1988 ESP Plan, all regular full time employees and officers of Davis may purchase common stock of Davis quarterly at 85% of the lower of market value on the offering date or the termination date of the offering period. The 1988 ESP Plan will terminate at such time as all shares made available under the plan have been issued. During fiscal 1996, 1995, and 1994, 9,223, 13,616 and 24,225 shares, respectively, were issued under the plan, and at April 30, 1996, 15,309 shares of common stock were reserved and available for issuance.

  During August 1988, a Long-Term Incentive Plan (the "Incentive Plan") was approved by Davis' stockholders. The Board of Directors had previously approved the Incentive Plan whereby certain key officers (the participants) would become eligible to receive performance shares provided Davis achieves specified financial goals over four year periods. Performance shares represent rights to receive common stock or, at the election of the participant, a combination of cash and common stock. During fiscal 1996, 349 shares of common stock were distributed and payments of $2,967 were made to participants under the 1991-1994 Incentive Plan. During fiscal 1994 and fiscal 1995, the Board of Directors determined not to approve a Long-Term Incentive Plan for key officers but instead proposed the adoption of a stock option plan for the key employees of Davis (as discussed above).

  The cost of the Incentive Plan is limited to twice the grant price at the grant date of the maximum number of performance shares issuable. The grant price is determined by the higher of the book value per share or the average of the closing price of Davis' common stock for a period prior to and following the public release of the preceding year's annual earnings. The grant price of the performance shares granted during fiscal 1993 was

                        APRIL 30, 1996, 1995, AND 1994

$8.30. The estimated costs of the Incentive Plan are charged to income over the applicable four year periods. During the fiscal year ended April 30, 1996 $50,000 was expensed, and for fiscal years 1995 and 1994, no income or expense was recognized.

  Davis purchases shares of its common stock to be held as treasury stock until needed for issuance through Davis' employee stock plans and directors and employees stock option plans discussed above.

  On December 15, 1989, the Board of Directors of Davis adopted a Share Rights Plan and, in connection therewith, declared a dividend distribution of one Right for each outstanding share of Davis' common stock to stockholders of record at the close of business on January 8, 1990. Davis had 3,248,621 shares of its common stock outstanding at such date. The Share Rights Plan generally provides that 20 days following a public announcement that a person or a group of affiliated or associated persons have become owners of 10% or more of Davis' Common Stock (and have thus become an "Acquiring Person"), each Right will entitle the registered holder to purchase from Davis common stock at a purchase price per share equal to 20% of current market value. Any Rights beneficially owned by an Acquiring Person or any of the Acquiring Person's affiliates or associates are not exercisable. The number of shares that each holder of a Right will be entitled to receive upon exercise is equal to one share of common stock multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding on the date of the first public announcement that a person has become an Acquiring Person (the "Stock Acquisition Date") and the denominator of which is the number of Rights outstanding on the Stock Acquisition Date that are not beneficially owned by the Acquiring Person or its affiliates or associates. Until such time as the Rights become exercisable, (a) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after January 8, 1990 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate. In connection with the merger agreement with U.S. Filter (Note 2), the Share Rights Plan was amended whereby the Rights will not become effective upon consummation of the merger.

                        APRIL 30, 1996, 1995, AND 1994

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES:

  Davis leases certain warehouse facilities and equipment, principally trucking equipment, under operating leases. Certain leases provide for additional rental based on actual usage and many leases have renewal options. Under some leases Davis agrees to pay insurance costs and increases in property taxes. Total rent expense amounted to approximately $2,737,000 in 1996, $3,009,000 in 1995, and $3,141,000 in 1994, of which $233,000, $251,000 and $250,000 was for truck rental based on mileage. Davis leases certain computer equipment and a front end loader under noncancelable capital lease agreements (see Note 5). The original capitalized cost of leases included in property and equipment was $386,629. As of April 30, 1996 the net book value of leased equipment totaled $303,317. Minimum lease and rental commitments under non-cancelable capital and operating leases in effect at April 30, 1996 are as follows:

   YEAR ENDING APRIL 30,      CAPITAL LEASES OPERATING LEASES TOTAL COMMITMENTS
   ---------------------      -------------- ---------------- -----------------
                                               (IN THOUSANDS)
     1997....................      $146           $2,270           $2,416
     1998....................       127            1,812            1,939
     1999....................        15            1,531            1,546
     2000....................                        935              935
     2001....................                        377              377
    2002-2004................                         68               68
                                   ----           ------           ------
   Total minimum lease
    payments.................       288           $6,993           $7,281
                                                  ======           ======
   Less--Amount representing
    interest.................       (12)
                                   ----
   Present value of minimum
    lease payments...........      $276
                                   ====

  The nature of Davis' business results in a certain amount of litigation. Accordingly, Davis is a party (as plaintiff and defendant) to a number of lawsuits incidental to its business, and in certain of such matters, claims have been asserted against Davis in substantial amounts. Management believes that Davis has meritorious defenses to these claims and together with its insurance carriers, is vigorously defending them.

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents

  The carrying amount reflected in the consolidated balance sheet approximates the fair value of cash and cash equivalents.

 Notes Payable and Long-term Debt

  Substantially all of the balance of long-term debt is represented by a variable rate revolving term loan. Because this variable rate approximates a market rate of interest at year end, the carrying amount of notes payable and long-term debt approximates fair value.

                        APRIL 30, 1996, 1995, AND 1994

NOTE 11--QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized unaudited quarterly consolidated financial data is as follows:

                                                                          FULLY
                                                           PRIMARY NET DILUTED NET
                                                             INCOME      INCOME    DIVIDENDS PAID
                         NET SALES GROSS PROFIT NET INCOME  PER SHARE   PER SHARE    PER SHARE
                         --------- ------------ ---------- ----------- ----------- --------------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996 Fiscal Quarter
  First................. $ 59,683    $ 8,817      $1,162      $0.36       $0.35        $0.14
  Second................   58,867     10,158       1,816       0.56        0.55         0.00
  Third.................   52,457      8,680       1,156       0.36        0.35         0.15
  Fourth................   55,482     10,114       1,615       0.48        0.48         0.10
                         --------    -------      ------      -----       -----        -----
                         $226,489    $37,769      $5,749      $1.78       $1.72        $0.39
                         ========    =======      ======      =====       =====        =====
1995 Fiscal Quarter
  First................. $ 50,914    $ 7,250      $  518      $0.16       $0.16        $0.00
  Second................   56,056      8,754       1,299       0.40        0.40         0.00
  Third.................   52,730      7,868         776       0.23        0.23         0.08
  Fourth................   55,949      8,123         855       0.27        0.26         0.00
                         --------    -------      ------      -----       -----        -----
                         $215,649    $31,995      $3,448      $1.06       $1.05        $0.08
                         ========    =======      ======      =====       =====        =====

  Primary and fully diluted earnings per share for the fiscal year ended April 30, 1996 do not equal the sum of primary and fully diluted earnings per share for each quarter during fiscal year due to the application of the treasury stock method for determining the impact of certain common stock equivalents.

  The net income for the fourth quarter of fiscal 1995 includes an additional provision of $678,000 for management's revised estimate of the Taulman shutdown reserve. See Note 3 to Notes of the Consolidated Financial Statements.

                                                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 10, 1996

                                     AMONG

                       UNITED STATES FILTER CORPORATION,

                        USF/DWW ACQUISITION CORPORATION

                                      AND

                      DAVIS WATER & WASTE INDUSTRIES, INC.

                       (AS AMENDED ON JULY 10, 1996)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of June 10, 1996, by and among United States Filter Corporation, a Delaware corporation ("USF"), USF/DWW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USF ("Sub"), and Davis Water & Waste Industries, Inc., a Georgia corporation ("DWW"). DWW and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations", and DWW is sometimes referred to herein as the "Continuing Corporation."

  WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement and deem it advisable and in the best interests of their respective corporations and shareholders that Sub merge with and into DWW on the terms and conditions herein set forth, whereby DWW will become a wholly owned subsidiary of USF and the shareholders of DWW will become stockholders of USF (the "Merger");

  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to USF's willingness to enter into this Agreement, Jasper C. Davis III, Marthalene M. Davis, R. R. Davis, Ann R. Davis, H. Forbes Davis, Nan Davis and R. Doyle White, each of whom is a shareholder of DWW ("Shareholders"), have entered into Shareholder Agreements (the "Shareholder Agreements") with USF pursuant to which the Shareholders have agreed to vote their shares of Common Stock, $.01 par value, of DWW ("DWW Common Stock") in favor of the Merger;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 The Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement, the Georgia Business Corporation Code (the "Georgia BCC") and the Delaware General Corporation Law (the "Delaware GCL"), Sub shall be merged with and into DWW, the separate corporate existence of Sub shall cease, and DWW shall continue as the Continuing Corporation.

  Section 1.02 Effective Time of the Merger. As soon as practicable on or after the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Georgia in accordance with the Georgia BCC, and a certificate of merger shall be filed with the Secretary of State of the State of Delaware in accordance with the Delaware GCL. The Merger shall be effective at such time as is specified in the certificates of merger so filed (the "Effective Time").

  Section 1.03 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., prevailing time, on a date to be specified by USF and DWW, which shall be as soon as practicable after all of the conditions to the Merger set forth in Article VI have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date"), at a place mutually agreed to in writing by USF and DWW.

  Section 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Georgia BCC and the Delaware GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of DWW and Sub shall vest in the Continuing Corporation, and all debts, liabilities and duties of DWW and Sub shall become the debts, liabilities and duties of the Continuing Corporation.

  Section 1.05 Articles of Incorporation; By-Laws; Directors; and Officers. At the Effective Time:

    (a) The Articles of Incorporation of the Continuing Corporation shall be amended to read in their entirety as set forth in Exhibit A;

    (b) The Bylaws of DWW as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation;

    (c) The directors of Sub at the Effective Time shall be the initial directors of the Continuing Corporation and hold office as provided in the Bylaws of the Continuing Corporation; and

    (d) The officers of Sub shall be the initial officers of the Continuing Corporation, until their successors are elected or appointed.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of DWW Common Stock or capital stock of Sub:

    (a) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Continuing Corporation.

    (b) Subject to adjustment as set forth below, each issued and outstanding share of DWW Common Stock, but other than shares of DWW Common Stock issued and held in the treasury of DWW, shall be converted into and shall become, by virtue of the Merger and without any further action by the holder thereof, .933 share of Common Stock of USF, par value $.01 per share ("USF Common Stock") (the "Exchange Ratio"). Notwithstanding the foregoing and subject to the termination provisions set forth in Sections 7.01(b) and
  (c):

      In the event the Average Market Price (as hereinafter defined) of the USF Common Stock is less than $28.00 per share, the Exchange Ratio shall be adjusted (the "Adjusted Exchange Ratio") using the following formula:

      $26.12 / Average Market Price = Adjusted Exchange Ratio; and

    In the event the Average Market Price of the USF Common Stock is more than $34.00 per share, the Exchange Ratio shall be adjusted using the following formula:

      $31.72 / Average Market Price = Adjusted Exchange Ratio.

    The Average Market Price of a share of USF Common Stock shall be calculated by averaging the closing per share sale prices for the 20 consecutive trading days beginning on the 25th trading day prior to the Shareholders' Meeting on which there were any trades in USF Common Stock. In such Average Market Price calculations, numbers shall be carried to four decimal places. The daily closing per share sale prices shall be those reported in The Wall Street Journal for New York Stock Exchange--Composite Transactions.

    (c) Each share of DWW Common Stock issued and held in the treasury of DWW immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no cash shall be exchangeable therefor.

  Section 2.02 Exchange of Certificates.

  (a) After the Effective Time, each holder of a certificate formerly evidencing shares of DWW Common Stock which have been converted pursuant to
Section 2.01(b), upon surrender of the same to American Stock Transfer & Trust Company or another exchange agent selected by USF and reasonably satisfactory to DWW (the "Exchange Agent") as provided in Section 2.02(b) hereof, shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of USF Common Stock into which such shares of DWW Common Stock shall have been converted as provided in this
Article II and (ii) as provided in Section 2.04, cash in lieu of any fractional share of USF Common Stock into which such shares of DWW Common Stock would have otherwise been converted, without any interest thereon. Until so surrendered, each certificate formerly evidencing shares of DWW Common Stock which have been so converted will be deemed for all corporate purposes of USF to evidence ownership of the number of whole shares of USF Common Stock for which the shares of DWW Common Stock formerly represented thereby were exchanged and the right to receive cash as herein provided, without any interest thereon; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of USF Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of USF Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of USF Common Stock on any matter submitted to a vote of stockholders of USF. Upon surrender of a certificate formerly evidencing shares of DWW Common Stock which have been so converted, there shall be paid to the record holder of the certificates of USF Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions theretofore paid with respect to such shares of USF Common Stock as of any date subsequent to the Effective Time to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of USF Common Stock. No interest shall be payable with respect to the payment of such dividends.

  (b) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing shares of DWW Common Stock (other than certificates formerly representing shares of DWW Common Stock to be canceled pursuant to
Section 2.01(c)) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of USF) such certificates for exchange into certificates evidencing USF Common Stock (including cash in lieu of any fractional share). Each holder of certificates theretofore evidencing shares of DWW Common Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor certificates evidencing USF Common Stock (including cash in lieu of any fractional share) deliverable in respect of the shares of DWW Common Stock theretofore evidenced by the certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing shares of DWW Common Stock for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (c) If any certificate evidencing shares of USF Common Stock is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of USF Common Stock that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  (d) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Continuing Corporation will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of USF Common

Stock deliverable in respect thereof, as determined in accordance with this
Article II. When authorizing such issue of the certificate for shares of USF Common Stock in exchange therefor, the Board of Directors of the Continuing Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Continuing Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Continuing Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  (e) Adoption of this Agreement by the shareholders of DWW shall constitute, as an integral part of the Merger, ratification of the appointment of, and the reappointment of, said Exchange Agent.

  Section 2.03 No Further Transfers. After the Effective Time, there shall be no registration of transfers of shares on the stock transfer books of DWW of the shares of DWW Common Stock that were outstanding immediately prior to the Effective Time.

  Section 2.04 No Fractional Shares. Neither certificates nor scrip for fractional shares of USF Common Stock will be issued, but in lieu thereof each holder of DWW Common Stock or Outstanding Options otherwise entitled to a fraction of a share of USF Common Stock shall receive from USF an amount in cash equal to the closing per share sale price of a share of USF Common Stock, as reported in The Wall Street Journal for New York Stock Exchange--Composite Transactions, for the day of the Effective Time, multiplied by the fraction of a share of USF Common Stock to which such shareholder or option holder would be otherwise entitled. No USF stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of USF.

  Section 2.05 Anti-Dilution Provisions. In the event USF changes the number of shares of USF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of stock dividend) or the effective date thereof (in the case of a stock split or similar capitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio, as adjusted, and the Average Market Prices set forth in Sections 7.01(b) and (c) of this Agreement, shall be proportionately adjusted to reflect such stock split, stock dividend or other recapitalization.

  Section 2.06 Stock Legends; Agreements by Certain Shareholders. Certificates representing shares of USF Common Stock issued to persons deemed to be affiliates of DWW (as that term is used for purposes of Rule 145 under the United States Securities Act of 1933, as amended (the "Securities Act")) on the date of the Shareholders' Meeting shall bear the legend set forth in paragraph E of Exhibit B hereto.

  Section 2.07 DWW Employees and Directors Stock Options.

  (a) Subject to adjustment as set forth in Section 2.07(b), at the Effective Time, each share of DWW Common Stock subject to an employee or director stock option to purchase shares of DWW Common Stock, issued by DWW and outstanding and unexercised as of the date hereof and as of 11:59 P.M. on the date preceding the Effective Time (the "Outstanding Options"), whether or not then exercisable in accordance with its terms, shall be converted into the right to receive .933 share of USF Common Stock (the "Option Exchange Ratio").

  (b) In the event the Average Market Price of the USF Common Stock is less than $28.00 per share, the Option Exchange Ratio shall be adjusted (the "Adjusted Option Exchange Ratio") using the following formula:

    $26.12 / Average Market Price = Adjusted Option Exchange Ratio; and

  In the event the Average Market Price of the USF Common Stock is more than $34.00 per share, the Option Exchange Ratio shall be adjusted using the following formula:

    $31.72 / Average Market Price = Adjusted Option Exchange Ratio.

  (c) At the Closing, USF shall deliver certificates to each holder of an Outstanding Option representing the whole shares of USF Common Stock deliverable in respect of such Outstanding Option pursuant to this Section 2.07, together with cash in lieu of any fractional share, against receipt from such holder of any transfer or employee withholding taxes payable by reason of the foregoing.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF DWW

  DWW hereby represents and warrants to USF and Sub as follows:

  Section 3.01 Organization. DWW and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects ("Material Adverse Effect") of DWW and its Subsidiaries, taken as a whole.

  Section 3.02 Capitalization.

  (a) The authorized capital stock of DWW consists of 50,000,000 shares of Common Stock, $.01 par value. As of April 30, 1996, (i) 3,265,308 shares of DWW Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 29,121 shares of DWW Common Stock were held in the treasury of DWW or by Subsidiaries of DWW, (iii) 250,000 shares of DWW Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the DWW 1994 Employees Stock Option Plan (the "Employees Stock Option Plan"), (iv) 75,000 shares of DWW Common Stock were reserved for issuance pursuant to the DWW 1994 Directors Stock Option Plan (the "Directors Stock Option Plan"), (v) 160,000 shares of DWW Common Stock were reserved for issuance pursuant to the DWW 1988 Employee Stock Purchase Plan, (vi) 50,269 shares of DWW Common Stock were reserved for issuance pursuant to contingent stock awards granted under any Long-Term Incentive Plan of DWW and (vii) 9,125 shares of DWW Common Stock were reserved for issuance pursuant to contingent stock awards granted under the DWW Salary Incentive Plan. All shares of DWW Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

  (b) There are no obligations, contingent or otherwise, of DWW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of DWW Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.

  (c) Except for restrictions on transfer arising under the federal securities laws, included in the Shareholder Agreements or as described in Schedule 3.02, there are no existing restrictions on transfer, voting trusts, shareholder agreements or registration covenants known to DWW relating to any outstanding shares of capital stock of DWW or any of its Subsidiaries. None of the outstanding shares of DWW Common Stock was issued in violation of the preemptive rights of any present or former shareholder and DWW's shareholders are not entitled to preemptive rights.

  (d) Except as set forth in this Section 3.02 or pursuant to the Rights Agreement, there are no equity securities of any class of DWW or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.02 or in Schedule 3.02, and except for the rights under the Rights Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which DWW or any of its Subsidiaries is a party or by which it is bound obligating DWW or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of DWW or any of its Subsidiaries or obligating DWW or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except for the Shareholder Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of DWW.

  (e) DWW and the Rights Agent have entered into an Amendment to the Rights Agreement dated as of the date hereof in the form set forth as Exhibit C hereto.

  Section 3.03 Charter Documents. The copies of the Amended and Restated Articles of Incorporation of DWW and Bylaws of DWW as currently in effect which have been heretofore delivered to USF are complete and correct.

  Section 3.04 Subsidiaries. All of the outstanding shares of capital stock of each of DWW's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned of record and beneficially by DWW or another Subsidiary free and clear of all security interests, Liens, claims, pledges, agreements, limitations on DWW's voting rights, charges or other encumbrances of any nature. Schedule 3.04 discloses with respect to each of DWW's Subsidiaries (i) its name, (ii) the jurisdiction of its organization, and (iii) the respective numbers of its authorized and outstanding shares or other equity interests and the owners thereof. There are no existing options, warrants, calls, commitments or agreements of any character obligating any Subsidiary to issue shares of capital stock of any Subsidiary or to transfer any issued shares of capital stock of any Subsidiary to any person other than DWW or another Subsidiary. Except for the capital stock of DWW's Subsidiaries and except as set forth on Schedule 3.04, neither DWW nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

  Section 3.05 Authority; No Conflict; Required Filings and Consents.

  (a) DWW has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DWW, subject only to the approval of this Agreement and the Merger by DWW's shareholders under the Georgia BCC. The Board of Directors of DWW (the "DWW Board") has unanimously approved this Agreement and the transactions contemplated hereby by resolutions which did not provide for rights of dissent under Section 1302 of the Georgia BCC, directed that this Agreement and the Merger be submitted to the shareholders for adoption, in accordance with the law of the State of Georgia and DWW's Amended and Restated Articles of Incorporation and Bylaws, and has recommended that the shareholders of DWW approve and adopt this Agreement and the Merger. This Agreement has been duly executed and delivered by DWW and, assuming the due authorization, execution and delivery by USF and Sub, constitutes the valid and binding obligation of DWW, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  (b) The execution and delivery of this Agreement by DWW does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the Amended and Restated Articles of Incorporation or Bylaws of DWW, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which DWW or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the approval of DWW's shareholders of the Merger and compliance with the requirements set forth in Section 3.05(c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DWW or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on DWW and its Subsidiaries, taken as a whole.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to DWW or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of certificates of merger with the Georgia Secretary of State and the Delaware Secretary of State, (ii) filings pursuant to the pre-merger notification requirements of the HSR Act,
(iii) the filing of a Registration Statement on Form S-4 with the United States Securities and Exchange Commission ("SEC") in accordance with the Securities Act, (iv) the filing of the Proxy Statement with the SEC in accordance with the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.

  Section 3.06 SEC Filings; Financial Statements.

  (a) DWW has filed all forms, reports and documents required to be filed by DWW with the SEC and has previously furnished to USF a true and complete copy of each of (i) its Annual Report on Form 10-K for the year ended April 30, 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended July 31 and October 31, 1995, and January 31, 1996, (iii) its definitive proxy statement with respect to the 1995 annual meeting of shareholders, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act since April 30, 1995, in each case as filed with the SEC (collectively, together with any forms, reports and documents filed by DWW with the SEC after the date hereof until the Closing, the "DWW SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the DWW SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of DWW and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and
(ii) do not contain footnote disclosure. The unaudited balance sheet of DWW as of January 31, 1996 is referred to herein as the "DWW Balance Sheet."

  Section 3.07 Indebtedness; Absence of Undisclosed Liabilities.

  (a) Schedule 3.07 sets forth a list of each instrument which evidences Indebtedness of DWW or any Subsidiary, and the aggregate principal amount thereof outstanding as of the date hereof, and indicates each such instrument that contains a restriction, limitation or encumbrance, of any kind, on the ability of DWW or any Subsidiary to pay dividends on its respective capital stock. The total aggregate principal amount outstanding as of the date hereof of all such Indebtedness is $5,087,530.31, which includes $250,000.00 in face amount of outstanding letters of credit. Except as set forth in Schedule 3.07, all of such instruments are in full force and effect and neither DWW, nor any Subsidiary (as the case may be) is in default thereunder, nor, to the knowledge of DWW, is any other party to any such instrument in default thereunder, nor to the knowledge of DWW, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of some party thereto to terminate such instrument, accelerate the obligations thereunder or claim damages in a material amount thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such instruments. Schedule 3.07 also sets forth a list of each other instrument or agreement that contains a restriction, limitation or encumbrance, of any kind, on the ability of DWW or any Subsidiary to pay dividends on its respective capital stock.

  (b) Schedule 3.07 also sets forth all contracts and other agreements and arrangements pursuant to which DWW or any Subsidiary has agreed to indemnify or exonerate any officer, director or key employee of DWW or of any Subsidiary with respect to any matter. Except as described Schedule 3.07, there are no circumstances which might give rise to any obligation or liability on the part of DWW or any Subsidiary so to indemnify any such officer, director or key employee.

  (c) Except as disclosed in Schedule 3.07 or as disclosed in the DWW SEC Reports, DWW and its Subsidiaries do not have any liabilities as of the date hereof, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, other than (i) liabilities reflected or reserved against in the DWW Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Schedules to this Agreement, and (iii) liabilities which are not, individually or in the aggregate, material to the business, results, operations, financial condition or prospects of DWW and its Subsidiaries, taken as a whole.

  Section 3.08 Absence of Certain Changes or Events. Since the date of the DWW Balance Sheet, DWW and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect with respect to DWW and its Subsidiaries, taken as a whole, and no fact or condition is known to exist which is reasonably likely to cause a Material Adverse Effect with respect to DWW and its Subsidiaries, taken as a whole, in the future; (ii) any material change by DWW in its accounting methods, principles or practices except as required by concurrent changes in generally accepted accounting principles; or (iii) except as disclosed in the Schedules to this Agreement, any other action or event that would have required the consent of USF pursuant to Section 5.05 of this Agreement had such action or event occurred after the date of this Agreement.

  Section 3.09 Tax Matters.

  (a) Each of DWW and its Subsidiaries has prepared and timely filed, and will file on a timely basis, all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to DWW or its Subsidiaries or their operations and required to be filed on or prior to the Effective Time.

  (b) Each such Return was true, correct and complete on the respective date on which it was filed and, to the knowledge of DWW, no event has since occurred requiring any amendment thereto, which amendment has not been made in a manner such that each such Return remains true, correct and complete.

  (c) DWW as of the Effective Time: (A) will have paid all Taxes it is required to pay prior to the Effective Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

  (d) The accounts shown on the DWW Balance Sheet (excluding amounts classified thereon as deferred) are sufficient for the discharge of all Taxes attributable or with respect to all periods, or portions thereof, prior to the date of the DWW Balance Sheet remaining unpaid as of such date, except as set forth in Schedule 3.09. There is no Tax deficiency outstanding or assessed, or to DWW's knowledge proposed, against DWW that is not reflected as a liability on the DWW Balance Sheet nor has DWW executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No tax audit or examination is now pending or currently in progress with respect to DWW or its subsidiaries.

  Section 3.10 Certain Transactions. Except as set forth in Schedule 3.10, none of the officers or directors of DWW or of any of its Subsidiaries nor any Affiliate of DWW, and, to the knowledge of DWW, none of the key employees of DWW or of any of its Subsidiaries, is currently a party to any transaction with DWW or any of its Subsidiaries (other than for services as an employee, officer or director), including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services to or by,
(b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, Affiliate or key employee, any member of the family of any such officer, director or key employee or any corporation, partnership, trust or other entity in which any such officer, director or key employee has a substantial interest or which is an Affiliate of such officer, director or key employee.

  Section 3.11 Required Authorizations. Schedule 3.11 sets forth a true and complete list of all Required Authorizations which DWW or any of its Subsidiaries must give or obtain for the execution and delivery of this Agreement by DWW or the consummation by DWW or any of its Subsidiaries of any of the transactions contemplated hereby or in order to enable all the issued and outstanding capital stock of DWW to be converted as contemplated by
Article II.

  Section 3.12 Litigation. Except as set forth in Schedule 3.12 or as indicated in any of the DWW SEC Reports, there are no suits, litigations, investigations, actions or proceedings of any kind pending or (to the knowledge of DWW) threatened against DWW or any Subsidiary, nor (to the knowledge of DWW) is any such matter pending or threatened against any other person, which, if adversely determined, could have a Material Adverse Effect with respect to DWW.

  Section 3.13 Compliance with Law; Regulatory Compliance.

  (a) Except as set forth in Schedule 3.13, neither DWW nor any of its Subsidiaries is or has been in violation of any applicable federal, state, provincial, local or foreign law, regulation, ordinance or other requirement of any Governmental Authority relating to it or to its securities, property, operations or business, except for violations which would not have a Material Adverse Effect on DWW and its Subsidiaries taken as a whole. Except as set forth in Schedule 3.13, as of the date of this Agreement, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, against or affecting DWW, any of its Subsidiaries or any of the assets of DWW or its Subsidiaries, except those which would not have a Material Adverse Effect with respect to DWW.

  (b) Except as to those the absence of which would not have a Material Adverse Effect with respect to DWW, DWW and its Subsidiaries possess, or have made timely application for, all Governmental Approvals with and under all federal, state, provincial, local and foreign laws and Governmental Authorities, required by DWW and its Subsidiaries to carry on any substantial part of their respective businesses as presently conducted and to use and operate any of their respective property and assets. All such Governmental Approvals are in full force and effect and neither DWW nor any of its Subsidiaries is in violation of any such Governmental Approval or any other permit, license, approval, authorization or registration applicable to it or to the operation of its respective business, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could result in such a violation. Except as disclosed in
Schedule 3.13, no proceeding is pending or, to the knowledge of DWW, threatened to revoke, suspend or materially modify any such Governmental Approval possessed by DWW or its Subsidiaries or deny any renewal thereof.

  (c) Except as disclosed in Schedule 3.13, DWW and its Subsidiaries have made all Governmental Filings required to be made with any Governmental Authority with respect to the operation of their respective businesses and the use and operation of their respective properties and assets, except Governmental Filings, the absence of which would not have a Material Adverse Effect with respect to DWW.

  Section 3.14 Contracts. Set forth in Schedule 3.14 is a list of the fifteen largest (measured by the dollar amount of the remaining portion to be paid) contracts, agreements, commitments, understandings and obligations, including without limitation, leases or subleases of real or personal property, which involve any payment by or to DWW or any of its Subsidiaries and which have a remaining term of more than 180 days (taking into account the effect of any renewal options) and are not cancelable without penalties by DWW or any of its Subsidiaries, as the case may be, on 30 days' or less notice. Except as set forth in Schedule 3.14 or in the DWW SEC Reports, neither DWW nor any of its Subsidiaries is a party to any other contract, agreement, commitment, undertaking or obligation, including, without limitation, leases or subleases of real or personal property, (i) which if terminated or lost would have a Material Adverse Effect with respect to DWW and its Subsidiaries, taken as a whole or (ii) which was not entered into in the ordinary course (all of the documents listed in Schedule 3.14, together with those set forth in the DWW SEC Reports, are referred to collectively as the "Contracts"). Except as set forth in Schedule 3.14, all of the Contracts are in full force and effect and neither DWW nor any of its Subsidiaries (as the case may be) is in default thereunder, nor, to the knowledge of DWW, is any other party to any Contract in default thereunder, nor, to the best of DWW's knowledge, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default would give rise to a right on the part of some party thereto to terminate such Contract or claim damages thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such Contract.

  Section 3.15 Real Property. Schedule 3.15 sets forth a list of the location of, and a description of the general nature of the facilities on, each item of Real Property held in fee. DWW or one of its Subsidiaries (as the case may be) has good and marketable fee title to each item of Real Property owned in fee by it as of the date of this Agreement, whether or not reflected in the DWW Balance Sheet, in each case free and clear of all Liens, except for (i) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (ii) zoning restrictions, and (iii) Liens for current taxes not yet due, provided that any such Lien does not either adversely affect the value of the Real Property or prohibit or materially interfere with the operations of the business of DWW or any of its Subsidiaries, as the case may be. DWW has made available to USF a true and complete copy of each deed and title report in the possession of DWW or any Subsidiary representing or relating to the Real Property. The use and operation of all Real Property conform to all restrictive covenants and restrictions and conditions affecting title.

  Section 3.16 Intellectual Property Rights. Schedule 3.16 discloses all of the trademarks, service marks, trade names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by or registered in the name of DWW or any of its Subsidiaries. DWW or its Subsidiaries has the right, title and interest in and to, or has the exclusive right to use, the intellectual property rights disclosed on Schedule 3.16 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to the businesses conducted by DWW and its Subsidiaries (collectively, "Intellectual Property"), free and clear of all Liens. Schedule
3.16 separately discloses all Intellectual Property under license or in which DWW or any of its Subsidiaries otherwise has rights. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of DWW, no person is infringing upon nor has any person misappropriated any Intellectual Property. Except with respect to issues related to the termination by The Taulman Company of its License Agreement with Firma Weiss Kessel-, Anlagen- und Maschinenbau G.m.b.H., none of which issues, individually or in the aggregate, will have a Material Adverse Effect upon DWW or any of its Subsidiaries, neither DWW nor any of its Subsidiaries is infringing upon the intellectual property rights of any other person.

  Section 3.17 Environmental Matters. In addition to and not in limitation of the representations and warranties in Sections 3.12 and 3.13, except as disclosed in Schedule 3.17, Schedule 3.12 or Schedule 3.13:

    (a) There have been and there exist no events, incidents, conditions, actions, agreements or circumstances which could reasonably be expected to give rise to any liability, loss or expense under any Environmental Law or form the basis for any Environmental Action with respect to DWW, its Subsidiaries, or any Premises which liability, loss or expense or Environmental Action could have a Material Adverse Effect individually or in the aggregate on DWW and its Subsidiaries taken as a whole. Neither DWW nor any of its Subsidiaries has received any notice from any Governmental Authority or other person, and to the knowledge of DWW, no such notice has been issued to any other person which indicates the occurrence or existence of events, incidents, conditions, actions, agreements or circumstances which could reasonably be expected to give rise to any liability, loss or expense under any Environmental Law or form the basis for any Environmental Action with respect to DWW, its Subsidiaries, or any Premises.

    (b) No Regulated Material has been or is being Released on or to any property or facility owned, leased, or operated by DWW, its Subsidiaries, or their respective Predecessors, in such manner that under any Environmental Law: (i) could impose material liability for damages, investigation, or Response Actions; (ii) could materially affect the value of DWW or its Subsidiaries or their respective businesses, property or assets; or (iii) could result in the imposition of a Lien on the property or assets of DWW or its Subsidiaries. Neither DWW nor any of its Subsidiaries is required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property.

    (c) To DWW's knowledge, no Regulated Material has been Released at any other site by DWW or its Subsidiaries, by their respective Predecessors, or by any contractor or agent acting on their behalf (including but not limited to any person transporting or distributing Regulated Materials on behalf of DWW, its Subsidiaries or Predecessors), in such manner that under any Environmental Law could impose liability for damages, investigation, or Response Actions.

    (d) Any underground or aboveground existing storage tanks and associated piping are in sound condition and have been properly maintained, tested and monitored in compliance with applicable Environmental Laws, and no spills or leaks have occurred from or in relation with such tanks and piping on the Real Property or the Premises. Any tanks on the Real Property which were previously removed from service have been properly closed in compliance with all applicable Environmental Laws. With respect to each tank which has been removed from service or closed, testing and observations confirm either that there were no spills, leaks or other contamination related to such tanks and associated piping, or that any such contamination has been removed.

  Section 3.18 Insurance. DWW and each of its Subsidiaries has in effect valid and effective policies of insurance, issued by companies believed by DWW to be sound and reputable, insuring DWW or such Subsidiary (as the case may be) for losses customarily insured against by others engaged in similar lines of business. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the businesses conducted by DWW and its Subsidiaries. Neither DWW nor any of its Subsidiaries will have any liability after the Effective Time for retrospective or retroactive premium adjustments. Schedule
3.18 sets forth a list (by holder) of all insurance policies held by DWW or any of its Subsidiaries, indicating the type of coverage, the amount of coverage and the insuring entity with respect to each such policy. Schedule
3.18 also discloses the manner in which DWW and its Subsidiaries provide coverage for workers' compensation claims.

  Section 3.19 Employment and Change in Control Agreements.

  (a) Schedule 3.19 sets forth a true and complete list of all agreements with any officer, director or employee of DWW or any of its Subsidiaries to which DWW or any of its Subsidiaries is a party, providing for the terms of his or her employment with DWW or any of its Subsidiaries and the terms of his or her severance or other payments upon termination of such employment (the "Employment Agreements"). DWW has previously furnished to USF true and complete copies of all Employment Agreements, together with all amendments thereto (if any). Except as set forth in Schedule 3.19, since the date of the DWW Balance Sheet, neither DWW nor any Subsidiary has (i) effected any increase in salary, wage or other compensation of any kind, whether current or deferred, to any officer, director, employee, agent, broker or consultant, other than routine increases to employees (excluding key employees) consistent with past practice or (ii) made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect.

  (b) Except as set forth in Schedule 3.19 or as disclosed in DWW SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither DWW nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of DWW or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving DWW of the nature contemplated by this Agreement or (B) providing for compensation payments that would not be deductible by DWW for federal income tax purposes, (ii) agreement with any officer or other key employee of DWW or any of its Subsidiaries providing any compensation guarantee in excess of $100,000 per annum, or (iii) agreement or Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  Section 3.20 Labor Relations. DWW and each Subsidiary is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The relations of DWW and each of its Subsidiaries with their employees are amicable and there have not been, nor to the knowledge of DWW are there presently, any attempts to organize employees, nor to the knowledge of DWW are there plans for any such attempts. No employee of DWW or any of its Subsidiaries is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, or other labor trouble is pending or, to the knowledge of DWW, threatened, against, involving or affecting DWW or any of its Subsidiaries. DWW and each Subsidiary is not and has not been engaged in any unfair labor practice, and, to the knowledge of DWW, no unfair labor practice complaint against DWW or any of its Subsidiaries is pending or, to the knowledge of DWW, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of DWW or any of its Subsidiaries.

  Section 3.21 Employee Benefit Plans.

  (a) DWW has set forth on Schedule 3.21 all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, fringe benefit, incentive, deferred compensation, supplemental retirement, post-retirement health or welfare plan, severance and other employee benefit plans and arrangements, written or otherwise, maintained by DWW or any trade or business (whether or not incorporated) which is a member or which is under common control with DWW (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of DWW for the benefit of, or relating to, any current or former employee of DWW or an ERISA Affiliate (together, the "DWW Group") or with respect to which DWW or an ERISA Affiliate may have liability (together, the "Benefit Plans").

  (b) With respect to each Benefit Plan, DWW has made available to USF a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Benefit Plan (or in the case of an unwritten Benefit Plan, a written summary thereof), (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA.

  (c) Each of the Benefit Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Benefit Plan is or is proposed to be under audit or investigation, and no completed audit of any Benefit Plan has resulted in the imposition of any tax, fine or penalty.

  (d) No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan exists or has occurred that could subject any member of the DWW Group to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the DWW Group, nor any administrator or fiduciary of any Benefit Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject any member of the DWW Group to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Benefit Plan that is a welfare benefit plan as described in ERISA Section 3(1).

  (e) Schedule 3.21 discloses each Benefit Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code, as the Code was amended by the Tax Reform Act of 1986 and later statutes affecting the permissible limit on includable compensation for Qualified Plans and the direct rollover rules applicable to lump-sum distributions. No Qualified Plan has been amended since the date of the most recent such letter applicable to such Qualified Plan. No member of the DWW Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has taken any action that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

  (f) Each Benefit Plan which is a defined benefit plan within the meaning of
Section 3(35) of ERISA (a "Defined Benefit Plan") is identified on Schedule
3.21. No Defined Benefit Plan sponsored or maintained by any member of the DWW Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.21. Each Defined Benefit Plan identified as terminated on Schedule 3.21 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending at the Effective Time, no member of the DWW Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor as described in Section 414 of the Code.

  (g) No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the DWW Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Benefit Plan covers any employees of any member of the DWW Group in any foreign country or territory.

  (h) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of DWW, there exists no condition or set of circumstances, in connection with which DWW could be subject to any liability that is reasonably likely to have a Material Adverse Effect on DWW and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable law.

  (i) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, in the financial statements of DWW.

  Section 3.22 Pooling of Interests. To its knowledge, and subject to satisfaction of the conditions set forth in Section 6.02(l) and Section 6.03(f) hereof, neither DWW nor any of its Rule 145 Affiliates has taken or agreed to take any action which would prevent the Merger from being accounted for as a pooling of interests.

  Section 3.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by DWW for inclusion in the registration statement on Form S-4 pursuant to which shares of USF Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by DWW for inclusion in the proxy statement/prospectus to be sent to the shareholders of DWW in connection with the meeting of DWW's shareholders (the "Shareholders' Meeting") to consider this Agreement and the Merger (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to shareholders of DWW, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to DWW and its Subsidiaries in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to DWW or any of its Affiliates, officers or directors should become known to DWW which should be set forth in an amendment to the Registration Statement or a supplement to the
Proxy   Statement, DWW shall promptly inform USF.

  Section 3.24 Certain Fees. Except as set forth in Schedule 3.24, neither DWW nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby, other than the engagement by DWW of Dillon, Read & Co. Inc., whose fee will be paid by DWW.

  Section 3.25 No Existing Discussions. As of the date hereof, DWW is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

  Section 3.26 Sections 1111(2) and 1132 of the Georgia BCC Not Applicable. Neither the shareholder vote required by Section 1111(2) of the Georgia BCC, nor the prohibitions of Section 1132 of the Georgia BCC applicable to an "interested shareholder" engaging in a "business combination" (as defined in Sections 1110 and 1131), will apply to the execution, delivery or performance of this Agreement, or the Shareholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Shareholder Agreements.

  Section 3.27 Disclosure. No representation or warranty of DWW in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to USF pursuant hereto or in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading, and all such representations, warranties, certificates, schedules, statements, documents and instruments, together with the information contained in the DWW SEC Reports, considered in the aggregate, do not omit and will not omit to state any fact which is material to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of DWW and its Subsidiaries, taken as a whole.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF USF AND SUB

  Each of USF and Sub represents and warrants to DWW as follows:

  Section 4.01 Organization of USF and Sub.

  (a) USF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  Section 4.02 Capitalization of USF and Sub.

  (a) The authorized capital stock of USF consists of 75,000,000 shares of Common Stock, $.01 par value, and 3,000,000 shares of Preferred Stock, $.10 par value. As of April 30, 1996, 28,428,382 shares of USF Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of USF Preferred Stock were issued and outstanding. Any share of USF Common Stock, when issued in accordance with
Article II hereof, will be duly authorized and validly issued, and will be fully paid and nonassessable.

  (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, all of which are duly authorized and validly issued and are fully paid and nonassessable, and owned, beneficially and of record, by USF.

  Section 4.03 Authority; No Conflict; Required Filings and Consents.

  (a) USF and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of USF and Sub. This Agreement has been duly executed and delivered by USF and Sub and, assuming the due authorization, execution and delivery by DWW, constitutes the valid and binding obligation of USF and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  (b) The execution and delivery of this Agreement by USF and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of USF, or the Certificate of Incorporation or Bylaws of Sub, (ii) other than under the USF Multicurrency Revolving Credit Agreement, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USF or Sub is a party or by which either of them or either of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USF or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to USF or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of certificates of merger with the Georgia Secretary of State and the Delaware Secretary of State, (ii) filings pursuant to the pre-merger notification requirements of the HSR Act,
(iii) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.

  Section 4.04 SEC Filings; Financial Statements

  (a) USF has filed all forms, reports and documents required to be filed by USF with the SEC and has previously furnished to DWW a true and complete copy of each of (i) its Annual Report on Form 10-K for the year ended March 31, 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended June 30, September 30 and December 31, 1995, (iii) its definitive proxy statement with respect to the 1995 annual meeting of shareholders, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act since March 31, 1995, in each case as filed with the SEC (collectively, together with any forms, reports and documents filed by USF with the SEC after the date hereof until the Closing, the "USF SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the USF SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of USF and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and
(ii) do not contain footnote disclosure. The unaudited balance sheet of USF as of December 31, 1995 is referred to herein as the "USF Balance Sheet."

  Section 4.05 Absence of Undisclosed Liabilities. Except as disclosed in the USF SEC Reports, USF and its Subsidiaries do not have any liabilities as of the date hereof, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, other than (i) liabilities reflected or reserved against in the USF Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Schedules to this Agreement, and (iii) liabilities which are not, individually or in the aggregate, material to the business, results, operations, financial condition or prospects of USF and its Subsidiaries, taken as a whole.

  Section 4.06 Absence of Certain Changes or Events. Since the date of the USF Balance Sheet, there has not been (i) any Material Adverse Effect with respect to USF and its Subsidiaries, taken as a whole, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to USF and its Subsidiaries, taken as a whole, in the future; or (ii) any material change by USF in its accounting methods, principles or practices except as required by concurrent changes in generally accepted accounting principles.

  Section 4.07 Tax Matters. The accounts shown on the USF Balance Sheet (excluding amounts classified thereon as deferred) are sufficient for the discharge of all Taxes attributable or with respect to all periods, or portions thereof, prior to the date of the USF Balance Sheet remaining unpaid as of such date. There is no Tax deficiency outstanding or assessed, or to USF's knowledge proposed, against USF that is not reflected as a liability on the USF Balance Sheet.

  Section 4.08 Litigation. Except as set forth in any of the USF SEC Reports, there are no suits, litigations, investigations, actions or proceedings of any kind pending or (to the knowledge of USF) threatened against USF or any Subsidiary, nor (to the knowledge of USF) is any such matter pending or threatened against any other person, which, if adversely determined, could have a Material Adverse Effect with respect to USF.

  Section 4.09 Compliance with Law; Regulatory Compliance. Except as disclosed in the USF SEC Reports:

    (a) Neither USF nor any of its Subsidiaries is or has been in violation of any applicable federal, state, provincial, local or foreign law, regulation, ordinance or other requirement of any Governmental Authority relating to it or to its securities, property, operations or business, except for violations which would not have a Material Adverse Effect on USF and its Subsidiaries taken as a whole. As of the date of this Agreement, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, against or affecting USF, any of its Subsidiaries or any of the assets of USF or its Subsidiaries, except those which would not have a Material Adverse Effect.

    (b) There have been and there exist no events, incidents, conditions, actions, agreements or circumstances which could reasonably be expected to give rise to any liability, loss or expense under any Environmental Law or form the basis for any Environmental Action with respect to USF, its Subsidiaries, or any Premises which liability, loss or expense or Environmental Action could have a Material Adverse Effect on USF and its Subsidiaries taken as a whole.

    (c) To the knowledge of USF, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any benefit plan (as defined in Section 3(3) of ERISA) of

  USF or its domestic Subsidiaries (collectively, "USF Benefit Plans") exists or has occurred that could subject USF or its domestic Subsidiaries to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Benefit Plan that is a welfare benefit plan as described in ERISA Section 3(1). With respect to each USF Benefit Plan that purports to be a Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code, as the Code was amended by the Tax Reform Act of 1986 and later statutes affecting the permissible limit on includable compensation for Qualified Plans and the direct rollover rules applicable to lump-sum distributions. Neither USF nor any of its domestic Subsidiaries, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has taken any action that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust. Except for the IWT, Inc. Hourly Wage Employees Pension Plan, as to which an application for termination is pending, no USF Benefit Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA.

  Section 4.10 Registration Statement; Proxy Statement/Prospectus. The information supplied by USF for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by USF for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of DWW, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to USF and its Subsidiaries in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to USF or any of its Affiliates, officers or directors should become known to USF which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, USF shall promptly inform DWW.

  Section 4.11 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

  Section 4.12 Disclosure. No representation or warranty of USF in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to DWW pursuant hereto or in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading, and all such representations, warranties, certificates, schedules, statements, documents and instruments, together with the information contained in the USF SEC Reports, considered in the aggregate, do not omit and will not omit to state any fact which is material to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of USF and its Subsidiaries, taken as a whole.

                                   ARTICLE V

                                   COVENANTS

  Section 5.01 No Solicitation. From and after the date hereof until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time:

    (a) DWW shall not, directly or indirectly, through any officer, director, key employee, representative or agent of DWW or any of its Subsidiaries,
  (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving DWW or any of its Subsidiaries, other than the transactions with USF contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent DWW or the DWW Board from
  (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of DWW, if and only to the extent that (1) the DWW Board believes in good faith (after consultation with its financial advisor, and based upon the written opinion of such financial advisor) that such Acquisition Proposal could, if consummated, result in a transaction (an "Acquisition Transaction") more favorable to DWW's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Transaction being referred to in this Agreement as a "Superior Proposal") and the DWW Board determines in good faith based on written advice of outside legal counsel, that such action is necessary for DWW to comply with its fiduciary duties to shareholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the DWW Board receives from such person or entity an executed confidentiality agreement; or (B) taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e- 2 under the Exchange Act which is consistent with the advice of counsel concerning the DWW Board's fiduciary duties under applicable law with respect to a tender offer commenced by a third party (other than by public announcement alone).

    (b) DWW shall notify USF immediately upon receipt by DWW (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with a possible Acquisition Proposal or for access to the properties, books or records of DWW by any person or entity. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offer or and the terms and conditions of such proposal, inquiry or contact.

  Section 5.02 Shareholder Approval.

    (a) As promptly as practicable following the execution and delivery of this Agreement, unless this Agreement shall have been previously terminated in accordance with Article VII, DWW shall submit this Agreement and the Merger to its shareholders for approval and adoption at a meeting of its shareholders called by DWW for such purpose. Unless this Agreement shall have been previously terminated in accordance with Article VII and subject to Section 5.01, the DWW Board shall recommend that the shareholders of DWW vote to approve and adopt this Agreement and the Merger and the other matters to be submitted to DWW's shareholders in connection therewith and
  shall use its best efforts to solicit and secure from its   shareholders
  their approval and adoption of this Agreement and the Merger.

    (b) Unless this Agreement shall have been previously terminated in accordance with Article VII, USF, as the sole stockholder of Sub, shall, prior to the Effective Time, consent in writing to the approval and adoption of this Agreement and the Merger.

  Section 5.03 Letter of DWW's Accountants. DWW shall use all reasonable efforts to cause to be delivered to USF a letter of Price Waterhouse LLP, DWW's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to USF, in form customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  Section 5.04 Rights Agreement. Unless this Agreement shall have been previously terminated in accordance with Article VII and subject to Section 5.01, DWW shall not amend or otherwise alter the provisions of the Rights Agreement other than as provided in Exhibit C.

  Section 5.05 Conduct of the Business of DWW and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time, DWW agrees as to itself and its Subsidiaries (except to the extent that USF shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired at the Effective Time. DWW shall promptly notify USF of any event or occurrence not in the ordinary course of business of DWW. Except as expressly contemplated by this Agreement or with the prior written consent of USF, and not in limitation of the foregoing, during the aforesaid period DWW shall (and shall cause its Subsidiaries to):

    (a) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent contemplated by any transactions specifically permitted by this Agreement;

    (b) not acquire any stock or other interest in, nor (except in the ordinary course of business) purchase any assets of, any corporation, partnership, association or other business organization or entity or any division thereof (except any stock or assets distributed to DWW or any of its Subsidiaries as part of any bankruptcy or other creditor settlement or pursuant to a plan of reorganization), nor agree to do any of the foregoing;

    (c) not sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, patents, trade secrets or licenses), nor suffer to exist or create any Lien on any of its assets, except as permitted by this Agreement or in the ordinary course of business and except that DWW and each of its Subsidiaries may sell or otherwise dispose of any assets which are obsolete;

    (d) not incur any Indebtedness, other than as a result of borrowings or drawdowns, the issuance of letters of credit for the account of DWW and the incurrence of interest, letter of credit reimbursement obligations and other obligations under the terms of the Amended and Restated Loan Agreement by and between DWW and Sun Bank, National Association, dated October 13, 1992, as the same has been amended through the date of this Agreement, which Indebtedness shall be incurred only for working capital purposes;

    (e) not (i) alter, amend or repeal any provision of its Amended and Restated Articles of Incorporation or Bylaws or its certificate of incorporation or by-laws (as the case may be), (ii) change the number or identity of its directors (other than as a result of the death, retirement or resignation of a director), (iii) form or acquire any subsidiaries not existing as of the date of this Agreement, (iv) except in the ordinary course conduct of its business, enter into, modify or terminate any Contracts or agree to do so, (v) modify or terminate any Employment Agreement, or (vi) declare, pay, commit to or incur any obligation of any kind for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits payable or to become payable to any of its employees or such other persons, except for such matters as are required pursuant to the terms of any existing Employment Agreement or Benefit Plan;

    (f) maintain its books, accounts and records in the usual, ordinary and regular manner and in material compliance with all applicable laws;

    (g) pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, except to the extent that DWW is currently contesting, in good faith and by proper proceedings, the payment of such Taxes and DWW maintains appropriate reserves with respect thereto;

    (h) not settle any tax claim against DWW or any of its Subsidiaries or any litigation (net of applicable insurance proceeds) in excess of $50,000 individually or $250,000 in the aggregate;

    (i) use its best efforts to meet its obligations under all Contracts, and not become in default thereunder;

    (j) maintain its business and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect on the date hereof;

    (k) use its best efforts to maintain its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it (provided that it may pursue overdue accounts and otherwise exercise lawful remedies in its customary fashion);

    (l) carry on and operate its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to cause the representations and warranties of DWW set forth in this Agreement to be true and correct, in all respects, on and as of the Effective Time, subject only to changes in the ordinary course of business;

    (m) except in accordance with DWW's dividend policy currently in effect, not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock, including, without limitation, in the case of DWW, the DWW Common Stock, or purchase or redeem any shares of its capital stock, including, without limitation, in the case of DWW, the DWW Common Stock, or agree to take any such action;

    (n) not authorize or make any capital expenditure in excess of $250,000 individually, or if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of this Agreement shall exceed $1,000,000;

    (o) use its best efforts not to violate any law or regulation applicable to it nor violate any order, injunction or decree applicable to the conduct of its business; and

    (p) not increase the number of shares authorized or issued and outstanding of its capital stock, including, without limitation, in the case of DWW, the DWW Common Stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, including, without limitation, in the case DWW, the DWW Common Stock, nor issue or sell any shares of its capital stock, including, without limitation, in the case of DWW, the DWW Common Stock, or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except, in any case, issuance of shares of DWW Common Stock pursuant to the exercise of options or other rights outstanding as of the date hereof and referred to in Section 3.02.

  Section 5.06 Access to Information. Upon reasonable notice, DWW shall (and shall cause its Subsidiaries to) (i) afford to the officers, employees, accountants, counsel and other representatives of USF, access, during normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, accountants' work papers, correspondence and affairs, and (ii) cause its and their officers and employees to furnish, to USF, Sub and their authorized representatives, any and all financial, technical and operating data and other information pertaining to the businesses of DWW and its Subsidiaries as USF or Sub shall from time to time reasonably request. In addition, without limiting the generality of the foregoing, DWW will, and will cause each of its Subsidiaries to, make available to USF and Sub for examination true and complete copies of all Returns filed by DWW or any of its Subsidiaries, together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.

  Section 5.07 Required Authorizations.

  (a) USF, Sub and DWW shall each, and DWW shall cause each of its Subsidiaries to, use its best efforts to give or obtain, as promptly as practicable, all Required Authorizations (if any) required to be given or obtained by it, respectively, to permit USF and Sub, on the one hand, and DWW, on the other, to consummate the transactions contemplated by this Agreement and to realize the respective benefits to each party contemplated hereby; provided that DWW and its Subsidiaries shall not incur fees and expenses in excess of $250,000 in the aggregate in order to obtain any such Required Authorizations described in clause (ii) of the definition thereof without the prior written consent of USF.

  (b) Without limiting the generality of the foregoing, USF, Sub and DWW shall each use its best efforts to file as promptly as practicable its pre-merger notification under the HSR Act and thereafter to respond as promptly as practicable to all inquiries received in connection with the pre-merger notification made according to the HSR Act for additional information or documents or otherwise and shall take all such other actions as may be necessary or advisable to comply with, or obtain a waiver from, the provisions thereof.

  (c) Without limiting the generality of the foregoing, USF, Sub and DWW shall each cooperate with the others in filing in a timely manner any applications, requests, reports, registrations or other documents, including, without limitation, all reports and documents required to be filed by or under the Securities Act or the Exchange Act (including, without limitation, the Registration Statement and the Proxy Statement), with any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby and in consulting with and seeking favorable action from any Governmental Authority, and USF shall use its best efforts to cause the Registration Statement to become effective.

  (d) Without limiting the generality of the foregoing, DWW shall, and shall cause each of its Subsidiaries to, use its best efforts to obtain all approvals or consents of any person needed in order that the Contracts continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by the Agreement.

  (e) Without limiting the generality of the foregoing, USF shall use its best efforts to obtain, prior to the Effective Time, the approval for the listing, subject to official notice of issuance, on the New York Stock Exchange of the shares of USF Common Stock to be issued pursuant to Article II.

  Section 5.08 Financial Statements of DWW.

  DWW shall deliver to USF promptly upon completion any and all internal financial reports, schedules or analyses prepared by or for the senior management of DWW and its business from time to time from the date hereof through the Effective Time or earlier termination of this Agreement in accordance with Article VII. As soon as practicable but in any event within 45 days after the end of each fiscal quarter of DWW, commencing with July 31, 1996, and within 60 days after the end of the fiscal year ended April 30, 1996, as the case may be, through the Effective Time or earlier termination of this Agreement in accordance with Article VII, DWW will deliver to USF unaudited consolidated and consolidating balance sheets of DWW and its Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of consolidated income and cash flows for the fiscal quarters then ended. All such financial statements of DWW shall present fairly, in all material respects, the financial position, results of operations and cash flows of DWW and its Subsidiaries, as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of DWW shall be certified, on behalf of DWW, by the President and Chief Executive Officer and by the Secretary-Treasurer of DWW.

  Section 5.09 Public Announcements. Neither USF, Sub nor DWW shall make any press release or other written public statement concerning the matters covered by this Agreement without the approval of the other parties hereto, except as required by law or applicable regulation, and each shall in all events use its best efforts to permit such other parties an opportunity to review and comment upon any such release or statement prior to dissemination.

  Section 5.10 Benefit Plans. Except as required by law or the terms of any Benefit Plan, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article VII, no award or grant under the Benefit Plans shall be made without the consent of USF; it being understood that no options, warrants or other rights to acquire securities of DWW or any of its Subsidiaries shall be granted by DWW or any of its Subsidiaries. The DWW 1988 Employee Stock Purchase Plan shall be amended to provide for the suspension of the offering period thereunder from July 1, 1996 until any termination of this Agreement pursuant to Article VII, and for termination of such plan effective at the Effective Time. At USF's request, DWW shall terminate the DWW 401(k) Profit Sharing Plan and the Taulman Company Employee Investment Plan immediately prior to the Effective Time and shall file such plans with the Internal Revenue Service and request a determination letter with regard thereto prior to the Effective Time. No distributions shall be made from either the DWW 401(k) Profit Sharing Plan or the Taulman Company Employee Investment Plan on account of the termination of such plans until the Internal Revenue Service has issued favorable determination letters. No other amendment to (other than revisions required to comply with the Code or ERISA), or termination of, any of the Benefit Plans shall be made without the consent of USF.

  Section 5.11 Tax-Free Reorganization. USF and DWW shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Section 5.12 Pooling Accounting. USF and DWW shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. DWW shall use its best efforts to cause its Rule 145 Affiliates not to take any action that would adversely affect the ability of USF to account for the business combination to be effected by the Merger as a pooling of interests.

  Section 5.13 Affiliate Agreements. Within two weeks following the date of this Agreement, DWW will provide USF with a list of those persons who are, in DWW's reasonable judgment, "affiliates" of it within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" within the meaning of Rule 145 is referred to as a "Rule 145 Affiliate"). DWW shall provide USF with such information and documents as USF shall reasonably request for purposes of reviewing such list and DWW shall notify USF in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. DWW shall deliver or cause to be delivered to USF prior to the Effective Time from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form attached hereto as Exhibit B (each an "Affiliate Agreement"). USF shall be entitled to place appropriate legends on the certificates evidencing any USF Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the USF Common Stock, consistent with the terms of the Affiliate Agreements.

  Section 5.14 Representations, Covenants and Conditions; Further Assurances.

  (a) USF, Sub and DWW will each use its best efforts (i) to take, and to cause their respective subsidiaries (if any, including, without limitation, in the case of USF, Sub) to take, all actions necessary to render accurate as of the Effective Time their respective representations and warranties contained herein, (ii) to refrain, and to cause their respective subsidiaries (if any, including, without limitation, in the case of USF, Sub) to refrain, from taking any action which would render any such representation or warranty inaccurate in any material respect as of such time and (iii) to perform or cause to be satisfied, and to cause their respective subsidiaries (if any, including, without limitation, in the case of USF, Sub) to perform or cause to be satisfied, each covenant or condition to be performed or satisfied by them.

  (b) USF, Sub and DWW each agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and existing agreements or otherwise required to be taken or done by it to consummate the transactions contemplated hereby; provided that DWW and its Subsidiaries shall not incur fees and expenses in excess of $250,000 in the aggregate in order to take any such action or do any such thing without the prior written consent of USF.

  Section 5.15 Notice of Breach, Potential Breach or Adverse Change. Each party shall promptly notify the other of any change, circumstance or event which would cause any of the representations or warranties made by the notifying party pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents the notifying party from complying with any of its obligations hereunder.

  Section 5.16 Employee Matters.

  (a) At the Effective Time, all employees of DWW and its Subsidiaries shall, at USF's option, become employees of USF or its Subsidiaries or remain employees of the Continuing Corporation or its Subsidiaries ("Retained Employees") and, in either case, shall be allowed to participate as of the Effective Time in the medical and dental benefit plans and life and disability insurance plans paid for by USF as employees of USF with a waiver of any waiting period and of any pre-existing condition limitations. To the extent permitted by applicable law and the terms of such plans, the period of service with DWW and the Subsidiaries of all Retained Employees shall be recognized for eligibility purposes under USF Benefit Plans according to established eligibility requirements. In addition, if the Effective Time falls within an annual period of coverage under any group health plan or group dental plan of USF or its Subsidiaries, each Retained Employee shall be given credit for covered expenses paid by that employee under the comparable Benefit Plans, other than Benefit Plans the cost of which are paid entirely by the employee, during the applicable coverage period through the Effective Time towards the satisfaction of any deductible limitation and out-of-pocket maximum that may apply under the group health plan or group dental plan of USF and its Subsidiaries excluding any and all plan co-payments.

  (b) At the Effective Time, DWW shall pay the lump sum value of R. Doyle White's Supplemental Retirement Plan with DWW in accordance with the terms thereof and in accordance with Section 3(b)(iii) of the Employment Agreement between USF, DWW and R. Doyle White.

  Section 5.17 Indemnification.

  (a) USF shall cause the Continuing Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of DWW and its Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia law and DWW's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by USF or the Continuing Corporation is required to effectuate any indemnification, USF or the Continuing Corporation, as appropriate, shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between USF or the Continuing Corporation, as appropriate, and the Indemnified Party.

  (b) USF shall use its reasonable efforts (and DWW shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of two years after the Effective Time DWW's existing directors' and officers' liability insurance policy (provided that USF may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of DWW given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) and covering persons who are currently covered by such insurance; provided, that USF shall not be obligated to make premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to DWW's directors and officers, 200% of the annual premium payments on DWW's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, USF shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

  (c) If USF or the Continuing Corporation or any of their respective successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of their respective assets to any person, then and in each case proper provision shall be made so that the successors and assigns of USF or the Continuing Corporation, as appropriate, shall assume the obligations set forth in this Section 5.17.

  (d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs and representatives.

                                  ARTICLE VI

                             CONDITIONS TO MERGER

  Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by a majority of all the votes entitled to be cast by all shares of DWW Common Stock entitled to vote thereon, and no right of dissent shall be applicable in connection therewith.

    (b) HSR Act. The pre-merger filing and waiting period requirements applicable to the Merger under the HSR Act shall have expired or shall have been terminated.

    (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting USF's conduct or operation of the business of DWW after the Merger shall have been issued, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

    (e) NYSE. The shares of USF Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange.

  Section 6.02 Additional Conditions to Obligations of USF and Sub. The obligations of USF and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by USF and Sub:

    (a) Representations and Warranties. The representations and warranties of DWW set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and USF shall have received a certificate signed on behalf of DWW by the President and Chief Executive Officer and by the Secretary-Treasurer of DWW to such effect.

    (b) Performance of Obligations of DWW. DWW shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and USF shall have received a certificate signed on behalf of DWW by the President and Chief Executive Officer and by the Secretary-Treasurer of DWW to such effect.

    (c) Required Authorizations. All Required Authorizations shall have been obtained.

    (d) Tax Opinion. USF shall have received a written opinion from Kirkpatrick & Lockhart LLP, counsel to USF, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon representations and certificates of USF, Sub and DWW.

    (e) Letter of Accountants. USF shall have received a letter of Price Waterhouse LLP, DWW's independent auditors, dated the Closing Date, updating the letter referred to in Section 5.03.

    (f) Opinion of Counsel to DWW. USF shall have been furnished opinions of Alston & Bird and Alexander & Vann, counsel to DWW, dated the date of the Effective Time, in form mutually satisfactory to the parties.

    (g) Pooling Letter. USF shall have received letters from KPMG Peat Marwick LLP and Price Waterhouse LLP, dated the date of the Proxy Statement, which letters shall be confirmed in writing at the Effective Time, each stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

    (h) Affiliate Agreements. USF shall have received from each of DWW's Rule 145 Affiliates an executed copy of an Affiliate Agreement substantially in the form of Exhibit B hereto.

    (i) Common Stock Purchase Rights. All of the Common Stock Purchase Rights outstanding under the Rights Agreement shall have been redeemed immediately prior to the Effective Time.

    (j) Resignation of Directors. USF shall have received letters of resignation, effective immediately following the Effective Time, executed and tendered by each of the existing directors of DWW and each of its Subsidiaries (other than any directors whom USF shall have designated as directors of the Continuing Corporation pursuant to Section 2.02 or as directors of any Subsidiary of DWW), or, to the extent such resignations are not obtained, such other evidence, satisfactory to USF, that such directors shall have been duly and lawfully removed (without cost or other liability to DWW or any of its Subsidiaries other than pursuant to any agreement or other arrangements with such directors existing and in effect as of the date hereof) effective immediately following the Effective Time.

    (k) Outstanding Options.

      (i) The Employees Stock Option Plan Committee and/or the Compensation Committee, as appropriate, of the DWW Board shall have declared, pursuant to Section 7.2 of the Employees Stock Option Plan and the Directors Stock Option Plan, respectively, that all Outstanding Options shall be converted as of the Effective Time into the right to receive shares of USF Common Stock as provided in Section 2.07 of this Agreement, and shall have since the date of this Agreement made no other declarations or taken any other actions regarding the Outstanding Options.

      (ii) The holder of each Outstanding Option shall have acknowledged in writing to USF and the Continuing Corporation that such holder's receipt of shares of USF Common Stock in exchange for any Outstanding Option shall be in full settlement of such Outstanding Option and that such holder understands that each such Outstanding Option shall, as of the Effective Time, represent only the right to receive shares of USF Common Stock in accordance with Section 2.07 of this Agreement and shall otherwise be canceled.

    (l) Employment Agreements. At the Effective Time, each of the employees of DWW or its Subsidiaries named in Schedule 3.07(c) hereto shall have entered into an Employment Agreement with USF in the form set forth in Exhibit D, E, F or G hereto, as appropriate, and each of the Change in Control Employment Agreements in effect immediately prior to the Effective Time between DWW and each of the persons named in Schedule 3.07(c) shall have been terminated.

  Section 6.03 Additional Conditions to Obligations of DWW.

  The obligation of DWW to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by DWW:

    (a) Representations and Warranties. The representations and warranties of USF and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and DWW shall have received a certificate signed on behalf of USF by the Chief Executive Officer and the Chief Financial Officer of USF to such effect.

    (b) Performance Of Obligations of USF and Sub. USF and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and DWW shall have received a certificate signed on behalf of USF by the Chief Executive Officer and the Chief Financial Officer of USF to such effect.

    (c) Tax Opinion. DWW shall have received the opinion of Kirkpatrick & Lockhart LLP, counsel to USF, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon representations and certificates of USF, Sub and DWW.

    (d) Opinion of Counsel to USF. DWW shall have received from Damian C. Georgino, Vice President, General Counsel and Corporate Secretary of USF, an opinion, dated as of the Closing Date in form mutually satisfactory to the parties.

    (e) Fairness Opinion. DWW shall have received from Dillon, Read & Co. Inc. a letter dated the date of the Proxy Statement which provides that the Exchange Ratio is fair to the shareholders of DWW from a financial point of view.

    (f) Employment Agreements. At the Effective Time, USF shall have entered into an Employment Agreement in the form set forth in Exhibit D, E, F or G hereto, as appropriate, with each of the employees of DWW or its Subsidiaries named in Schedule 3.07(c) hereto.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

  Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of DWW, by written notice by the terminating party to the other party under the circumstances set forth below:

    (a) by mutual written consent of USF and DWW; or

    (b) by USF if the Average Market Price of the USF Common Stock is greater than $37.25; or

    (c) by DWW if the Average Market Price of the USF Common Stock is less than $25.25; or

    (d) by either USF or DWW if the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a cause of or has resulted in the failure of the Merger to occur on or before such date); or

    (e) by USF or DWW, if (i) the other party has breached any representation or warranty contained in this Agreement (except where such breach would not have a Material Adverse Effect on the party having made such representation or warranty and its Subsidiaries taken as a whole and would not have a material adverse effect upon the transactions contemplated by this Agreement), or (ii) there has been a breach of a covenant or agreement set forth in this Agreement on the part of the other party, which shall not have been cured within two business days following receipt by the breaching party of written notice of such breach from the other party (other than those set forth in Section 5.01, as to which there shall be no cure period); or

    (f) by either USF or DWW if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (g) by USF or DWW in the event that any condition precedent to the obligations of such party to consummate the transactions contemplated hereby has become impossible of satisfaction, other than as a result of the breach of this Agreement by the party attempting to terminate this Agreement; or

    (h) by either USF or DWW, if, at the Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of DWW in favor of this Agreement and the Merger shall not have been obtained; or

    (i) by USF, if (i) DWW, pursuant to Section 5.01(a) hereof (or otherwise), shall provide non-public information to or engage in negotiations regarding any Acquisition Proposal with any person other than USF or its Affiliates, (ii) the DWW Board shall have withdrawn or modified its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing; (iii) the DWW Board shall have recommended to the shareholders of DWW an Acquisition Transaction other than one made by USF or an Affiliate of USF; or (iv) DWW shall have amended or otherwise altered the provisions of the Rights Agreement other than as provided in Exhibit C.

  Section 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of USF, DWW, Sub or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 7.03 and further except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

  Section 7.03 Fees and Expenses.

  (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that USF and DWW shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

  (b) DWW shall reimburse USF for out-of-pocket expenses incurred by USF relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of USF's counsel, accountants and financial advisors), upon the termination of this Agreement by USF or DWW pursuant Section 7.01(h) or USF pursuant to Section 7.01(i).

  (c) (i) DWW shall pay USF a termination fee of $3,000,000 upon the earliest to occur of the termination of this Agreement (x) by USF or DWW pursuant to
Section 7.01(h), provided that an Acquisition Proposal shall have been announced or otherwise disclosed at or prior to the Shareholders' Meeting, or
(y) by USF pursuant to Section 7.01(i), subsection (ii), (iii) or (iv);

  (ii) DWW shall pay USF a termination fee of $1,500,000 upon the termination of this Agreement pursuant to Section 7.01(i), subsection (i).

  (d) The expenses and fees, if applicable, payable pursuant to Section 7.03(b) and 7.03(c) shall be paid within one business day after the first to occur of any of the events described in Section 7.03(b) or 7.03(c).

  Section 7.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of DWW, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

  Section 7.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other parties hereto and (iii) waive compliance with any of the agreements or conditions contained herein for their benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  Section 8.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 7.02, 7.03, the last sentence of Section 7.04 and Article VIII, and the agreements of the Rule 145 Affiliates delivered pursuant to Section 5.13. The Confidentiality Agreement dated May 14, 1996 between USF and DWW shall survive the execution and delivery of this Agreement.

  Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to USF or Sub, to

          United States Filter Corporation
          40-004 Cook Street
          Palm Desert, CA 92211

          Attention:  Damian C. Georgino, Esq.
                     Vice President, General Counsel
                     and Secretary

          Telephone: (619) 340-0098
          Telecopier:(619) 341-9368

          with a copy to:

          Kirkpatrick & Lockhart LLP
          1500 Oliver Building
          Pittsburgh, PA 15222

          Attention:  Janice C. Hartman, Esq.

          Telephone: (412) 355-6444
          Telecopier:(412) 355-6501

    (b) if to DWW, to

          Davis Water & Waste Industries, Inc.
          1820 Metcalf Avenue
          Thomasville, GA 31792

          Attention:  R. Doyle White

          Telephone: (912) 226-5733
          Telecopier:(912) 225-1632

          with a copy to:

          Alston & Bird
          One Atlantic Center
          1201 West Peachtree Street
          Atlanta, Georgia 30309

          Attention:  M. Hill Jeffries, Esq.

          Telephone: (404) 881-7000

          Telecopier:(404) 881-7777

  Section 8.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 10, 1996.

  Section 8.04 Knowledge. All references in this Agreement or any certificate to knowledge of any person shall mean the knowledge of any officer or officers of such person (but only the officer executing any such certificate, in the case of a certificate) and shall reflect due inquiry by such officer or officers in connection specifically with respect to the statement made to such knowledge.

  Section 8.05 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 8.06 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.07 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

  Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, USF, Sub and DWW have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

Davis Water & Waste Industries, Inc.      United States Filter Corporation

    /s/ R. Doyle White                      /s/ Richard J. Heckmann
By: ___________________________           By: ___________________________
Title: Chairman, President and CEO        Title: Chairman, President and CEO

                                          USF/DWW Acquisition Corporation

                                             /s/ Damian C. Georgino
                                          By: ___________________________
                                          Title: President

                                                                        ANNEX 1

                                  DEFINITIONS

  For purposes of this Agreement (to which this Annex 1 is attached and of which this Annex 1 forms a part), the following terms shall have the meanings set forth below:

  "Acquisition Proposal" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

  "Acquisition Transaction" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

  "Adjusted Exchange Ratio" shall have the meaning assigned thereto in Section 2.01(b) of this Agreement.

  "Adjusted Option Exchange Ratio" shall have the meaning assigned thereto in
Section 2.07(b) of this Agreement.

  "Affiliate" of DWW shall mean any "affiliate" of DWW as defined in Rule 12b-2 under the Exchange Act and, without limiting the generality of the foregoing, shall include any person that beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 5% or more of the DWW Common Stock, but shall not include USF or Sub.

  "Affiliate Agreement" shall have the meaning assigned thereto in Section
5.13 of this Agreement.

  "Agreement" shall mean this Agreement and Plan of Merger.

  "Average Market Price" shall have the meaning assigned thereto in Section 2.01(b) of this Agreement.

  "Benefit Plans" shall have the meaning assigned thereto in Section 3.21(a) of this Agreement.

  "Closing" shall have the meaning assigned thereto in Section 1.03 of this Agreement.

  "Closing Date" shall have the meaning assigned thereto in Section 1.03 of this Agreement.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

  "Constituent Corporations" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Continuing Corporation" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Contracts" shall have the meaning assigned thereto in Section 3.14 of this Agreement.

  "Defined Benefit Plan" shall have the meaning assigned thereto in Section 3.21(f) of this Agreement.

  "Delaware GCL" shall mean the Delaware General Corporation Law, as amended.

  "Directors Stock Option Plan" shall have the meaning assigned thereto in
Section 2.07 of this Agreement.

  "DWW" shall mean Davis Water & Waste Industries, Inc., a Georgia corporation.

  "DWW Balance Sheet" shall have the meaning assigned thereto in Section 3.06(b) of this Agreement.

  "DWW Board" shall have the meaning assigned thereto in Section 3.05(a) of this Agreement.

  "DWW Common Stock" shall have the meaning assigned thereto in the preamble to this Agreement.

  "DWW Group" shall have the meaning assigned thereto in Section 3.21(a) of this Agreement.

  "DWW SEC Reports" shall have the meaning assigned thereto in Section 3.06(a) of this Agreement.

  "Employees Stock Option Plan" shall have the meaning assigned thereto in
Section 2.06 of this Agreement.

  "Effective Time" shall have the meaning assigned thereto in Section 1.02 of this Agreement.

  "Employment Agreements" shall have the meaning assigned thereto in Section 3.19(a) of this Agreement.

  "Environmental Action" shall mean any civil, criminal or administrative action, suit, summons, citation, complaint, claim, demand, judgment, order, Lien, notice of violation, proceeding or hearing, or investigation based upon or related to (i) any Environmental Law, Environmental Approval or Environmental Condition, or (ii) to the presence, manufacture, generation, processing, distribution, use, sale, receipt, storage, disposal, transport, treatment, disposal, handling, Release or threatened Release of any Regulated Material.

  "Environmental Approvals" shall mean collectively all Governmental Approvals required under Environmental Laws.

  "Environmental Condition" shall mean the presence of a Regulated Material (other than a naturally-occurring substance) on, at or in a property (including, but not limited to, the presence in surface water, groundwater, soils or subsurface strata).

  "Environmental Law" shall mean any federal, state, provincial, foreign, or local statute, law, rule, regulation, ordinance, code, or policy having the force of law relating to protection of the environment, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation or disposal of Regulated Materials, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq. ("CERCLA"); the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S)6901, et seq.; the National Environmental Policy Act, 42 U.S.C.
(S)4321; the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. (S)2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)136, et seq.; the Federal Hazardous Material Transportation Law, 49 U.S.C. (S)5101; the Federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. (S)2701, et seq.; the Clean Air Act, 42 U.S.C. (S)7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. (S)651 et seq., and counterpart state and local laws, and regulations adopted thereunder.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall have the meaning assigned thereto in Section 3.21(a) of this Agreement.

  "Exchange Act" shall have the meaning assigned thereto in Section 3.05(c) of this Agreement.

  "Exchange Agent" shall have the meaning assigned thereto in Section 2.02(a) of this Agreement.

  "Exchange Ratio" shall have the meaning assigned thereto in Section 2.01(b) of this Agreement.

  "Georgia BCC" shall mean the Georgia Business Corporation Code, as amended.

  "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of a government with jurisdiction over the matter in question.

  "Governmental Approval" means any permit, license, authorization, consent, approval, waiver, exception, variance, order, or exemption issued by any Governmental Authority.

  "Governmental Filings" means any plans, filings, reports, notifications, or other submissions required to be made to any Governmental Authority.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indebtedness" shall mean, with respect to DWW, at any date, and regardless of whether the indebtedness or obligation was created before, on or after the date hereof (without duplication): (i) all indebtedness for borrowed money, or other obligations or liabilities for borrowed money (including, without limitation, letters of credit) of DWW or any Subsidiary, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, and whether now existing or hereafter created; (ii) all indebtedness for borrowed money secured by any mortgage, lien, pledge, charge or encumbrance upon any property or asset of DWW or any Subsidiary; (iii) all indebtedness, obligations or liabilities of others of the type described in the preceding clauses (i) and (ii) which DWW or any Subsidiary has guaranteed, assumed or is in any other way liable for; and (iv) all amendments, renewals, extensions or refundings of any such indebtedness, obligation or liability.

  "Intellectual Property" shall have the meaning assigned thereto in Section
3.16 of this Agreement.

  "IRS" shall mean the Internal Revenue Service.

  "Liens" shall mean all mortgages, deeds of trust, pledges, liens, leases, security interests, security agreements, conditional sales agreements, notes, easements, restrictions, encroachments and other charges or encumbrances of any kind whatsoever.

  "Material Adverse Effect" shall have the meaning assigned thereto in Section
3.01 of this Agreement.

  "Merger" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Multiemployer Plan" shall have the meaning assigned thereto in Section 3.21(g) of this Agreement.

  "Option Exchange Ratio" shall have the meaning assigned thereto in Section 2.07(a) of this Agreement.

  "Outstanding Options" shall have the meaning assigned thereto in Section 2.07(a) of this Agreement.

  "Predecessor" shall mean (i) a predecessor entity which has been merged with DWW or any Subsidiary of DWW, or (ii) the predecessor owner or operator of any of the property or assets owned or operated by DWW or any Subsidiary of DWW, where DWW or its Subsidiary is liable (whether by reason of the contractual assumption of liabilities, indemnification obligations or by other operation of law) for the actions or inactions of such predecessor.

  "Premises" shall mean real property in which DWW or any Subsidiary at any time has or ever had any interest, including, without limitation, ownership, lease, rental, mortgage and security interests, or on which any of them at any time has or ever had conducted any operations.

  "Proxy Statement" shall have the meaning assigned thereto in Section 3.23 of this Agreement.

  "Qualified Plan" shall have the meaning assigned thereto in Section 3.21(e) of this Agreement.

  "Real Property" shall mean all real property owned by DWW or any Subsidiary, including, without limitation, any property for which DWW or any Subsidiary hold any right to acquire an ownership interest in such real property.

  "Registration Statement" shall have the meaning assigned thereto in Section
3.23 of this Agreement.

  "Regulated Material" means any pollutant, contaminant, hazardous substance, hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, or hazardous waste, that is defined as such and is subject to regulation under any applicable Environmental Law.

  "Release" shall mean the spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposal of any Regulated Material into surface water, groundwater, soil, the land surface or subsurface, or ambient air.

  "Required Authorizations" shall mean, with respect to any person, (i) all Governmental Approvals and (ii) all notices, permits, approvals, consents, qualifications, waivers or other actions of third parties under any lease, note, mortgage, indenture, agreement or other instrument (or, in the case of DWW, under any Contract or Employment Agreement) or under any other third-party franchise, license or permit, other than any such consents, authorizations, approvals, permits, qualifications, waivers, orders, registrations, filings, applications or other actions, the absence of which could not have a Material Adverse Effect with respect to such person.

  "Response Action" shall mean any action taken in the investigation, removal, confinement, remediation or cleanup of a Release or any Environmental Condition. "Response" and "Response Actions" include, without limitation, any action with constitutes a "removal" action or "remedial" action as defined by
Section 101 of CERCLA, 42 U.S.C. (S)9601(23) and (24).

  "Retained Employees" shall have the meaning assigned thereto in Section 5.16(a) of this Agreement.

  "Returns" shall have the meaning assigned thereto in Section 3.09(a) of this Agreement.

  "Rights Agent" shall mean Wachovia Bank of North Carolina, N.A.

  "Rights Agreement" shall mean the Rights Agreement dated as of December 31, 1992 by and between DWW and the Rights Agent.

  "Rule 145" shall have the meaning assigned thereto in Section 5.13 of this Agreement.

  "Rule 145 Affiliate" shall have the meaning assigned thereto in Section 5.13 of this Agreement.

  "SEC" shall have the meaning assigned thereto in Section 3.05(c) of this Agreement.

  "Securities Act" shall have the meaning assigned thereto in Section 2.05 of this Agreement.

  "Shareholders" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Shareholder Agreements" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Shareholders' Meeting" shall have the meaning assigned thereto in Section
3.23 of this Agreement.

  "Sub" shall mean USF/DWW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USF.

  "Subsidiary" shall mean, with respect to any party, any corporation, other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

  "Superior Proposal" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

  "Tax" or, collectively, "Taxes," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  "USF" shall mean United States Filter Corporation, a Delaware corporation.

  "USF Balance Sheet" shall have the meaning assigned thereto in Section 4.04(b) of this Agreement.

  "USF Benefit Plans" shall have the meaning assigned thereto in Section 4.09 of this Agreement.

  "USF Common Stock" shall have the meaning assigned thereto in Section 2.01(b) of this Agreement.

  "USF Multicurrency Revolving Credit Agreement" shall mean the Amended and Restated Multicurrency Revolving Credit Agreement dated as of November 30, 1995 among USF, certain of its Subsidiaries, and the First National Bank of Boston, as Managing Agent, First Interstate Bank of California and ABN Amro Bank N.V., as Co-Agents, and certain other banks and financial institutions listed and named therein.

  "USF SEC Reports" shall have the meaning assigned thereto in Section 4.04(a) of this Agreement.

                                                                   ANNEX B

                           Dillon, Read & Co., Inc.
                              535 Madison Avenue
                         New York, New York 10022



July 22, 1996




The Board of Directors
Davis Water & Waste Industries, Inc.
1820 Metcalf Avenue
Thomasville, GA 31799-1419


Dear Sirs:


You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Shareholders") of shares of common stock, par value $0.01 per share ("Davis Common Stock"), of Davis Water & Waste Industries, Inc. ("Davis") of the consideration to be received by the Shareholders pursuant to the Agreement and Plan of Merger, dated as of May 17, 1996 (the "Merger Agreement"), by and among United States Filter Corporation ("U.S. Filter") and Davis, pursuant to which Davis will be merged with and into U. S. Filter (the "Merger") and Davis will become a wholly owned subsidiary of U. S. Filter.

In the event the Merger is consummated, each issued and outstanding share of Davis Common Stock, other than shares of Davis Common Stock to be cancelled pursuant to the Merger Agreement, shall be converted into 1.3995 (the "Exchange Ratio") shares of U. S. Filter Common Stock, par value $0.01 ("U. S. Filter Shares"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of Davis in connection with the Merger and will receive a fee upon the consummation thereof. In the ordinary course of business, we have traded securities of Davis and U. S. Filter for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion we have reviewed, among other things, the Merger Agreement and certain business and financial information relating to Davis, including certain financial projections, estimates and analyses provided to us by Davis, and have reviewed and discussed the businesses and prospects of Davis and its subsidiaries with representatives of Davis' management. We have considered certain financial and stock market data of Davis and have compared that information to similar data for other publicly held companies in businesses considered to be generally comparable to that of Davis.

We have also reviewed certain publicly available business and financial information relating to U. S. Filter, including certain information concerning the estimates of the future operating and financial performance prepared by industry experts unaffiliated with U. S. Filter, and have had discussions with certain representatives of management of U. S. Filter. We have considered certain financial and stock market data of U. S. Filter and have compared that information to similar data for publicly held companies in businesses considered to be generally comparable to that of U. S. Filter.

In arriving at our opinion, we have also considered the financial terms of certain other mergers and acquisitions which we believe to be generally comparable to the Merger and have considered such other information, financial studies and analyses, and financial, economic and market criteria as we deemed relevant and appropriate.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Davis or U. S. Filter or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal that has not been publicly disclosed. With respect to the financial projections, estimates and analyses provided to us by Davis, we have assumed, with your permission, that all such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Davis as to future financial performance and was based upon the historical performance of Davis and certain estimates and assumptions which were reasonable at the time made. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

In rendering this opinion, we are not rendering any opinion as to the value of
U. S. Filter or making any recommendation to the Shareholders in respect of the advisability of disposing of or retaining U. S. FIlter Shares received pursuant to the Merger. In addition, we are not making any recommendation regarding whether or not it is advisable for Shareholders to vote in favor of the Merger.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the consideration to be received by the Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Shareholders.

Very truly yours,

DILLON, READ & CO. INC.

                                                                        ANNEX C
                             SHAREHOLDER AGREEMENT

  THIS SHAREHOLDER AGREEMENT, dated as of June 10, 1996, by and between UNITED STATES FILTER CORPORATION, a Delaware corporation ("USF"), and the shareholder listed on the signature page hereof (the "Shareholder");

                                  WITNESSETH:

  WHEREAS, the Shareholder, as of the date hereof, is the owner of the number of shares of Common Stock, par value $.01 per share (the "Common Stock"), of DAVIS WATER & WASTE INDUSTRIES, INC., a Georgia corporation (the "Company"), set forth below the name of the Shareholder on the signature page hereof (the "Shares");

  WHEREAS, in reliance upon the execution and delivery of this Agreement, USF and a wholly owned subsidiary of USF ("Sub") will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with the Company which provides, among other things, that upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of USF (the "Merger"); and

  WHEREAS, to induce USF to enter into the Merger Agreement and to incur the obligations set forth therein, the Shareholder is entering into this Agreement pursuant to which the Shareholder agrees to vote in favor of the Merger and certain other matters as set forth herein, and to make certain agreements with respect to the Shares upon the terms and conditions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

  1. Voting of Shares; Proxy. (a) The Shareholder agrees that until the earlier of the Effective Time (as defined in the Merger Agreement) and the date on which the Merger Agreement is terminated in accordance with Article VII thereof (the earliest thereof being hereinafter referred to as the "Expiration Date"), the Shareholder shall vote all Shares owned by the Shareholder at any meeting of the Company's shareholders (whether annual or special and whether or not an adjourned meeting), or, if applicable, take action by written consent (i) for adoption and approval of the Merger Agreement and in favor of the Merger and any other transaction contemplated by the Merger Agreement as such Merger Agreement may be modified or amended from time to time and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Transaction (as defined in the Merger Agreement) other than the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
(b) At the request of USF, the Shareholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by the Shareholder of his duties under this Agreement, shall promptly execute, in accordance with the provisions of Section 722 of the Georgia Business Corporation Code, and deliver to USF, an irrevocable proxy, substantially in the form of Annex A hereto, and irrevocably appoint USF or its designees, with full power of substitution, his attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Shares owned by the Shareholder in respect of any of the matters set forth in, and in accordance with the provisions of, clauses (i) and (ii) above of Section 1(a). The Shareholder acknowledges that the proxy executed and delivered by him shall be coupled with an interest, shall constitute, among other things, an inducement for USF to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the Shareholder. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Expiration Date.

  2. Covenants of the Shareholder. The Shareholder covenants and agrees for the benefit of USF that, until the Expiration Date, he will:

    (a) not sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of the Shares owned by him or any interest therein;

    (b) other than as expressly contemplated by this Agreement, not grant any powers of attorney or proxies or consents in respect of any of the Shares owned by him, deposit any of the Shares owned by him into a voting trust, enter into a voting agreement with respect to any of the Shares owned by him or otherwise restrict the ability of the holder of any of the Shares owned by him freely to exercise all voting rights with respect thereto;

    (c) not, and he shall direct and use his best efforts to cause his agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Shareholder shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his agents and representatives of the obligations undertaken in this Section 2(c). The Shareholder shall notify USF immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him;

    (d) not take any action whatsoever that, based on advice from USF's or the Company's independent auditors, would or could prevent the Merger from qualifying for "pooling of interests" accounting treatment; and

    (e) use his best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, to enter into an affiliate's letter agreement substantially in the form of Appendix B to the Merger Agreement.

  3. Covenants of USF. USF covenants and agrees for the benefit of the Shareholder that (a) immediately upon execution of this Agreement, USF shall enter into the Merger Agreement, and (b) until the Expiration Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 3 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict USF's right or ability to exercise any of its rights under the Merger Agreement.

  4. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to USF that: (a) the execution, delivery and performance by the Shareholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which the Shareholder is bound; (b) this Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms; (c) the Shareholder is the sole owner of the Shares and the Shares represent all shares of Common Stock owned by the Shareholder at the date hereof, and the Shareholder does not have any right to acquire, nor is he the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company (other than shares subject to options granted by the Company); (d) the Shareholder has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder, subject only to any interest which the spouse of the Shareholder may have in the Shares owned by the Shareholder, such spouse having executed a Shareholder Agreement in his or her own right; and (e) the Shareholder owns the Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, voting trusts and voting agreements of any nature whatsoever other than as provided by this Agreement. The representations and warranties contained herein shall be made as of the date hereof and as of each day from the date hereof through and including the Effective Time (as defined in the Merger Agreement).

  5. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger (other than the Merger), recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares or (b) that the Shareholder shall become the beneficial owner of any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents held by the Shareholder immediately following the effectiveness of the events described in clause (a) or the Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder.

  6. Legend. Concurrently with the execution of this Agreement, the Shareholder is surrendering to the Company the certificates representing the Shares, and is hereby requesting that the following legend be placed on the certificates representing such Shares and shall request that such legend remain thereon until the Expiration Date:

  "The shares of capital stock represented by this certificate are subject to
  a Shareholder Agreement, dated as of June 10, 1996, between        and
  United States Filter Corporation, which, among other things, restricts the sale or transfer of such shares except in accordance therewith and contains certain voting restrictions to which such shares are subject."

In the event that the Shareholder shall become the beneficial owner of any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in
Section 1, the Shareholder shall, upon acquiring such beneficial ownership, surrender to the Company the certificates representing such shares or securities and request that the foregoing legend be placed on such certificates and remain thereon until the Expiration Date. In the event that USF requests that an irrevocable proxy be executed and delivered by the Shareholder to it pursuant to Section 1, the Shareholder shall promptly surrender to the Company the certificates representing the Shares covered by such proxy and cause the foregoing legend to be revised to replace at the end of such legend the words "and contains certain voting restrictions to which such shares are subject" with the following:

  ", and such shares are also subject to an irrevocable proxy provided under
  Section 722 of the Georgia Business Corporation Code"

The Shareholder shall provide USF with satisfactory evidence of his compliance with this Section 6 on or prior to the date five business days after the execution hereof or of the request relating to the Shareholder's proxy, as the case may be.

  7. Director's Fiduciary Duties. Notwithstanding anything to the contrary contained herein, no provision hereof shall affect in any way the performance of the Shareholder's duties, including fiduciary duties, as a director of the Company.

  8. Specific Performance. The Shareholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, USF would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by him of the provisions of this Agreement. Accordingly, the Shareholder and USF each agree that the obligations of the parties hereunder shall be specifically enforceable and neither party shall take any action to impede the other from seeking to enforce such right of specific performance.

  9. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by telecopy or telefacsimile, by telegram, by next-day courier service, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the Shareholder at the address listed on the signature page hereof, and to USF at 40-004 Cook Street, Palm Desert, California 92211, Attention: Damian C. Georgino, Vice President, General Counsel and Secretary, telecopy number (619) 341-9368, or to such other address or telecopy number as any party may have furnished to the other in writing in accordance herewith.

  10. Binding Effect; Survival. Upon execution and delivery of this Agreement by USF, this Agreement shall become effective as to the Shareholder at the time the Shareholder executes and delivers this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

  11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made and to be performed entirely within such State.

  12. Counterparts. This Agreement may be executed in two counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.

  13. Effect of Headings. The section headings herein are for convenience of reference only and shall not affect the construction hereof.

  14. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Shareholder will provide USF with all documents which may reasonably be requested by USF and will take reasonable steps to enable USF to obtain all rights and benefits provided it hereunder.

  15. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by USF and the Shareholder, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                          UNITED STATES FILTER CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

SHAREHOLDER

Name: _______________________________

Address:

_____________________________________

_____________________________________

Number of Shares:

_____________________________________

                                    ANNEX A

                                [FORM OF PROXY]

                               IRREVOCABLE PROXY

  In order to secure the performance of the duties of the undersigned pursuant to the Shareholder Agreement, dated as of June 10, 1996 (the "Shareholder Agreement"), between the undersigned and United States Filter Corporation, a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Richard J. Heckmann, Damian C. Georgino and Kevin L. Spence, and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, in respect of any of the matters set forth in clauses (i) and (ii) of Section 1(a) of the Shareholder Agreement, to vote or, if applicable, to give written consent, in accordance with the provisions of said Section 1(a) and otherwise act (consistent with the terms of the Shareholder Agreement) with respect to all shares of Common Stock, par value $.01 per share (the "Shares"), of Davis Water & Waste Industries, Inc., a Georgia corporation (the "Company"), whether now owned or hereafter acquired, which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate on July 10, 1997. This Proxy has been executed in accordance with
Section 722 of the Georgia Business Corporation Code.

Dated:_________________________________________________________________________

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation and the By-laws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of the Company.

  Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

  If such a proceeding is brought by or in the right of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

  Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

  The Company maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following exhibits are filed as part of this registration statement:

EXHIBIT
NUMBER                                      DESCRIPTION
- -------  ---------------------------------------------------------------------------------
  2.01   Agreement and Plan of Merger dated as of June 10, 1996 among United States Filter
         Corporation, USF/DWW Acquisition Corporation and Davis Water & Waste Industries,
         Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 10, 1996
         (File No. 1-10728))
  2.02   First Amendment to Agreement and Plan of Merger dated as of July 10, 1996 among
         United States Filter Corporation, USF/DWW Acquisition Corporation and Davis Water
         & Waste Industries, Inc.
  2.03   Shareholder Agreement dated as of June 10, 1996 between United States Filter
         Corporation and each of Jasper C. Davis III, Marthalene Davis, R.R. Davis, Ann R.
         Davis, H. Forbes Davis, and R. Doyle White (incorporated by reference to Exhibit
         2.2 to Form 8-K dated June 10, 1996 (File No. 1-10728))
  3.01   Restated Certificate of Incorporation of United States Filter Corporation, as
         amended (incorporated by reference to Exhibit 3.0 to Form 10-K dated March 31,
         1996 (File No. 1-10728))
  3.02   Restated Bylaws of United States Filter Corporation (incorporated by reference to
         Exhibit 3.1 to Form 10-K dated March 31, 1996 (File No. 1-10728))
  5.01   Opinion of Damian C. Georgino as to the legality of the securities being registered
  8.01   Form of opinion of Kirkpatrick & Lockhart LLP as to certain tax matters

EXHIBIT
NUMBER                                      DESCRIPTION
- -------  ---------------------------------------------------------------------------------
 21.01   Schedule of Subsidiaries (incorporated by reference to Exhibit 21.0 to Form 10-K dated March 31, 1996 (File No. 1-10728))
 23.01   Consent of Damian C. Georgino (included in Exhibit 5.01)
 23.02   Consent of KPMG Peat Marwick LLP
 23.03   Consent of Price Waterhouse LLP
 23.04   Consent of Ernst & Young LLP
 23.05   Consent of Dillon, Read & Co., Inc.
 24.01   Powers of Attorney (included on signature page of this registration statement)
 99.01   Form of Proxy to be distributed to the shareholders of Davis Water & Waste
         Industries, Inc.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on July 15, 1996.

                                          UNITED STATES FILTER CORPORATION

                                          By:   /s/ Richard J. Heckmann
                                             ----------------------------------
                                              Richard J. Heckmann Chairman of
                                              the Board, President and Chief
                                              Executive Officer

  Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Kevin L. Spence and Damian C. Georgino, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                       CAPACITY                      DATE

/s/ Richard J. Heckmann      Chairman of the Board,              July 15, 1996
- -------------------------    President and Chief Executive
Richard J. Heckmann          Officer (Principal Executive
                             Officer) and a Director


/s/ Kevin L. Spence          Vice President and Chief            July 15, 1996
- -------------------------    Financial Officer (Principal
Kevin L. Spence              Financial and Accounting Officer)


/s/ Michael J. Reardon       Executive Vice President and a      July 15, 1996
- -------------------------    Director
Michael J. Reardon

/s/ Tim L. Traff             Senior Vice President and a
- -------------------------    Director                            July 15, 1996
Tim L. Traff

/s/ James E. Clark           Director
- -------------------------                                        July 15, 1996
James E. Clark

/s/ John L. Diederich        Director
- -------------------------                                        July 15, 1996
John L. Diederich

/s/ Robert S. Hillas         Director
- -------------------------                                        July 15, 1996
Robert S. Hillas

      SIGNATURE                       CAPACITY                      DATE

/s/ Arthur B. Laffer         Director                            July 15, 1996
- -------------------------
Arthur B. Laffer


/s/ Alfred E. Osborne, Jr.   Director
- -------------------------                                        July 15, 1996
Alfred E. Osborne, Jr.

/s/ J. Danforth Quayle       Director
- -------------------------                                        July 15, 1996
J. Danforth Quayle

/s/ C. Howard Wilkins, Jr.   Director
- -------------------------                                        July 15, 1996
C. Howard Wilkins, Jr.

                                 EXHIBIT INDEX

 EXHIBIT                                                                          SEQUENTIAL PAGE
NUMBER                                  DESCRIPTION                                   NUMBER
- --------  ----------------------------------------------------------------------  ---------------
  2.01    Agreement and Plan of Merger dated as of June 10, 1996 among United
          States Filter Corporation, USF/DWW Acquisition Corporation and Davis
          Water & Waste Industries, Inc. (incorporated by reference to Exhibit
          2.1 to Form 8-K dated June 10, 1996 (File No. 1-10728))
  2.02    First Amendment to Agreement and Plan of Merger dated as of July 10,
          1996 among United States Filter Corporation, USF/DWW Acquisition
          Corporation and Davis Water & Waste Industries, Inc.
  2.03    Shareholder Agreement dated as of June 10, 1996 between United States
          Filter Corporation and each of Jasper C. Davis III, Marthalene Davis,
          R.R. Davis, Ann R. Davis, H. Forbes Davis, and R. Doyle White
          (incorporated by reference to Exhibit 2.2 to Form 8-K dated June 10,
          1996 (File No. 1-10728))
  3.01    Restated Certificate of Incorporation of United States Filter
          Corporation, as amended (incorporated by reference to Exhibit 3.0 to
          Form 10-K dated March 31, 1996 (File No. 1-10728))
  3.02    Restated Bylaws of United States Filter Corporation (incorporated by reference to Exhibit 3.1 to Form 10-K dated March 31, 1996 (File No.
          1-10728))
  5.01    Opinion of Damian C. Georgino as to the legality of the securities being registered
  8.01    Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters
 21.01    Schedule of Subsidiaries (incorporated by reference to Exhibit 21.0 to
          Form 10-K dated March 31, 1996 (File No. 1-10728))
 23.01    Consent of Damian C. Georgino (included in Exhibit 5.01)
 23.02    Consent of KPMG Peat Marwick LLP
 23.03    Consent of Price Waterhouse LLP
 23.04    Consent of Ernst & Young LLP
 23.05    Consent of Dillon, Read & Co., Inc.
 24.01    Powers of Attorney (included on signature page of this registration statement)
 99.01    Form of Proxy to be distributed to the shareholders of Davis Water &
          Waste Industries, Inc.